   As filed with the Securities and Exchange Commission on February 22, 2000
                                                       Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM F-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ----------
                             COMPLETEL EUROPE N.V.
             (Exact name of Registrant as specified in its charter)
                                  ----------
Amsterdam, The Netherlands               4813                   98-0202823
(State or jurisdiction        (Primary Standard Industrial    (I.R.S. Employer
  of incorporation or          Classification Code Number)   Identification No.)
      organization)

                                 Kruisweg 609
                      2132 NA Hoofdorp, The Netherlands
                               (31) 20 666 1701
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ----------
                                 James E. Dovey
                        6300 S. Syracuse Way, Suite 355
                           Englewood, Colorado 80111
                                 (303) 741-4788
                              Fax: (303) 741-4823
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of correspondence to:

    W. Dean Salter, Esq. and                Jonathan A. Schaffzin, Esq.
    Linda K. Wackwitz, Esq.                   Cahill Gordon & Reindel
    Holme Roberts & Owen LLP                      80 Pine Street
    1700 Lincoln, Suite 4100                 New York, New York 10005
     Denver, Colorado 80203                       (212) 701-3000
         (303) 861-7000                         Fax (212) 269-5420
       Fax (303) 866-0200
                                  ----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        Calculation of Registration Fee

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                                                       Proposed        Amount of
             Title of each class of               maximum aggregate   registration
          securities to be registered            offering price(1)(2)     fee
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Ordinary shares NLG    nominal value per
 share.........................................      $400,000,000      $105,600
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(1) Includes (i) shares that the Underwriters may purchase to cover overallotments, if any, and (ii) shares that are to be offered and sold to persons outside the U.S. but that may be resold by persons from time to time in the U.S. during the distribution.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                                  ----------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                                EXPLANATORY NOTE

   The prospectus relating to the ordinary shares to be used in connection with a U.S. and Canadian offering, the U.S. prospectus, is set forth following this page. The prospectus to be used in connection with a concurrent international offering, the international prospectus, will consist of the alternate pages set forth following the U.S. prospectus and the balance of the pages included in the U.S. prospectus for which no alternate is provided. The U.S. prospectus and the international prospectus are identical except that they contain different front and back cover pages and a different "Underwriting" section.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell these securities or our soliciting an offer to buy these        +
+securities in any jurisdiction where the offer or sale is not permitted.      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED         , 2000

PRELIMINARY PROSPECTUS

                                   Ordinary Shares
                             CompleTel Europe N.V.                        [Logo]
                            $    per ordinary share
                          (Euro)    per ordinary share

  We are offering     ordinary shares in this offering. The ordinary shares
will be offered in U.S. dollars in the U.S. and Canada and the ordinary shares will be offered in euros outside the U.S. and Canada. Of the ordinary shares
that we are offering,     are being offered in the U.S. and Canada and     are
being offered outside the U.S. and Canada.

  This is our initial public offering. We will apply to have the ordinary shares approved for quotation on the Nasdaq National Market under the symbol "CLTL" and we will apply to have the ordinary shares approved for listing on
the Premier Marche of the ParisBourseSBF S.A. under the symbol "   ".

  Investing in the ordinary shares involves a high degree of risk. See "Risk Factors" beginning on page .

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                            Per Ordinary Share
                         Per Ordinary Share (outside the U.S.             Total
                         (U.S. and Canada)     and Canada)     (assuming  $1.00 = (Euro)  )
                         ------------------ ------------------ ----------------------------
Public offering price...        $               (Euro)                  (Euro)
Underwriting discount...        $               (Euro)                  (Euro)
Proceeds to CompleTel
 (before expenses)......        $               (Euro)                  (Euro)

  We have granted the U.S. and international underwriters a 30-day option to
purchase from us up to an aggregate of     additional ordinary shares to cover
overallotments, if any.

  The underwriters are offering ordinary shares subject to various conditions. The underwriters expect to deliver the ordinary shares to purchasers on or
about       , 2000.

                                   --------

                   Joint Global Coordinators and Bookrunners
Salomon Smith Barney                                        Goldman, Sachs & Co.

                                Co-Lead Managers
Paribas Corporation                                          Merrill Lynch & Co.

       , 2000

                      [DESCRIPTION OF ANY PHOTOS, ARTWORK]

                               Table of Contents

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                                                            Page
                                                                            ----
Table of Contents..........................................................   i
Prospectus Summary.........................................................   1
Risk Factors...............................................................   7
Use of Proceeds............................................................  16
Dividend Policy............................................................  16
Capitalization.............................................................  17
Exchange Rate Data.........................................................  18
Dilution...................................................................  19
Selected Consolidated Financial Data.......................................  20
Other Financial Data.......................................................  21
Unaudited Pro Forma Financial Information..................................  22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations................................................  24
Business...................................................................  33
Management.................................................................  57
Principal Shareholders.....................................................  67
Related Party Transactions.................................................  69
Description of Capital Stock ..............................................  70
Description of Material Indebtedness.......................................  74
Shares Eligible for Future Sale............................................  78
Taxation...................................................................  79
Underwriting...............................................................  87
Service of Process and Enforceability of Civil Liberties...................  90
Legal Matters..............................................................  90
Experts....................................................................  90
Where You Can Find More Information........................................  91
Shares Certificates and Transfer...........................................  91
Market Information.........................................................  93
Glossary of Terms..........................................................  94
Index to Financial Statements.............................................. F-1

                                ---------------

    Until and including        , 2000, all dealers that buy, sell or trade
these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary contains basic information about us and this offering. This summary may not include all of the information that may be important to you. You should read the entire prospectus, including the "Risk Factors" section and our audited and unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus before making an investment decision. Unless otherwise specified, financial and other information contained in this prospectus does not give effect to the exercise of the underwriters'
overallotment option and share amounts give effect to the   -for-    stock
split that we intend to effect prior to the consummation of this offering. Unless otherwise specified, euro amounts are converted to dollars at a rate of
$      per (Euro)  , the euro noon buying rate in New York on February  , 2000.
Technical terms used in our business are explained in the Glossary included in this prospectus. Unless otherwise noted, all references in this prospectus to shares mean our ordinary shares, and the terms "we", "our", and "us", refer to CompleTel Europe, N.V. and our subsidiaries, and CompleTel Europe refers to CompleTel Europe N.V. only.

Facilities-based competitive local access provider

   We are a rapidly growing facilities-based competitive local exchange carrier ("CLEC") operating primarily in France and Germany. We serve both the retail business and wholesale segments of the telecommunications market, targeting business end-users, other telecommunications carriers and Internet-related providers. We offer a wide range of integrated, enhanced voice, data and Internet services to our directly connected on-net customers, including local and long-distance voice services, dedicated high-capacity and Internet-related access and applications services.

   We construct and operate our own state-of-the-art fiber optic metropolitan area networks, built around our targeted customer segments, which we identify using extensive market analyses. We believe that the rapid increase in demand for broadband data telecommunications services and an absence of alternative local access providers have left our targeted customers largely underserved and provide us with significant opportunities to grow our business. Further, we believe that our on-net strategy, in contrast with a re-sale strategy, enables us to deliver a higher level of quality, provide a broader range of services to our customers, achieve higher revenue per customer, maximize our customer loyalty and reduce interconnection costs.

   We are currently implementing our business plan to deploy and operate our metropolitan area networks in 11 cities, seven in France and four in Germany, and provide our Internet-related services in these cities and the United Kingdom. We plan to use the proceeds from this offering to expand the deployment of our networks in our existing markets, to develop metropolitan area networks in an additional six cities, three in France and three in Germany, and to accelerate the deployment of our Internet-related services. As of January 24, 2000, we had deployed over 400 route kilometers of local networks, and we had launched service in seven major cities, Paris, Lyon, Marseille and Lille in France, and Essen, Munich and Nuremberg in Germany. During the first half of 2000, we expect to become operational in four additional cities, Toulouse, Nice and Grenoble in France, and Berlin in Germany. As of January 24, 2000, we had 200 orders, for 101,735 line equivalents of capacity, of which 76 orders were installed, with the remainder pending installation.

Strategy

   Our vision is to become a leading alternative broadband provider of voice, high-speed data and Internet protocol-based services in targeted local markets across Europe. In order to achieve our vision, we are executing the following strategy:

   Target attractive and addressable telecommunications markets. We are currently focusing on the telecommunications markets in France and Germany. These countries constitute the two largest telecommunications markets in continental Europe. In 1998, France and Germany had telecommunications revenues of approximately $24.7 billion and $36.2 billion, according to Tarifica, an independent telecommunications consulting group. We believe that to date, limited competition exists for the provision of local access services in France and Germany. As a result of the liberalization of the telecommunications market, both countries also have favorable regulatory environments for investing in local access systems. We also expect that the demand for high-capacity local access services will increase significantly, driven by increasing Internet usage. According to a 1999 report prepared by Ovum, an independent research group, Internet access revenues in France and Germany are expected to increase at annual rates of 33.1% and 32.9%, respectively, between 1999 and 2003, rising from $360 million and $780 million to $1,130 million and $2,430 million during this period, respectively.

   Deploy on-net customer-driven network. We design, deploy and operate our own fiber optic metropolitan area networks in each of the markets we serve. Our metropolitan area networks are highly reliable, scalable, Internet protocol compliant backbones with a minimum of 144 fibers. We believe that owning and operating our networks will enable us to be a low-cost provider of telecommunications services and control the quality and range of services provided to our customers. We also have implemented integrated, scalable customer care systems and constructed a European operations center to provide instant on-line access to our network, customer and technical support service 24 hours per day, 7 days a week. We outsource our network assembly operations to minimize execution time while maximizing our use of capital by partnering with companies with proven track-records, such as Nortel and Siemens. These alliances provide us with equipment, services and personnel to design, build and service our networks.

   We design our networks initially in areas with a high density of potential customers and limited infrastructure competition, such as the central business districts of medium-sized cities and the underserved business centers of major cities. We perform extensive statistical and market analyses to identify high revenue potential customers and to confirm the limited presence of alternative local providers. We believe that our geomarketing planning allows us to maximize the return on local infrastructure assets, by optimizing routes of our networks while minimizing our deployment costs. We plan to expand incrementally our customer segments to lower density areas and to smaller customers, with additional access technologies such as point-to-multipoint wireless broadband and digital subscriber line services.

   Offer high-capacity telecommunications services. We provide our directly connected customers local access services over our own networks and bundled resold long-distance services through the networks of other carriers. While the growth rate for traditional voice services is lower than the growth in Internet services, the switched voice market is the largest telecom segment. In addition to traditional voice services, we also provide a variety of high-speed private line services, both to business end-users and to the growing carrier market.

   Implement an integrated Internet strategy. Through our Internet division, operating under the name .COMpletel, we are focused on providing a suite of Internet-related services, including dedicated high-capacity access, co-location and website hosting. Increasing demand for basic Internet services presents opportunities to market .COMpletel services, such as operating system and management support, as well as application service provisioning. We plan to rapidly expand our Internet data centers by modifying our existing switch centers at incremental cost. We believe our ability to provide Internet data services packaged with our metropolitan area networks differentiates us from competing Internet service providers.

   Pursue underserved and growing customer segments. We serve three high-growth customer segments: business end-users, Internet-related providers and other telecommunications carriers. We believe that business end-users, especially small- and medium-sized enterprises and government entities are attractive segments because they are underserved by the incumbent public operators, have a high proportion of local calling and they are unlikely to experience significant price competition compared to multinational customers. The carrier segment is also growing, as international and national carriers have significant needs for high-capacity, dedicated local access. Finally, we believe Internet-related providers have significant high-capacity access and value-added application requirements. Corporate Internet spending in France and Germany is expected to grow from $1.2 billion and $2.3 billion in 1998 to $7.2 billion and $12.9 billion in 2003, respectively, according to IDC, an independent research group.

   Build experienced and local management team. We have assembled a strong management team that we believe has the necessary management and telecommunications experience for us to achieve our goals. Our senior management collectively has over 100 years of telecommunications industry experience, which we combine with experienced regional management teams familiar with the local communities and businesses that we serve. In each of our national markets, we have hired local management teams with broad telecommunications industry experience from companies such as COLT, Cegetel, Alcatel, VIAG Interkom, Siemens AG, France Telecom and Deutsche Telekom. All of our employees participate in equity ownership plans.

   Leverage experienced telecommunications industry investors. We benefit from the extensive telecommunications industry experience of our major equity investors, which include: funds sponsored by Madison Dearborn Partners, a Chicago-based private equity firm experienced with investments in other telecommunications providers, including Focal Communications Corporation, Nextel Communication, Inc. and Allegiance Telecom, Inc., among others;
LPL Investment Group; and Meritage Investment Partners. Two of our directors, James C. Allen and Royce Holland, provide us with significant additional competitive local exchange carrier experience. Mr. Allen was a co-founder and the former chief executive officer of Brooks Fiber Properties and serves as a director of several other telecommunications companies, including MCI WorldCom. Mr. Holland was a co-founder of both MFS Communications and Allegiance Telecom, Inc. and continues to serve as a director and CEO of Allegiance.

   Exploit our first-mover advantage. Before other alternative providers consider entering our selected markets, we plan to continue to recruit and retain experienced personnel, grow and develop our customer base, secure critical rights-of-way and promote our name recognition.

Office addresses

   Our principal executive office is located at Kruisweg 609, 2132 NA Hoofdorp, The Netherlands, telephone number (31)-20-666-1701. Our affiliate, CableTel Management Inc., has an office in the U.S. located at 6300 S. Syracuse Way, Suite 355, Englewood, Colorado 80111, telephone number (303) 741-4788.

                                  The Offering

The Global Offering.........  The global offering consists of the U.S. offering and the international offering, each of which is described below. Following the global offering, a
                              total of     shares will be issued and
                              outstanding.

The U.S. Offering...........  An offering in the U.S. and Canada of     shares.

International Offering......  An offering outside the U.S. and Canada of shares.

Offering Price..............  $    per share in the U.S. and Canada offering
                              and (Euro)    per share in the international
                              offering.

Use of Proceeds from the
 Global Offering............  We expect to use approximately $    or (Euro)
                              of the net proceeds from this offering to:

                                 . fund the further deployment of our networks
                                   in our existing markets;

                                 . fund the development of our fiber optic
                                   metropolitan area networks in an additional six cities in France and Germany;

                                 . fund the expansion of our Internet-related
                                   services;

                                 . develop complementary local access systems;

                                 . fund net operating losses; and

                                 .  for general corporate purposes.

                              See "Use of Proceeds".

Lock-up Provisions..........  We and each of following persons have agreed not to sell or dispose shares or securities
                              convertible into shares for the following time periods, commencing on the date of this prospectus, without the consent of the joint global coordinators:

                                                              Lock-up Period
                            Persons                             (in days)
                            -------                           --------------
                   CompleTel LLC, CompleTel Holdings LLC,
                    CompleTel (NA) N.V. and CompleTel Europe
                    ..........................................     180
                   Madison Dearborn
                    Partners, LPL Investment
                    Group, Meritage
                    Investment Partners and
                    their affiliates........                       180
                   Members of our
                    Supervisory Board and
                    Board of Management and
                    our significant
                    employees...............                       180

Overallotment Option........  We have granted our U.S. and international underwriters a 30-day option to purchase up to an
                              aggregate of     additional shares solely to
                              cover overallotments, if any.

Shares Outstanding After
 the Global Offering........      shares will be outstanding after the global
                              offering. If the underwriters exercise their
                              overallotment option in full,     shares will be
                              outstanding. In addition,     options to acquire
                                  shares are outstanding.

Listing.....................  We will apply to have the shares approved for quotation on the Nasdaq National Market under the symbol "CLTL" and we will apply to have the shares approved for listing on the Premier Marche of the ParisBourse under the symbol " ". Prior to this offering, there has been no public market for the shares.

Settlement..................  The underwriters expect to deliver the shares quoted on the Nasdaq National Market against payment in U.S. dollars through the Depository Trust Company's book entry facilities and to deliver the shares listed on the Premier Marche of the ParisBourse against payment in euro through the book-entry facilities of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, or Clearstream, formerly Cedelbank, on or about February , 2000.

Security Codes..............  Shares listed on the Nasdaq National Market:

                                 . CUSIP:

                                 . ISIN:

                              Shares quoted on the Premier Marche of the
                               ParisBourse:

                                 . CUSIP:

                                 . ISIN:

              CompleTel Europe N.V. Corporate Organizational Chart

   The following chart shows our corporate structure after giving effect to this offering. In addition, within 30 days following completion of this offering, CompleTel Holdings LLC will be dissolved. After dissolving CompleTel
Holdings LLC, CompleTel LLC, through CompleTel (N.A.) N.V., will hold   % of
our shares and the former holders of class B interests of CompleTel Holdings
LLC will collectively hold   % of our shares. The post-dissolution share
holdings of CompleTel Holdings LLC and the former class B interest holders will reflect their pre-dissolution economic interest in shares held by CompleTel Holdings LLC. We will not issue any new shares in connection with the dissolution of CompleTel Holdings LLC and the related transactions.

                                 [FLOW CHART]

                                  RISK FACTORS

   An investment in our shares involves a high degree of risk. You should consider carefully the following risks, as well as all of the other information in this prospectus, before deciding to buy our shares.

We do not have a meaningful operating history that you can use to evaluate our prospects

   You have limited information on which to base a prediction whether we will be able to achieve our business objectives. We commenced operations in January 1998 and only recently began commercial operation. As of September 30, 1999, we had only $1.4 million of cumulative revenues and most of our networks were still under construction. We have limited historical operating and financial data and we do not believe that our historical results are indicative of our future results of operations.

We have experienced substantial operating losses to date and we do not know if or when our business will become a profitable enterprise

   We have experienced substantial operating losses to date and we expect to continue to experience operating losses and negative earnings for the foreseeable future as we expand our current operations and enter new markets. From the commencement of our operations in January 1998, through September 30, 1999, we have incurred cumulative operating losses of $33.2 million and have cumulative negative adjusted EBITDA of $30.6 million. Our ability to generate positive adjusted EBITDA and operating profits will depend on a number of factors, including, but not limited to:

  . our ability to attract and retain new customers;

  . our ability to attract and retain experienced, qualified personnel;

  . our ability to construct network infrastructure in a timely and efficient manner; and

  . the successful operation of our operational support systems such as billing, provisioning and network management.

   We do not know whether we will be able to successfully address any or all of these factors. Accordingly, we do not know if we will ultimately become a profitable enterprise. Moreover, even if we become profitable in our existing markets, our overall profitability may be negatively impacted as we expand our operations in new markets and fund expenses incurred in those markets.

We will need significant additional capital to expand our business and increase revenue and the failure to secure additional financing could restrict our growth and profitability

   We will need additional capital to fully implement our business plan. Our principal capital expenditure requirements will involve the construction, leasing and maintenance of our telecommunications networks, the purchase, installation and maintenance of network switches and switch electronics, network operations and Internet data center expenditures. We may not be successful in raising sufficient additional capital at all or on terms that we will consider acceptable to develop our business. If we do not receive additional financing, we may be unable to complete our deployment in existing markets, develop metropolitan area networks in additional cities, or accelerate the deployment of Internet-related services as contemplated by our current business plan. As a result, we may have to modify, delay, or abandon some of our planned expansion or expenditures.

   As of September 30, 1999, together with our affiliates, we had raised an aggregate net consideration of $138.4 million from debt and private equity financings. As of September 30, 1999, we had incurred cumulative operating losses of $33.2 million and made cumulative capital expenditures for property and equipment of $56.9 million. In November 1999, we raised $42.1 million from a private equity financing. Based on our current plan, we will satisfy our aggregate capital requirements to fund the deployment of our business plan through December 31, 2001, with the remaining funds we have already raised, funds available to us under our

(Euro)265 million senior secured credit facility, the proceeds from this offering and additional funds that we intend to raise in the future through other sources of debt and/or equity financing. We cannot be certain that we will be successful in obtaining additional financing.

  The actual amount and timing of our future capital requirements may differ materially from our estimates. Among other things, we may need additional financing if we experience:

  . cost overruns;

  . demand for our services that varies from our expectations;

  . adverse regulatory, technological, or competitive developments;

  . adverse changes in interconnection charges;

  . adverse changes in interest or currency exchange rates;

  . changes in engineering design and technology; and

  . unforeseen delays.

   The size and timing of any future acquisitions, the award of additional fixed wireless licenses and wireless local loop licenses, or the launch of new services, such as DSL, will also affect our capital requirements, revenues and costs. These factors may cause actual revenues and costs to vary from our expectations to a material degree, which would affect our future capital requirements. We may also need additional capital if we alter the schedule or the markets in our deployment plan. If we are awarded all 18 of the wireless local loop licenses that we have applied for, we anticipate that we will require approximately $255 million of additional debt and/or equity financing to construct and operate wireless local loop facilities. Although we have identified potential sources for this financing, we anticipate that we may pursue alternative debt and/or equity financing sources.

Our debt and credit agreements impose significant limitations on how we conduct our business and a default under our indenture or credit agreements could significantly impact our ability to operate our business

   Under our existing indenture and senior secured credit facility, we are subject to a number of significant covenants. These covenants limit our ability to, among other things:

  . borrow additional funds;

  . pay dividends and make other distributions;

  . make capital expenditures and other investments;

  . sell assets;

  . consolidate, merge or dispose of all of our assets;

  . enter into transactions resulting in a change of control of our business;
    and

  . use the proceeds from this offering for projects outside of France and Germany.

Our senior credit facility covenants also require us to achieve and maintain specified minimum financial and operating results.

   If we fail to comply with these covenants, we will default under these agreements. A default, if not waived, could result in an acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. We will not be able to borrow under the credit facility unless we satisfy these covenants and other availability tests.

   In addition, to implement all aspects of our business plan, we may need to obtain waivers from our bank or negotiate an amendment to the credit facility with them. We cannot assure you we will be able to obtain the necessary waivers or negotiate an amendment on terms acceptable to us. Our failure to do so may materially impair our business prospects and results of operations. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources" and "Description of Material Indebtedness."

We cannot predict how the competitive environment in our markets will develop in the future

   We are deploying our networks in recently liberalized markets and operating in an evolving and competitive industry. In order to achieve profitability, we must effectively compete against an increasing number of telecommunications providers. We expect to compete with incumbent public telecommunications operators, cable communications companies, wireless communications companies, electric and other utilities with rights of way, railways, microwave carriers, telecommunications resellers and large end-users that have private networks. We also believe that the ongoing liberalization of our markets will attract other facilities-based operators to our markets.

   The telecommunications markets in France and Germany have historically been dominated by France Telecom and Deutsche Telekom. These companies have significant competitive advantages over us including:

  . greater financial resources, market presence and network coverage;

  . brand name recognition and customer loyalty;

  . control over national and international transmission lines; and

  . established relationships with local and national regulatory authorities.

   Other facilities-based operators and resellers in our markets may also have some of the same competitive advantages over us, especially with respect to financial resources, market presence and network coverage.

   We expect to have significant competition from more well-established, well-funded website hosting providers with greater name recognition in the Internet-related services market. We cannot assure you that we will be able to secure sufficient market share and effectively compete in this well-established market.

Our network plan is under development and we may have to reallocate funds

   We continually evaluate our business plan and may decide to change our network deployment if planned construction does not appear to offer optimal uses of our resources. We use a five step deployment process for each MAN, including completing detailed analyses of the demographic, competitive, economic and telecommunications demand characterization of each target city prior to deploying any planned MAN. We then perform a walk-by inspection for proposed routes and seek necessary rights-of-way and construction permission from appropriate municipal authorities. If we decide to reallocate any funds to deploy networks in markets that are not included in our current business plan, we may change deployment in one or more of our existing or planned markets and we may need to obtain additional financing to complete our network deployment. We may find that additional financing is not available at all or is not available on terms we can reasonably accept. Our ability to pursue our business plan and complete the deployment of our network in France and Germany could be adversely affected if we fail to obtain such additional financing.

   Our continuing evaluation of our business and network deployment plans may lead us to change our plans and reallocate funds to accommodate, among other things:

  . evolving competitive and market conditions;

  . changes or inaccuracies in our research or assumptions;

  . unexpected results of operations in our initial target markets;

  . regulatory and technological developments;

  . changes in or discoveries of specific market conditions favoring expedited deployment into other attractive Western European metropolitan markets; or

  . award of wireless local loop licenses or deployment of DSL technologies.

If we do not effectively manage rapid expansion of our business, our financial condition may suffer

   Our business plan calls for rapid expansion and considerable increases in the complexity of our operations. This rapid expansion and increased complexity may strain our management, operational, technical financial and other resources. If we fail to manage our growth effectively, our network deployment plans could be delayed and we could lose customers and revenues. Our ability to manage future growth will depend upon many factors, including our ability to:

  . develop efficient operations support and other back-office systems;

  . monitor operations;

  . control costs;

  . comply with regulatory requirements;

  . maintain effective financial and quality controls; and

  . significantly expand our internal management, information and accounting systems.

Deployment of our networks involves many challenges that could stop or slow our growth

   Impediments to the deployment of our networks could prevent or significantly delay the deployment of one or more of our planned networks. These impediments could also significantly increase our costs for deploying our planned networks. Our success will depend, among other things, upon our ability to:

  . design and deploy network routes and install facilities;

  . lease necessary facilities; and

  . identify correctly and devote the resources necessary for the development of a sufficient customer base.

   Our success will depend on our ability to complete these tasks in a timely manner, at anticipated costs and on acceptable terms and conditions. The successful implementation of our business plan is subject to a variety of risks, including:

  . the availability of capital;

  . attracting and retaining additional skilled, qualified personnel;

  . operating and technical problems;

  . adverse changes in the regulatory environment in our market;

  . obtaining necessary rights-of-way, licenses and permits;

  . delays in the full implementation of the European Union Directives regarding telecommunications liberalization; and

  . increased competition and pricing pressures.

For example, we are likely to encounter difficulties in acquiring additional necessary licenses, rights-of-way and building permits while we deploy our networks and we may face construction delays caused by other factors outside of our control. We may also encounter difficulties presented by the existence of differing technical standards among the countries in which we deploy networks.

We depend on effective billing, customer service and information systems and we may have difficulties in expanding these systems

   We have implemented an integrated management information system to coordinate our key business processes. Our operations and potential for growth depend on sophisticated back-office information and processing systems. We need these systems to monitor costs, bill customers, initiate, implement and track customer orders and achieve operating efficiencies. If these systems are not effective, it could slow down our growth and adversely affect our collection of revenues. We cannot assure you that our systems will operate effectively and seamlessly, or will perform as expected.

We rely on third party equipment and service suppliers and a delay in obtaining or inability to obtain necessary equipment and support services could delay or impair the construction of our networks

   If we cannot obtain the equipment needed for our planned networks and services, or delivery of the equipment is delayed, or the price of the equipment increases, the deployment of our networks could be disrupted or our costs could increase. We depend upon Nortel, Siemens and other third party suppliers to provide switching equipment, wireline and wireless transmission facilities, and billing and other information management and operations support systems, and to design, build and install our networks and provide maintenance and repair services. Establishing a uniform equipment supplier for our transmission system is a key element of our network design and should ensure backup for these core components of our system. Failure by Nortel or Siemens to provide equipment and services necessary for our operations on a timely basis could have a material adverse effect on our network operations, customer relations and results of operations.

If we do not continually adapt to technological change, we could lose customers and market share

   The telecommunications industry is subject to rapid and significant changes in technology, and we rely on outside vendors for the development of and access to new technology. The effect of technological changes on our business cannot be predicted. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. We cannot assure you that we will anticipate the demand for new technology or obtain access to new technology on a timely basis or on satisfactory terms. If we fail to obtain new technology, we could lose customers and market share.

We may not be able to obtain and maintain licenses, permits, rights-of-way and leased capacity to successfully build and operate our business

   We must obtain licenses and permits, as well as rights-of-way or other agreements to use underground conduit, use aerial pole space and building roof access from various parties, including our competitors, governments and private parties in order to build, expand, and operate our local networks. In addition, in some of our target markets, we may need to lease local fiber trunking capacity or wireless transmission systems in order to achieve rapid network deployment and maximize speed to market. If we cannot complete those arrangements on favorable terms in any of our target markets, we may not be able to implement our business plan and planned network buildout of that market on acceptable terms.

Our need to comply with extensive government regulation and licensing requirements could increase our costs and slow our growth

   France, Germany and the United Kingdom, and any new markets across Europe in which we intend to operate subject the telecommunications industry to a significant degree of regulation. We need telecommunications licenses and other equivalent authorizations to operate in each of these countries. Our ability to deploy metropolitan area networks and provide Internet-related services in the additional six cities included in our business plan depends on our ability to obtain additional licenses and other authorizations or permissions. We cannot assure you that we will be able to obtain the required licenses and, if we are unsuccessful, we will need to revise our network deployment strategy.

   We must keep our existing licenses and other authorizations in force in order to continue providing services. Moreover, we must keep our licenses in our existing markets in force or we will be in default under our senior notes indenture and our credit facility, and we risk sanctions from the government authorities that grant our licenses. In most cases, these licenses and other authorizations are of fixed duration, and we must comply with regulations and technical requirements in order to maintain them in force. For example, in France, we must comply with French and European Union regulations and technical standards regarding interconnection, secrecy, neutrality, non-discrimination, security, environmental protection, limitations on ownership, and public service.

   We cannot assure you that we will be successful in obtaining, maintaining, or renewing licenses and other authorizations required for services we provide or plan to provide. In addition, we cannot assure you that the required licenses and other authorizations will be issued or renewed on commercially viable terms.

If we are unable to develop wireless transmissions systems, we may not be able to serve all of our targeted markets or customers or our expenses in doing so may increase; and providing our services through wireless transmission systems presents technological difficulties

   We plan to include point-to-point wireless transmission systems in a portion of our metropolitan area networks. If we are unable to develop our point-to-point wireless transmissions systems, we may not be able to serve targeted markets or customers. To obtain point-to-point wireless frequencies in certain of our selected markets, we must obtain a license or frequency rights from the government. We may not be able to obtain the required licenses.

   Point-to-point wireless transmission systems require a direct line of sight between two antennas constituting a link and are also subject to distance and rain attenuation as well as line of sight limitations. Additionally, our ability to integrate wireless transmission systems in our networks depends upon securing suitable rights to use roofs. If we cannot obtain suitable rights, we may be unable to use a wireless link, which could result in additional expense or prevent us from using wireless to service a particular customer or area.

   In June 1999, we received from ART an experimental point-to-multipoint authorization in Marseille, France. We filed for a permanent license for 18 regions in France on January 31, 2000. As a result, our experimental authorization in Marseilles has been extended through the date that a permanent license is awarded or denied. A decision on this license is expected within approximately six months from January 31, 2000. We have no assurances that we will obtain a license or licenses for all of the frequencies necessary to establish and operate local networks in the geographic areas in which we have applied to operate. Also, we may not be able to raise additional debt and/or equity financing to construct wireless local loop facilities.

Our future growth and success largely depends on our ability to attract, retain and motivate highly skilled, qualified and experienced managerial, sales, marketing, operating, engineering and technical personnel

   The loss of key personnel, or our inability to recruit sufficient qualified personnel could materially adversely affect our business. We are managed by a small number of key executive officers and employees with extensive experience in the telecommunications industry and unique management abilities and technical knowledge. We are securing key person life insurance for three executive officers, but insurance alone will not avoid the impact of the loss of any of those employees. We also believe that our future growth and success largely depends on our ability to attract and retain skilled, qualified and experienced managerial, sales, marketing, operating, engineering and technical personnel. Competition for qualified personnel in the telecommunications industry in Europe is intense. Consequently, we cannot assure you that we will be able to hire or retain necessary personnel in the future.

Year 2000 issues may adversely affect our ability to operate our networks and service our customers and adversely affect our business and results of operations

   We completed the initial conversion to year 2000 without significant problems. However, until well into the year 2000, we will not be certain that all of our computer systems will function adequately as a result of the transition to year 2000. A failure of our customers or vendors, including other telecommunications operators, to cause their software and systems to be year 2000 compliant could adversely effect our ability to operate our networks or bill our customers. Our customers' operations could also be affected in ways that could reduce their usage of our networks or cause them to delay payments or fail to pay us. While we do not currently anticipate that we will experience significant year 2000 conversion failures in the future based on our experience to date, we cannot guarantee that our customers or vendors will not experience year 2000 conversion problems that may have a material adverse effect on our business, financial condition and results of operations.

We have applied for, but not yet received, assurance from the U.S. Securities and Exchange Commission regarding our status under the Investment Company Act; if we are subject to the Investment Company Act, it could adversely affect our financing activities and financial results

   Companies that are, or hold themselves out as being, engaged primarily in the business of investing, reinvesting or trading in securities are subject to regulation under the Investment Company Act of 1940. Similarly, companies that hold more than a certain percentage of their assets in investment securities are subject to the Investment Company Act. We believe that we are actively engaged in the telecommunications business and are not an investment company. However, because we currently have substantial short-term investments pending the deployment of our capital in the pursuit of building our business, we may be considered an investment company and required to register and become subject to regulation under the Investment Company Act. See "Capitalization" and "Use of Proceeds."

   Investment Company Act regulation, for the most part, would be detrimental to our business strategy. To avoid regulation under the Investment Company Act, and related rules adopted by the U.S. Securities and Exchange Commission, we may need to restructure our short-term investments. Currently, we invest in short-term fixed income instruments denominated in euros or other Western European currencies. These investments are designed to preserve principal, maintain liquidity to meet daily cash needs and earn a competitive rate of return. If necessary to avoid Investment Company Act regulation, we would instead be limited to holding a significant amount of cash or U.S. government securities, which have a lesser rate of return than corporate or other non-U.S. government securities. In addition, should we be limited to holding U.S. government securities to avoid Investment Company Act regulation, our exposure to foreign currency exchange rate fluctuations would increase since our revenue and expenses are largely denominated in the local currencies.

   To avoid this result, we have applied to the U.S. Securities and Exchange Commission for special exemptive relief declaring that we are not an investment company for a period of one year from the date of the exemption. We have not yet received this exemption, and it is possible that we will not ultimately receive it.

We might be classified as a passive foreign investment company, resulting in adverse tax consequences to U.S. holders of our shares

   If we were to be considered a passive foreign investment company (PFIC) for U.S. federal income tax purposes in 2000 or in future years, certain US taxpayers that own our shares at any time during a taxable year for which we are a PFIC will be subject to a complex set of rules under the Internal Revenue Code and could be subject to additional taxes upon certain distributions by us or upon a sale or disposition of their shares. We were a PFIC in 1998 and 1999, and there is a possibility that we will be a PFIC in 2000 or in future years. We intend to conduct our investment and business activities in a manner to avoid PFIC status in 2000 and in future years. Whether we are a PFIC is a factual determination that must be made annually, and thus may change. As a result, we cannot assure you that we will not be deemed a PFIC in the future. See "Taxation--U.S. Federal Income Tax--Passive Foreign Investment Company" for a further discussion of the PFIC rules, the qualified electing fund election and the election to mark our shares to market which, if timely and effectively made, will allow U.S. holders of our shares to avoid certain adverse tax consequences of the PFIC rules.

Investors in our shares will incur immediate dilution and may experience further dilution.

   The initial public offering price of our shares will be substantially higher than the pro forma net tangible book value per share of our outstanding shares immediately after the offering. If you purchase our shares in this offering, you will incur an immediate and substantial dilution in the pro forma net tangible book value per share from the price you will have paid for the shares. Also, we have granted options to purchase our shares with exercise prices significantly below the anticipated initial public offering price. To the extent these options are exercised, you will experience further dilution. See "Dilution."

Shares eligible for public sale after this offering could adversely affect our stock price.

   After this offering, we will have     outstanding shares. We will have
shares outstanding if the underwriters exercise their overallotment option in full. Of these shares, the shares sold in this offering will be freely tradable except for any shares purchased by our "affiliates" as defined in Rule 144 under the U.S. Securities Act of 1933, as amended. The currently outstanding shares will not be registered shares and may only be offered for resale in compliance with the registration requirements under the Securities Act or pursuant to an exemption therefrom, and following the expiration of lock-up agreements entered into with the underwriters. We and each of the following persons have agreed not to sell or dispose of shares or securities convertible into shares for the following time periods, commencing on the date of this prospectus, without the consent of the joint global coordinators:

                                                                       Lock-
                                                                     up Period
                                Persons                              (in days)
                                -------                              ---------
   CompleTel LLC, CompleTel Holdings LLC, CompelTel (NA) N.V. and
    CompleTel Europe................................................    180
   Madison Dearborn Partners, LPL Investment Group, Meritage
    Investment Partners and their affiliates........................    180
   Members of our Supervisory Board and Board of Management and our
    significant employees...........................................    180

   Holders of class B interests will be issued an aggregate of      shares
within 30 days following this offering in exchange for membership interests held in our indirect parent, CompleTel Holdings LLC, have not entered into lock-up agreements and may be able to resell some or all of their shares immediately upon issuance. See "Shares Eligible for Future Sale" and "Underwriting."

   As of the date of this prospectus, we had issued outstanding options to purchase 407,337 shares which become exercisable over a period of time. We will also have an additional 853,994 shares available for future issuances under our stock option plan prior to consummation of this offering.

   We cannot predict if future sales of our shares, or the availability of our shares for sale, will materially adversely affect the market price for our shares or our ability to raise additional capital by offering equity securities.

Prior to this offering, there was no public market for our shares, and the price of our shares may be volatile.

   Prior to this offering, there was no public market for our shares. We have applied to the Nasdaq National Market to list the shares for quotation and to the Premier Marche of the ParisBourse to list our shares. We cannot predict, however, the extent to which investor interest in our stock will lead to the development of a trading market in our shares or how liquid that market might become. The initial public offering price for our shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

   Stock markets in the U.S. and Europe recently have experienced significant price and volume fluctuations and the market prices of securities of telecommunications services providers and technology companies, particularly Internet-related companies, have been highly volatile. The market price of our shares could be subject to significant fluctuations due to a variety of factors, including, among other things, actual or anticipated fluctuations in our operating results and financial performance, announcements of technological innovations by our existing or future competitors or changes in financial estimates by securities analysts. Investors may not be able to resell their shares at or above the initial public offering price listed on the front cover page of this prospectus. From time-to-time, following periods of volatility in the market price of a company's securities, securities class action litigation in the U.S. has been instituted against such a company. The institution of any such litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could materially adversely affect our business, results of operations and financial condition.

We do not expect to pay dividends for the foreseeable future, and you will not receive a positive return on an investment in our shares unless the market price for our shares increases.

   If we do not pay dividends on our shares, you will not receive a positive return on your investment unless the market price for our shares increases. We have never declared or paid any cash dividends on our shares. We currently intend to retain any future earnings to finance operations, expand out network, repay outstanding obligations and finance future acquisitions. Therefore, we do not expect to pay any dividends in the foreseeable future. In addition, the terms of our outstanding senior notes and our credit facility each effectively prohibit our ability to pay cash dividends on our capital stock for the foreseeable future.

Our shares will be concentrated among a small group of investors.

   After giving effect to this offering, CompleTel LLC will beneficially own or
control approximately   % of our outstanding ordinary shares on a fully diluted
basis, and Madison Dearborn Partners and LPL Investment Group Inc. will
beneficially own or control approximately   % of the outstanding membership
interests of CompleTel LLC. Consequently, as a practical matter, even after this offering, Madison Dearborn Partners and LPL Investment Group Inc. will be able to control most matters requiring approval by our shareholders, including the election of our Supervisory and Management Boards, management policy and some fundamental corporate actions. See "Principal Shareholders."

Foreign currency exchange rate fluctuations may adversely affect our financial results.

   Our results of operations may be affected by fluctuations in the value of the local currencies in which our operating subsidiaries transact business, principally the French franc and German mark, which have a fixed rate to the euro, relative to the dollar. Changes in foreign currency exchange rates can reduce the value of our assets and revenues and increase our liabilities and costs. Historically, we have not attempted to reduce our exposure to these exchange rate risks by using hedging transactions. We may therefore suffer losses solely as a result of exchange rate fluctuations. Our operating subsidiaries attempt to match costs, revenues, borrowings and repayments in their local currencies. Nonetheless, they have paid for equipment in currencies other than their own and may continue to do so in the future. Some of our operating subsidiaries also have payables and receivables that are denominated in local currencies, which exposes them to risk from foreign currency exchange rate fluctuations. Further, the value of our investment in an operating subsidiary is affected by the exchange rate between the dollar and the local currency of the operating subsidiary. Our functional currency was the U.S. dollar through December 31, 1999. Now that our principal economic environment includes France and Germany, which are both members of the European Union, we have adopted the euro as our functional currency effective January 1, 2000.

                                 ------------

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "expect" and similar expressions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks faced by us described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

   We estimate that we will receive approximately $    million ((Euro)
million) in net proceeds from this offering based upon an assumed initial
public offering price of $    per share, or (Euro)   per share, the mid-point
of the offering range, or $    million ((Euro)    million) if the underwriters
exercise their overallotment option in full, after deducting underwriting discounts and commissions and estimated offering expenses. We expect to use the net proceeds from this offering to:

  . fund the further deployment of our networks in our existing markets;

  . fund the development of our fiber optic metropolitan area networks in an additional six cities in France and Germany;

  . fund the expansion of our Internet-related services;

  . develop complementary local access systems;

  . fund net operating losses; and

  . for general corporate purposes.

   The actual amount of net proceeds we spend on a particular use will depend on many factors including, but not limited to:

  . our future revenue growth;

  . additional financing sources;

  . obtaining any required consents and waivers from our lenders;

  . obtaining additional licenses;

  . our future capital expenditures; and

  . the amount of cash generated by or used in our operations.

   Until we use the net proceeds of this offering as described above, we intend to invest the net proceeds in short-term investment-grade marketable securities and, as required to avoid regulation under the Investment Company Act of 1940, in U.S. government securities.

                                DIVIDEND POLICY

   We have never declared or paid any dividends. For the foreseeable future, we plan to retain our earnings, if any, to reinvest in our business. The terms of some of our existing debt facilities prevent us from paying dividends. Further, Dutch regulations limit our ability to pay dividends from statutory capital equity. See "Description of Capital Stock--Annual accounts and profits distribution."

                                 CAPITALIZATION

   The following table sets forth our cash position and capitalization as of September 30, 1999 (unaudited) on an actual basis and as adjusted to give
effect to the proceeds of this offering at an assumed offering price of     per
share, the mid-point of the offering range, and capital contributions from our parent during the fourth quarter of 1999. This table does not give effect to
the   -for-   split we intend to effect prior to consummation of the offering.
Except as described in this prospectus, there has been no material change to our capitalization since September 30, 1999. This table should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" also included elsewhere in this prospectus.

                                                    As of September 30, 1999
                                                   -----------------------------
                                                     Actual       As Adjusted
                                                   ------------  ---------------
                                                   (in thousands of dollars)
Cash and cash equivalents......................... $     58,880   $
                                                   ============   ============
Long-term debt:
  14% senior discount notes, at accreted value.... $     77,129   $     77,129
                                                   ------------   ------------
Shareholder's equity (deficit):
  Ordinary shares; $.016 (translated from NLG.03)
   nominal value, 105,330,800 shares authorized,
   21,071,429 and     shares issued and
   outstanding, respectively...................... $        337   $
  Additional paid-in capital......................       65,551
  Deferred compensation...........................       (1,142)        (1,142)
  Other cumulative comprehensive loss.............       (1,973)        (1,973)
  Deficit accumulated during the development
   stage..........................................      (37,324)       (37,324)
                                                   ------------   ------------
    Total shareholders' equity (deficit)..........       25,449
                                                   ------------   ------------
    Total capitalization..........................     $102,578   $
                                                   ============   ============

                               EXCHANGE RATE DATA

   In this prospectus, references to "dollars", or "$" are to U.S. currency, references to "euro" or "(Euro)" are to the single currency introduced on January 1, 1999. For the convenience of the reader, this prospectus contains translations of certain euro amounts into dollars which should not be construed as a representation that such euro amounts actually represent such dollar amounts or could be, or could have been, converted into dollars at the rates indicated or at any other rate.

   We currently report all of our historical financial results in dollars as our functional currency. We adopted the euro as our functional currency effective January 1, 2000, as the principal economic environment in which we earn revenue and incur expenses has become significantly tied to euro currency environments, such as France and Germany.

   On January 1, 1999, the euro became the single legal currency of the participating European Union member states, including The Netherlands, France and Germany. The conversion rates of the currencies of the participating member states were irrevocably fixed against the euro effective January 1, 1999. On that date, the French franc, the German mark and the Netherlands guilder ceased to be the legal currency of France, Germany and The Netherlands, respectively. From January 1, 1999 until June 30, 2002, the French franc, the German mark and the Netherlands guilder will be denominations of the euro, and, as such, will be legal tender. The status of the French franc, the German mark and the Netherlands guilder as denominations of the euro will continue until, at the latest, June 30, 2002. On that date (or, if these countries so determine, on some earlier date after January 1, 2002), French francs, German marks and Netherlands guilders will be withdrawn and will cease to be legal tender.

   Euro notes and coins are not expected to be issued before January 1, 2002. Prior to that date, cash payments will continue to be made in the local currencies, as appropriate. From January 1, 2002 until the local currencies are withdrawn and cease to be legal tender, cash payments will be made either by means of euro notes and coins or by way of French francs, German marks and Netherlands guilders as appropriate.

   As of January 1, 1999, any obligation to pay an amount in the local currencies by credit to a local bank account may, at the payer's option, be discharged either in the local currency or in euros. With effect from January 1, 2002, all amounts denominated in French francs, German marks or Netherlands guilders, to be paid other than by way of cash must be paid in euros.

   The following table sets forth, for the periods and dates indicated, certain information concerning the noon buying rate in New York City for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York (the "Euro Noon Buying Rates") for dollars expressed in euro per one dollar as indicated:

                             Year ended     Nine months ended     Year ended
                          December 31, 1998 September 30, 1999 December 31, 1999
                          ----------------- ------------------ -----------------
Exchange Rate:
Period end (1)..........    (Euro) .8466       (Euro) .9396      (Euro) .9930
Average during period
 (2)....................             --               .9304             .9387
High during period (2)..             --               .9863             .9984
Low during period (2)...             --               .8466             .8466

--------
(1) Based on the exchange rate as of January 4, 1999 since the Euro Noon Buying Rate was first quoted on this date.
(2) Exchange rates for the euro were not fixed until December 31, 1998, therefore Euro Noon Buying Rates are not meaningful for these periods.

                                    DILUTION

   Our net tangible book value as of September 30, 1999, was $16.8 million ((Euro)15.8 million) or $0.80 per share ((Euro)0.75 per share). Net tangible book value per share is net tangible book value divided by the number of shares
outstanding. After giving effect to our sale of     shares in this offering, at
an estimated initial public offering price of $    per share ((Euro)    per
share), the mid-point of the offering range, and application of the estimated proceeds therefrom, our net tangible book value as of September 30, 1999, would
have been $    million ((Euro)    million), or $    per share ((Euro)    per
share).

   Dilution per share represents the difference between the price per share paid by new investors for the shares issued in this offering and the pro forma net tangible book value per share immediately after the completion of the offering. The following table illustrates this net tangible book value per share dilution without giving effect to dilution that will occur when outstanding options are exercised:

                                                                   Per Share
                                                                 --------------
Assumed initial public offering price, which is the mid-point of the offering range.........................................
Net tangible book value before this offering...................  (Euro).75 $.80
Increase in net tangible book value attributable to this
 offering......................................................
Net tangible book value, as adjusted to reflect this offering..
Dilution to new investors purchasing shares in the offering....

   Assuming this offering had occurred on September 30, 1999, the following table summarizes the differences between the total consideration paid (excluding non-cash compensation recorded in additional paid-in capital) and the average price per share paid by the existing shareholder and the new investors with respect to the number of ordinary shares purchased from us.

                         Shares Purchased       Total Consideration
                         -------------------    --------------------     Average
                         Number     Percent        Amount    Percent Price per Share
                         --------   --------    ------------ ------- ------------------
Existing shareholder....                      % (Euro)   $        %  (Euro)     $
New investors...........                      %                   %
                          --------    --------  -------- ---   ---
  Total.................                      % (Euro)   $        %  (Euro)     $
                          ========    ========  ======== ===   ===

   We have granted options to purchase our shares at exercise prices significantly below the anticipated initial public offering price. To the extent such options are exercised, you will experience further dilution.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data have been derived from the audited and unaudited consolidated financial statements included elsewhere in this prospectus which have been prepared in accordance with accounting principles generally accepted in the U.S. The selected consolidated financial data set forth below are qualified by reference to, and should be read in conjunction with, the audited and unaudited consolidated financial statements and notes thereto and also with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The following unaudited consolidated selected financial data as of and for the nine months ended September 30, 1999 and for the period from commencement of operations (January 8, 1998) to September 30, 1999 have been derived from unaudited financial statements that, in our opinion, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. Historical operating results for the nine months ended September 30, 1999, are not necessarily indicative of the results that may be expected for the entire year and our historical results are not necessarily indicative of our future expected operating results.

   We are a development stage company and have generated operating losses and negative cash flow from our operating activities to date. As a result of our operating history, prospective investors have limited operating and financial data about us upon which to base an evaluation of our performance and an investment in the shares.

                           Commencement                          Commencement
                           of Operations                        of Operations
                          January 8, 1998       For the        January 8, 1998
                                to         Nine Months Ended          to
                         December 31, 1998 September 30, 1999 September 30, 1999
                         ----------------- ------------------ ------------------
                                              (unaudited)        (unaudited)
                                 (in thousands except per share amounts)
Statement of operations
 data:
Revenues................      $   --            $  1,376           $  1,376
Network costs...........          --               1,435              1,435
Selling, general and
 administrative
 expenses...............        4,552             20,178             24,730
Management fees to
 affiliate..............        2,963              3,563              6,526
Depreciation and
 amortization...........           46              1,829              1,875
                              -------           --------           --------
Operating loss..........       (7,561)           (25,629)           (33,190)
Other expense...........          --              (4,110)            (4,110)
                              -------           --------           --------
Net loss................      $(7,561)          $(29,739)          $(37,300)
                              =======           ========           ========
Basic and diluted loss
 per share..............      $ (1.55)          $  (1.55)          $  (3.37)
                              =======           ========           ========

                                                 As of             As of
                                           December 31, 1998 September 30, 1999
                                           ----------------- ------------------
                                                                (unaudited)
                                                      (in thousands)
Balance sheet data:
Cash and cash equivalents.................      $ 1,718           $ 58,880
Property and equipment, net...............      $ 3,371           $ 54,745
Total assets..............................      $ 7,870           $139,595
Long term debt............................      $   --            $ 77,129
Total shareholder's equity (deficit)......      $(6,012)          $ 25,449

                              OTHER FINANCIAL DATA


                                              Commencement       Commencement
                                              of Operations     of Operations
                                             January 8, 1998   January 8, 1998
                                                   to                 to
                                            December 31, 1998 September 30, 1999
                                            ----------------- ------------------
                                                                 (unaudited)
Adjusted EBITDA(1).........................      $(7,324)          $(30,634)
Capital expenditures(2)....................      $ 4,368           $ 60,970

--------
(1) Adjusted EBITDA consists of net earnings (loss) before interest expense, interest income, income taxes, non-cash compensation expense, depreciation and amortization and other non-cash charges, including unrealized foreign currency exchange rate gains and losses. Adjusted EBITDA is a measure commonly used in the telecommunications sector. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. Adjusted EBITDA is not a measurement under U.S. generally accepted accounting principles of financial performance and may not be similar to EBITDA measures used by other companies.

(2) Capital expenditures consist principally of network equipment, computer software and equipment, and leasehold improvements.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   On March 24, 1999, CompleTel SAS, a wholly-owned subsidiary, acquired all of the outstanding stock of Acces et Solutions Internet S.A.R.L. ("ASI"), an Internet service provider based in Lyon, France, for approximately $2.1 million in cash. The transaction was recorded under the purchase method of accounting as of March 31, 1999. The purchase price was first allocated to the fair value of the net tangible assets acquired of $73,000. The resulting excess cost over the fair value of tangible net assets acquired, or goodwill, was recorded in the amount of $2.0 million. We are amortizing the goodwill under the straight-line method over a ten-year period. On our consolidated balance sheet for September 30, 1999, we have reflected $73,000 of the purchase price as property and equipment and the remaining $2.0 million of the purchase price as goodwill under "licenses and other intangibles."

   The following unaudited pro forma condensed consolidated statements of operations for the period from commencement of operations (January 8, 1998) to December 31, 1998, and for the nine months ended September 30, 1999, reflect the pro forma effects of the ASI acquisition as if the acquisition occurred on January 8, 1998. For purposes of the pro forma statements of operations, the acquisition is assumed to have been financed through an equity contribution from CompleTel LLC, our ultimate parent.

   Our unaudited pro forma condensed consolidated statements of operations are based on, and should be read in conjunction with our historical consolidated financial statements and ASI included elsewhere in this prospectus, after giving effect to the assumptions and adjustments noted above and in the accompanying notes to our unaudited pro forma condensed consolidated statements of operations. These unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes and they do not purport to represent what our results of operations would actually have been had the acquisition been consummated as of January 8, 1998, and are not indicative of the results that may be obtained in the future.

                                      For the period from Commencement of
                                                   Operations
                                      January 8, 1998 to December 31, 1998
                                   --------------------------------------------
                                       Historical
                                   ------------------
                                    CompleTel
                                   Europe N.V.          Pro forma    Pro forma
                               and Subsidiaries  ASI    adjustments  as adjusted
                               ---------------- ------  -----------  -----------
                                                        (unaudited)  (unaudited)
                                   (in thousands, except share and per share
                                                    amounts)
Revenues.........................   $     --    $1,020     $ --       $   1,020
Operating expenses:
Network costs....................         --       324       --             324
Selling, general and administra-
 tive............................       4,552      551       --           5,103
Management fees to affiliate.....       2,963      --        --           2,963
Depreciation and amortization....          46       35       200 (1)        281
                                    ---------   ------     -----      ---------
  Total operating expenses.......       7,561      910       200          8,671
                                    ---------   ------     -----      ---------
Income (loss) before income tax-
 es..............................      (7,561)     110      (200)        (7,651)
Income tax provision.............         --       (48)      --             (48)
                                    ---------   ------     -----      ---------
Net income (loss)................   $  (7,561)  $   62     $(200)     $  (7,699)
                                    =========   ======     =====      =========
Basic and diluted loss per
 share...........................   $   (1.55)                        $   (1.57)
                                    =========                         =========
Weighted average number of shares
 outstanding.....................   4,888,964                         4,888,964
                                    =========                         =========

--------
(1) Reflects amortization of the $2 million of goodwill recorded in connection with the acquisition of ASI.

                               For the Nine Months Ended September 30, 1999
                               ----------------------------------------------
                                    Historical
                               ---------------------
                               CompleTel
                               Europe N.V.              Pro forma    Pro forma
                           and subsidiaries(1) ASI(2)  adjustments  as adjusted
                           ------------------- ------  -----------  -----------
                                 (in thousands, except share and per share
                                                 amounts)
                                                (unaudited)
Revenues......................  $     1,376     $257     $--       $     1,633
Operating expenses:
  Network costs...............        1,435      116      --             1,551
  Selling, general and
   administrative.............       20,178      178      --            20,356
  Management fees to
   affiliate..................        3,563      --       --             3,563
  Depreciation and
   amortization...............        1,829       10       50 (3)        1,889
                                -----------     ----     ----      -----------
    Total operating expenses..       27,005      304       50           27,359
                                -----------     ----     ----      -----------
Loss from operations..........      (25,629)     (47)     (50)         (25,726)
Other expense, net............       (4,110)     --       --            (4,110)
                                -----------     ----     ----      -----------
Loss before income taxes......      (29,739)     (47)     (50)         (29,836)
Income tax provision..........          --       --       --               --
                                -----------     ----     ----      -----------
Net loss......................  $   (29,739)    $(47)    $(50)     $   (29,836)
                                ===========     ====     ====      ===========
Basic and diluted loss per
 share........................  $     (1.55)                       $     (1.56)
                                ===========                        ===========
Weighted average number of
 shares outstanding...........   19,152,816                         19,152,816
                                ===========                        ===========

--------
(1) Reflects our consolidated results for the nine months ended September 30, 1999, including the results of ASI subsequent to April 1, 1999.
(2) Reflects the results of ASI for the three months ended March 31, 1999.
(3) Reflects amortization of the $2 million of goodwill recorded in connection with the acquisition of ASI for the three months ended March 31, 1999.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with the "Selected Consolidated Financial Data" and our audited and unaudited consolidated financial statements and the related notes thereto which are included elsewhere in this prospectus. Such "Selected Consolidated Financial Data" and the audited and unaudited consolidated financial statements have been prepared using accounting principles generally accepted in the U.S. We review the financial position of CompleTel Europe N.V. and its subsidiaries as if they had been formed and were a consolidated entity since January 1998.

   We are a rapidly growing CLEC operating in France and Germany. We offer traditional fixed wireline retail business telecommunications services to our directly connected on-net customers and sell wholesale services to other carriers. We also have established an Internet division to offer a full range of Internet-related services through Internet data centers we are establishing in France, Germany and the United Kingdom.

   Our present business commenced in January 1998, when CompleTel LLC was formed. CompleTel Europe was incorporated in December 1998, and through a series of transactions in January 1999, became the holding company for our European telecommunications businesses. We accounted for these transactions as a reorganization of entities under common control, similar to a pooling of interests. Accordingly, our historical results of operations are presented as if we had been legally formed on January 8, 1998 and had performed all CLEC related development activities in Western Europe since CompleTel LLC's inception.

   We currently report all of our historical financial results in U.S. dollars as our functional currency. We have adopted the euro as our functional currency effective January 1, 2000, as the principal economic environment in which we earn revenue and incur expenses has become significantly tied to euro currency environments, such as France and Germany.

Significant milestones

  . Between May 1998 and January 1999, Madison Dearborn Partners, Inc. and
    LPL Investment Group Inc., our founders, other directors and other individual investors, contributed a total of $65.8 million to CompleTel LLC for our initial financing.

  . In December 1998, we were awarded licenses to operate telecommunications facilities and provide services in selected regions in France.

  . In February 1999, we closed a units offering in which we issued senior discount notes and CompleTel Holdings LLC issued class B interests representing a 7% ownership interest in our then outstanding share capital. Net proceeds to us totaled $72.6 million.

  . In March 1999, we were awarded licenses to operate telecommunications facilities and provide services in selected regions in Germany.

  . In March 1999, we acquired all of the outstanding capital stock of Acces et Solutions Internet S.A.R.L., a Lyon-based Internet service provider for $2.1 million in cash.

  . In April 1999, we received a $90 million credit facility commitment from Paribas and Nortel Networks.

  . In June 1999, we launched commercial services in France and obtained an experimental authorization for point-to-multipoint in Marseilles.

  . In June 1999, we acquired all of the outstanding capital stock of Web
    International Networks Limited (now iPcenta), a London-based Internet service provider for $535,000 in cash.

  . In July 1999, we received an extension for our German licenses.

  . In November 1999, we launched commercial operations in Germany.

  . In October 1999, we received a commitment from Goldman Sachs
    International and Paribas, as co-arrangers for syndicated bank financing in the form of a (Euro)265 million senior secured credit facility. The commitment terminated, superseded and replaced, without penalty, our commitment from Paribas and Nortel Networks.

  . In the fourth quarter of 1999, CompleTel LLC received additional equity contributions from its initial private equity investors, directors and management, and from a new private equity investor, Meritage Investment Partners, totaling $42.1 million, which CompleTel LLC immediately contributed to us. As a result, CompleTel Holdings LLC class B interests now represent 5.85% of our outstanding share capital.

  . In December 1999, we launched commercial services in Germany.

  . In January 2000, we executed the (Euro)265 million senior secured credit facility. To date, we have made no draws under this facility.

Results of operations

   We are a development stage company and have generated operating losses and negative cash flow from our operating activities to date. As a result of our operating history, prospective investors have limited operating and financial data about us upon which to base an evaluation of our performance.

 Revenues

   We generated our first revenues in the quarter ended June 30, 1999. For the nine months ended September 30, 1999, revenues totalled $1.4 million. Since January 1998, we have developed and refined our business plans, procured regulatory and governmental authorizations for our initial 11 markets, raised capital, hired management and other key personnel, designed, developed and begun installing our fiber optic metropolitan area networks and operation support systems, obtained senior financing commitments and negotiated equipment and facilities agreements.

 Operating expenses

   Our primary operating expenses through September 1999 consisted of network costs, selling, general and administrative expenses, including start-up costs, management fees to affiliate, and depreciation and amortization expenses.

 Network costs

   Network costs for the nine months ended September 30, 1999 totaled $1.4 million. We did not incur network costs in the similar 1998 period. We expect these costs will increase as we expand our networks and services. Our network costs include costs such as interconnection costs, the cost of leasing high capacity digital lines that interconnect our network with the networks of other providers, the cost of leasing local loop lines that connect our customers to our network, and switch site rent, operating and maintenance costs. We also lease dark fiber and conduit to establish and augment our networks in certain markets.

 Selling, general and administrative expenses

   Our selling, general and administrative expenses include selling and marketing costs, customer care, billing, corporate administration, salaries and other personnel costs and legal fees. For the nine months ended September 30, 1999, selling, general and administrative expenses totaled $20.2 million compared to $1.5 million for the comparable period in 1998. This increase was primarily due to the rapid growth of personnel costs since commencement of operations. For the period from inception to December 31, 1998, selling, general and administration expenses totaled $4.6 million.

   We are assembling a large, locally based, direct sales force in our local and regional markets and a national account team to service multiple location customers and key account executives. We are supplementing our direct sales force with commissioned indirect sales agents. To attract and retain a highly qualified sales force, we offer our sales and customer-care personnel a highly competitive compensation package. The number of employees increased from 11 as of September 30, 1998 to 262 as of September 30, 1999. On September 30, 1999 we had a sales force of 75 (including managers and administrators), compared to one on September 30, 1998. We expect the number of sales and marketing personnel continue to grow and our selling, general and administrative costs to increase as we develop and expand our operations.

 Management fees to affiliate

   CompleTel LLC, CompleTel Europe, and each of the entities between CompleTel Europe and our operating subsidiaries, incur overhead costs and expenses associated with their holding company operations. Our operating subsidiaries bear these costs and expenses. During 1998, CompleTel LLC, and its wholly-owned subsidiary, CableTel Management, Inc., a Colorado corporation, entered into an agreement for CableTel Management, Inc. to provide management services for CompleTel LLC and all the other companies in the group. The companies pay CableTel Management, Inc. a management fee of 105% (103% for periods prior to the end of January 1999) of all allocated costs, expenses, charges and disbursements that CableTel Management, Inc. incurs in rendering services to each of the companies. For the nine-month period ended September 30, 1999, and the period from commencement of operations to September 30, 1998, we recorded $3.6 million and $1.5 million, respectively, of related-party management fees. For the period from commencement of operations to December 31, 1998, we recorded $3.0 million of related-party management fees.

 Depreciation and amortization

   For the nine months ended September 30, 1999, we recorded depreciation and amortization expense of $1.8 million, compared to $33,000 for the similar period in 1998. For the period from inception to December 31, 1998, we recorded depreciation and amortization expense of $46,000. This increase is due to increases in network and non-network related property and equipment. We started recording network depreciation during the quarter ended June 30, 1999 when we initiated network services.

 Other income and expense

   We incurred interest expense of $6.1 million during the nine months ended September 30, 1999. The interest expense recorded reflects the accretion of the notes and the amortization of deferred financing costs. We capitalize a portion of our interest costs as part of the construction cost of our networks, in accordance with Statement of Financial Accounting Standards No. 34. The amount of interest capitalized during the nine-month period ended September 30, 1999 totaled $0.7 million. Interest income for the same period was $2.2 million, which results from the investment of the proceeds from the high-yield notes and the investment of the available cash from the equity contributions. We did not recognize any significant amounts of interest expense or interest income during 1998.

   In addition to the above expenses, some of our employees have purchased common units of CompleTel LLC for which CompleTel LLC incurs non-cash compensation charges. For accounting purposes, we record such non-cash compensation charges as a deemed capital contribution with an offsetting entry to deferred compensation. Deferred compensation is amortized to expense over the vesting period of the common units.

 Foreign exchange rates

   We are exposed to changes in currency exchange rates because our revenues, costs, assets and liabilities are, for the most part, denominated in local currencies. As a result, our financial condition and results of operations, as reported in dollars as our functional currency through December 31, 1999, may be affected by changes in the value of the local currencies in which we transact business. The notes which we issued in

February 1999 also expose us to exchange rate fluctuations as the payment of principal and interest on the notes will be made in U.S. dollars, and a substantial portion of our future cash flow used to service these payments will be denominated in local currencies, including the euro. While we intend to take steps to minimize exchange rate risks, we cannot assure you that we will not be materially adversely affected by variations in currency exchange rates.

 Net loss

   Our consolidated net loss during the nine months ended September 30, 1999 and the period from commencement of operations (January 8, 1998) to September 30, 1998 was $29.7 million and $2.9 million, respectively. The increase was primarily the result of substantial start-up costs of the operating subsidiaries, primarily our French subsidiary. Our consolidated net loss from inception to December 31, 1998 totaled $7.6 million.

 Adjusted EBITDA

   Since the commencement of our operations, we have experienced significant operating losses and negative Adjusted EBITDA. We expect to continue to generate significant operating losses and negative Adjusted EBITDA in each of our markets as we develop, construct and expand our business, until we have established a sufficient revenue-generating customer base in each market.

   We expect to experience increasing consolidated operating losses and negative cash flows from operations as we expand our operations and enter new markets, even if and after we have achieved positive cash flow from operations in our initial markets. The following table summarizes our Adjusted EBITDA calculation for the periods indicated (amounts in thousands of U.S. Dollars).

                           Commencement                  Commencement    Commencement
                           of Operations                 of Operations   of Operations
                          January 8, 1998  Nine Months  January 8, 1998 January 8, 1998
                                to            Ended           to              to
                           December 31,   September 30,  September 30,   September 30,
                               1998           1999           1998            1999
                          --------------- ------------- --------------- ---------------
                                           (unaudited)    (unaudited)     (unaudited)
Net loss................      $(7,561)      $(29,739)       $(2,902)       $(37,300)
Interest expense (net of
 interest income).......          --           3,857            --            3,857
Taxes...................          --             --             --              --
Depreciation and
 amortization...........           46          1,829             33           1,875
Non-cash compensation
 expense................          191            490            232             681
Other (income) expense..           --            253            (92)            253
                              -------       --------        -------        --------
Adjusted EBITDA.........      $(7,324)      $(23,310)       $(2,729)       $(30,634)
                              =======       ========        =======        ========

   In view of our highly leveraged capital structure, we consider Adjusted EBITDA, to be an important performance measure. Adjusted EBITDA consists of net earnings (loss) before interest expense, interest income, income taxes, non-cash compensation expense, depreciation and amortization and other non-cash charges including unrealized foreign currency exchange rate gains and losses. Conceptually, Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, because it is independent of the actual leverage employed by the business; but Adjusted EBITDA ignores funds needed for capital expenditures, income taxes and expansion. Some investment analysts track the relationship of Adjusted EBITDA to total debt as one measure of financial strength. However, Adjusted EBITDA does not represent cash provided or used by operating activities and you should not consider Adjusted EBITDA in isolation or as a substitute for measures of performance prepared in accordance with U.S. generally accepted accounting principles.

   You also should be aware that Adjusted EBITDA may differ significantly from cash flows from operating activities as reflected in a statement of cash flows prepared in accordance with U.S. generally accepted accounting principles. Cash from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash, rather than accrual, basis and is exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not adjusted for changes in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining Adjusted EBITDA. Presentations of Adjusted EBITDA may not be calculated consistently by different companies in the same or similar businesses. As a result, our reported Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Statements of Cash Flows

   We had cash and cash equivalents of $58.9 million as of September 30, 1999, an increase of $57.2 million from $1.7 million as of December 31, 1998. Details of the change in cash and cash equivalents are set forth in the table below.

                          Commencement of               Commencement of  Commencement of
                            Operations     Nine Months     Operations       Operations
                          January 8, 1998     Ended     January 8, 1998  January 8, 1998
                          to December 31, September 30, to September 30, to September 30,
                               1998           1999            1998             1999
                          --------------- ------------- ---------------- ----------------
                                           (unaudited)    (unaudited)      (unaudited)
Cash flows from
 operating activities...      $5,596        $(13,124)        $  371          $(7,528)
Cash flows from
 investing activities...      (4,368)        (56,602)        (1,405)         (60,970)
Cash flows from
 financing activities...         649         131,019          1,221          131,668
Effect of exchange rates
 on cash................        (159)         (4,131)           (89)          (4,290)
                              ------        --------         ------          -------
Net increase in cash and
 cash equivalents.......       1,718          57,162             98           58,880
Cash and cash
 equivalents at
 beginning of period....         --            1,718            --               --
                              ------        --------         ------          -------
Cash and cash
 equivalents at end of
 period.................      $1,718        $ 58,880         $   98          $58,880
                              ======        ========         ======          =======

Cash flows from operating activities

   During the nine months ended September 30, 1999, we used $13.1 million in operating activities, a $13.5 million decrease from the $0.4 million generated from operating activities for the similar period in 1998. This decrease was primarily related to the substantial organization and start-up costs incurred during the development of our networks. Our development efforts increased significantly in the fourth quarter of 1998 and the first quarter of 1999 upon our receipt of services licenses in France and Germany. For the period from commencement of operations (January 8, 1998) to December 31, 1998, net cash from operating activities totaled $5.6 million.

Cash flows from investing activities

   We used approximately $56.6 million of cash in investing activities during the nine months ended September 30, 1999, compared to $1.4 million for the similar period in 1998. The increase was due to increased capital expenditures primarily related to our network development and office facilities and equipment. Additionally, during the nine months ended September 30, 1999, we used $2.1 million and $0.5 million in cash to acquire all of the outstanding capital stock of Acces et Solutions Internet S.A.R.L. and Web International Networks Limited, now iPcenta, respectively. For the period from commencement of operations (January 8, 1998) to December 31, 1998, net cash used from investing activities totaled $(4.4) million.

Cash flows from financing activities

   We had approximately $131.0 million of cash flows from financing activities during the nine months ended September 30, 1999, compared to $1.2 million for the similar period in 1998. The increase resulted in part from increased cash contributions from our ultimate parent, CompleTel LLC, which totaled approximately $57.8 million for the nine months ended September 30, 1999, compared to $1.5 million for the similar period in 1998. Additionally, in April 1999, we received from escrow the net proceeds from our units offering totaling approximately $72.6 million. For the period from commencement of operations (January 8, 1998) to December 31, 1998, net cash from financing activities totaled $0.6 million.

Liquidity and capital resources

   The telecommunications business is capital intensive. Since January 1998, and for the foreseeable future, we have needed and will continue to need large amounts of capital to fund capital expenditures, working capital, debt service, and to fund operating losses. As of September 30, 1999, we had $58.9 million of cash and short-term investments and net working capital of $38.8 million.

   Since January 1998, CompleTel LLC has received $107.9 million in private equity contributions (including $42.1 received in the fourth quarter of 1999) of which $59.5 million was contributed to our French operating subsidiary, $40.0 million was contributed to our German operating subsidiary, $2.1 million was contributed to CompleTel Europe and the remainder was retained by CompleTel LLC for start up expenditures on behalf of CompleTel Europe and its subsidiaries. In February 1999, CompleTel Europe and CompleTel Holdings LLC completed a units offering consisting of senior discount notes and class B interests in CompleTel Holdings LLC resulting in gross proceeds in respect of the units of approximately $75.0 million, of which $70.5 million was allocated to the notes, which represents a substantial discount from the $147.5 million aggregate stated principal amount at maturity of the notes. The remaining $4.5 million was allocated to the class B interests of CompleTel Holdings LLC. Cash interest will not accrue on the notes prior to February 15, 2004. At that date, the principal amount of the notes will have increased to the $147.5 million stated principal amount at an effective annual interest rate of 15.1%. The $77 million increase in principal amount plus amortization of deferred financing costs will be charged to interest expense. Commencing February 15, 2004, cash interest on the notes will accrue at 14% per annum and will be payable in cash on August 15 and February 15 of each year. The notes mature on February 16, 2009.

   In January 2000, we executed an agreement for a (Euro)265 million senior secured credit facility with Goldman Sachs International and Paribas as co-arrangers of the facility. The funds will be available to our subsidiaries, initially to include CompleTel ECC, CompleTel Services S.A.S., CompleTel S.A.S., and CompleTel GmbH, in two tranches, including a euro term facility available until December 31, 2000, in the aggregate amount of (Euro)105 million, a euro revolving loan facility available until December 31, 2002, in the aggregate amount of (Euro)160 million. The (Euro)160 million tranche will become available after May 31, 2000, if the euro term facility is fully drawn and other specified conditions are satisfied. Following December 31, 2002, up to (Euro)141 million of the outstanding advances under the euro revolving loan facility will be converted into a term loan, and any other outstanding advances will become part of a (Euro)19 million working capital facility. As of the date of this prospectus, we had no borrowings outstanding under the facility. For a description of the terms and conditions of the facility, see "Description of Material Indebtedness-- (Euro)265 Million Senior Secured Credit Facility."

   The funds available under the facility are to be used substantially to deploy our networks in France and Germany. Advances under the facility cannot exceed certain limits that increase with time, and are subject to other conditions, including that our subsidiaries must be operational in designated cities in France and Germany, and satisfy a debt to capital test. In addition, the facility includes various financial and other covenants and restrictions that limit our ability to pay dividends, dispose of assets, and effect merger and consolidation transactions. The facility also limits the use of proceeds of an initial public offering, other equity investments, or a high yield issue as it provides that any such proceeds be held as cash equivalent investments or used to develop our telecommunications business in France and Germany.

   The rate of interest will be variable based on EURIBOR, plus a margin of up to 3.75% per annum for the term loan facility or 3.00% per annum for the revolving loan facility that will be determined based on a senior debt leverage ratio test, and costs. Upon an event of default, all advances will accelerate and become immediately due and payable and the undrawn portion of the facilities will be cancelled and the commitments of the banks reduced to zero.

   The facility is secured by our assets and the assets of our subsidiaries and the stock in certain of our subsidiaries. We also have guaranteed the payments under the facility and have agreed to indemnify the banks against certain losses.

   Based on our current plan, we will satisfy our aggregate capital requirements to fund the deployment of our business plan through December 31, 2001, with the remaining funds we have already raised, funds available to us under our (Euro)265 million senior secured credit facility, the proceeds from this offering and additional funds that we intend to raise in the future through other sources of debt and/or equity financing. We cannot be certain that we will be successful in obtaining additional financing.

Capital Expenditures

   During the nine months ended September 30, 1999 and the period from commencement of operations through September 30, 1998, we made capital expenditures of $53.4 million and $0.9 million, respectively, for property and equipment necessary to deploy networks in our initial markets. For the period from commencement of operations through December 31, 1998, we made capital expenditures of $3.4 million. We also used capital during these periods to fund our operating losses.

Impact of the year 2000

   The "year 2000" generally describes the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other equipment as a result of computer hardware and software using only the last two digits of the year to identify the year in a date field. If a computer program or other piece of equipment fails to properly process dates including and after the year 2000, the computer's calculations may be inaccurate and equipment may malfunction. The failure to process dates could result in system failures or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, send invoices or engage in other routine business activities.

   We have completed our initial internal year 2000 conversion and have not experienced any significant problems. However, until well into the year 2000, we cannot assure you that all systems will function adequately. Also, we sell our telecommunications services to companies that may rely upon computerized systems to make payments for our services, and we interconnect certain portions of our network and systems with other companies' networks and systems. These transactions and interactions potentially expose us to year 2000 problems arising in these other companies' systems. Based on our experience to date, we do not currently anticipate significant problems related to the year 2000 conversion in the future and do not expect to incur additional costs associated with year 2000 issues. However, because we cannot predict with any degree of certainty the effect of the year 2000 conversion on our customers and vendors, we cannot guarantee that we will not encounter problems related to the year 2000 conversion in the future which may have a material adverse effect on our business, financial condition and results of operations.

Euro conversion

   Effective January 1, 1999, the euro became the single legal currency of the eleven participating European Union member states, including The Netherlands, France and Germany and the conversion rates of the currencies of the participating member states were irrevocably fixed against the euro as of that date. Effective January 1, 1999, the French franc, the German mark and the Netherlands guilder ceased to be the legal currency. From January 1, 1999 until December 21, 2001, the French franc, the German mark and the Netherlands guilder will be denominations of the euro and, as such, will be legal tender. The status of the French franc, the German mark and the Netherlands guilder as denominations of the euro will continue until, at the latest, June 30, 2002. On that date (or, if these countries so determine, on some earlier date after January 1, 2002), French francs, German marks and Netherlands guilders will be withdrawn from circulation and will cease to be legal tender. Euro notes and coins are not expected to be issued before January 1, 2002. Prior to that date, cash payments will continue to be made in the local currencies. From January 1, 2002 until the local currencies are withdrawn and cease to be legal tender, cash payments may be made by means of euro notes and coins or by way of French francs, German marks and Netherlands guilders as appropriate.

   We are not burdened with systems that must be redesigned to accommodate the introduction of the euro as we have purchased and specified our business support systems, including our billing systems, to accommodate euro transactions and dual currency operations during the transition period. In addition, we intend to require all vendors supplying third party software to us to warrant to us that their programs support dual currency operations.

   We will be dependent on banks, customers and other providers to complete business transactions and we will be exposed to problems inherent in these third-party systems. During the transition period, to the extent we are supplying local and national service, we may continue billings and collections in the legacy currency to avoid euro conversion problems. However, to the extent we have international transactions, we will be exposed to euro-related risks.

   The establishment of the European Monetary Union may have a significant effect on the economies of the participant countries. While we believe that the introduction of the euro will eliminate exchange rate risks in respect of the currencies of those member states that have adopted the euro, which includes Germany and France, there can be no assurance as to the relative strength of the euro against other currencies, including the U.S. dollar. Since a substantial portion of our net sales will be denominated in euro or legacy currencies of participant countries, we will be exposed to that risk.

Quantitative and qualitative disclosures about market risk

 Investment portfolio and interest rate sensitivity

   Our investment policy is limited by the indenture for the senior discount notes and our senior secured credit facility. We are restricted to investing in financial instruments with a maturity of one year or less (with certain limited exceptions). The indenture requires investments that meet high credit quality standards, such as obligations of the U.S. government securities or any European Economic Community member government or any agency thereof guaranteed by the country, certificates of deposits, money market deposits, and commercial paper with a rating of A-1 or P-1. Under our credit facility, we are required to enter into an interest rate hedging program with respect to 50% of every tranche of (Euro)50 million borrowed to mitigate foreign currency exchange rate risk.

   Interest income earned on our investment portfolio is affected by changes in short-term interest rates. We are thus exposed to market risk related to changes in market interest rates. To date, we have managed these risks by monitoring market rates and the duration of our investments.

   We do not think we are exposed to significant changes in fair value of our investment portfolio because of our conservative investment strategy.

 Impact of foreign currency rate changes

   We are exposed to changes in currency exchange rates because our revenues, costs, assets and liabilities are, for the most part, denominated in local currencies. As a result, our financial condition and results of operations, as reported in dollars as our functional currency through December 31, 1999, may be affected by changes in the value of the local currencies in which we transact business. The senior discount notes which we issued in February 1999 also expose us to exchange rate fluctuations as the payment of principal and interest on the notes will be made in dollars, and a substantial portion of our future cash flow used to service these payments will be denominated in local currencies, including the euro. While we intend to take steps to minimize exchange rate risks, we cannot assure you that we will not be materially adversely affected by variations in currency exchange rates.

   Our operating subsidiaries' monetary assets and liabilities are subject to foreign currency exchange risk if purchases of network equipment and services are denominated in currencies other than the subsidiary's own functional currency. However, the majority of such purchases to date have been based on each subsidiaries' functional currency.

   The spot rates for the euro are shown below per one dollar.

                                                                            Euro
                                                                            ----
      December 31, 1998.................................................... 0.85
      September 30, 1999................................................... 0.94

   We intend to manage exchange rate risk by incurring financing liabilities denominated in the currency of the county of operations. In addition, we will continue to evaluate whether to adopt hedging strategies to manage our exposure to foreign currency exchange rate risk.

                                    BUSINESS

Facilities-based competitive local access provider

   We are a rapidly-growing CLEC operating primarily in France and Germany. Our vision is to become a leading alternative broadband provider of voice, high-speed data and Internet protocol-based services in selected local markets across Europe. We target business end-users, other telecommunications carriers and Internet-related providers in large metropolitan areas with limited local access competition. Using our state-of-the-art, fiber optic, metropolitan area networks (MANs), we offer a wide range of voice, data and Internet-related services to our directly connected, on-net, customers, including local and long-distance voice services, dedicated high-capacity access and a suite of Internet-related access and applications.

   We believe that the rapid increase in demand for high-capacity data telecommunications services and an absence of alternative local providers have left our targeted customer segments largely underserved and provide us with significant opportunities to grow our business. We are currently implementing our business plan to deploy and operate our metropolitan area networks in 11 cities in France and Germany and provide Internet-related services in these cities and the United Kingdom. As of January 24, 2000, we had commercially launched services in seven cities, Paris, Lyon, Marseille and Lyon in France, and Essen, Munich and Nuremberg in Germany. We expect to become operational in four additional cities, Grenoble, Nice and Toulouse in France, and Berlin in Germany, during the first half of 2000. We plan to use the proceeds from this offering to expand our metropolitan area networks in our existing cities, deploy networks in an additional six cities, three in France and three in Germany, and to accelerate the expansion of our Internet-related services.

   In each of our target markets, we have focused on achieving an early market position to secure a number of competitive advantages. We believe these advantages include continuing to recruit and retain experienced personnel, growing and developing a customer base, securing critical rights-of-way, and promoting our name recognition.

   We have assembled a strong management team that we believe has the necessary management and telecommunications experience for us to achieve our goals. Our senior management collectively have over 100 years of telecommunications industry experience, which we combine with experienced regional management teams familiar with the local communities and businesses that we serve. Our national and local managers have broad telecommunications industry experience with companies such as COLT, Cegetel, Alcatel, Bosch Telecom, VIAG Interkom, Siemens, France Telecom and Deutsche Telekom. In addition, we benefit from the extensive telecommunications industry experience of our major equity investors, which include: funds sponsored by Madison Dearborn Partners, a Chicago-based private equity firm, experienced with investments in other telecommunications providers, such as Focal Communications Corporation, Nextel Communication Inc. and Allegiance Telecom, Inc.; LPL Investment Group, an investment firm controlled by Lawrence F. DeGeorge; and funds sponsored by Meritage Investment Partners, a Denver-based private equity firm that invests exclusively in telecommunications companies. Two of our directors, James C. Allen and Royce Holland, provide us with significant additional competitive local exchange carrier experience. Mr. Allen was a co-founder and the former chief executive officer of Brooks Fiber Properties and currently serves as a director of several telecommunications companies including MCI WorldCom. Mr. Holland was a co-founder of both MFS Communications and Allegiance Telecom, Inc. and continues to serve as a director and chief executive officer of Allegiance.

Attractive and growing markets

   We have selected the French and German telecommunications markets as we believe they offer significant opportunities. These are the two largest telecommunications markets in continental Europe as measured by revenues, estimated to be $24.7 billion in France and $36.2 billion in Germany, in 1998, according to Tarifica. The size of these telecommunications markets, stated as a percentage of 1998 gross domestic product (GDP) is 1.7% for both France and Germany. This is relatively small compared to other continental European countries and the U.S., suggesting further room for growth. The following charts set forth telecommunications revenues and GDP for selected continental European countries.

                                    [CHART]
                                    [CHART]

                     Top 4 Continental European Countries
                            In Terms of GDP (1998)
                             France           1,455
                             Germany          2,135
                             Italy            1,185
                             Spain              581

                     Top 4 Continental European Countries
                      In Terms of Telecom Revenues (1998)
                             France           24.7
                             Germany          36.2
                             Italy            24.5
                             Spain            13.7

   Additionally, we believe the French and German markets are highly attractive for the following reasons:

  . Large addressable telecommunications markets. The French and German fixed line and data telecommunications markets are the two largest in continental Europe, with 34.7 million and 52.0 million telephone access lines in 1999, respectively, according to Ovum. The following chart sets forth both historical and projected breakdowns of telecommunications revenues in France and Germany for the indicated periods.

                                    [CHART]

                          Telecom Revenues Breakdown

                     France                       Germany
                     ------                       -------
                  1998      24.7             1998        36.2
                  1999      26.4             1999        37.5
                  2000      28.1             2000        39.5
                  2001      29.7             2001        42.1
                  2002      31.3             2002        44.9
                  2003      32.7             2003        47.9

  . Expanding data and Internet markets. According to a report by CIT, an independent research group, between 1999 and 2003, the value of the business telecommunications markets in Germany and France is expected to grow by 5.9% and 4.6% per annum, respectively. This growth is expected to be driven by overall increases in call volumes, primarily as a result of the growth in the use of Internet and data services and improvements in the quality of services expected to result from increased competition. According to Tarifica, the data services market will grow by 16.3% and 7% in France and Germany, respectively, between 1999 and 2003. Internet access revenues in France and Germany are expected to increase at annual rates of 33.1% and 32.9% between 1999 and 2003, rising from $360 million and $780 million to $1,130 million and $2,430 million during this period respectively, according to Ovum. The growth prospects of both these markets are set forth below:

                                    [CHART]

         Data Revenues

                                        France  Germany
                          1999            1.5     2.6
                          2000            1.8     2.8
                          2001            2.1     3.0
                          2002            2.5     3.2
                          2003            2.7     3.4

                                    [CHART]

         Internet Access Revenues

                                        France  Germany
                          1999            0.4     0.8
                          2000            0.5     1.0
                          2001            0.6     1.3
                          2002            0.8     1.8
                          2003            1.1     2.4


  . Attractive local loop competitive landscape. We believe that the competitive environment in which we operate is favorable because most alternative providers who have entered the French and German markets are principally addressing the long-distance re-sale market, but not the deployment of local access networks. In addition, the existing alternative local access providers have concentrated primarily on serving central financial districts in major cities. Our strategy is to focus on areas where limited facilities-based competition exists, and where there is a significant concentration of potential high-volume telecommunications customers. We focus on business parks and other areas of business concentration outside the financial centers of major cities and broad deployment in medium-sized cities. As a result, we expect to compete primarily with the incumbent carriers.

  . Favorable regulatory environment. Under European Union regulations, the
    French and German telecommunications markets were liberalized by January 1, 1998. The regulatory agencies in France and Germany have shown a commitment to establish a level playing field with the incumbent public telecommunications operators, France Telecom and Deutsche Telekom, through the granting of licenses to alternative operators like us; restricting the development of regional price differentiation; and establishing lower interconnection charges compared to many other European Union countries. Each of these countries has also created a regulatory environment that currently favors competitive local exchange operators like us who invest in their own local infrastructure over non-facilities based carriers that re-sell services. Incumbent operators are rebalancing tariffs and maintaining or raising local tariffs, while decreasing their long-distance tariffs. We believe these pricing actions will benefit local exchange carriers like us given our focus on the local access segment.

On-net customer-driven network

Overview

   Our market entry strategy is to focus on providing local access to an underserved on-net customer base. We believe there are substantial long-term benefits of our on-net strategy as compared to an off-net reseller strategy:

  . substantial increased product offerings made possible by direct connection;

  . higher revenue per customer;

  . lower interconnection costs and improved operating margins; and

  . increased loyalty of customers and reduced churn.

   Our integrated network architecture includes switches and data routers, customer premise equipment and metropolitan area network fiber rings. Our integrated network supports local and long-distance voice, high-speed packetized data and services based on the Internet delivery platform. We believe our networks offer greater capacity, higher reliability and lower operating costs than those of the incumbent carriers in the areas we serve. The integrated design of our networks significantly reduces our cost of providing a bundled service offering.

   To deliver high-quality, reliable telecommunications services, we employ a state-of-the-art, uniform, high- capacity, protocol-transparent technology platform. Our platform encompasses digital telephone and packet data switches and synchronous digital hierarchy (SDH) transmission technology compliant with European telecommunications standards, with a centralized network management and monitoring centers designed to readily accommodate future technology upgrades.

Customers and route design

   We have developed our network designs based on the needs and requirements of our target customer segments using our knowledge of and experience in the facilities-based competitive local exchange markets. We also draw on the expertise of a broad range of independent third-party consultants.

   We target high density business areas which currently experience limited competition from other local carriers where customers purchase their telecommunications services principally from the incumbent operators or from resellers.

   In order to identify specific target customers within identified service areas, we complete a detailed geocoded analysis of demographic, competitive, economic and telecommunications demand characteristics within each target city. Ultimately, we generate a list of prioritized prospects in each target area and a map of the target service area pinpointing the location of each potential customer, and key demographics of those potential customers. We then plot a route for the network, with the precise location of the route being driven to ensure the highest possible density of customers as close as possible to each route.

                  [TYPICAL TARGET CUSTOMER AND MAN ROUTE MAP]

Network design principles

   A key feature of our network design is its adaptability to changes in service offerings, network standards, and new technology and protocols. Our network design enables us to provide high-transmission to our customers while providing substantial potential for expansion in a cost-effective manner. Our networks are able to efficiently support a wide mix of telecommunications traffic and protocols, including telephony, data, digital videoconferencing, virtual private networks (VPNs), private lines, and Internet. Our network is based on the following principles:

  . Scalability. We can expand both transmission capacity and switching capacity rapidly and cost-effectively as traffic volume and capacity demands increase. We install duct systems typically with six ducts. Each duct is capable of holding more than three hundred fibers. Our current deployment uses one duct. The remaining ducts can accommodate additional capacity for our use, or can be sold to or swapped with other telecommunication service providers. As we install our duct system, we also install the access duct to the points of entry of buildings immediately adjacent to the network route to expedite adding new customers.

  . Revenue-driven deployment schedule. Using our disciplined geomarketing design process, we design and deploy our networks to maximize potential revenue generation while minimizing our build-out costs.

  . Reliability. Our networks provide redundancy at multiple levels. The ring structure is designed to provide dual direction routing capability that allows the connection to be completed in the event of network failure. Additionally, our external carrier interconnects have alternative routing capability which should assure access to alternative carriers. We have chosen vendors that we believe provide reliable and quality equipment, such as Nortel, Siemens, Ciena and Cisco.

  . A mix of local access technologies. We employ different technologies as we believe it allows us to: (1) meet customers' changing communication requirements; (2) provide investment-justified rapid expansion of the network coverage; and (3) respond to a wide range of integration requirements among different customer segments. The link between the network and the customer is typically fiber, but may also be copper or wireless transmission. We plan to employ multiple technologies including asynchronous transfer mode (ATM), Ethernet, frame-relay, SDH, wave division multiplexing, packet data or Internet protocol routing. On a case by case basis, we extend the reach and efficiency of our core network rings through alternative methods, such as leased fiber or point-to-point wireless.

  . Protocol transparent and future proof. We are installing transmission equipment that should allow us to converge circuit-switched and data networks, and extend the value of our circuit switches into the future. As these networks effectively merge, traffic can move more economically over data networks, resulting in simplified network management. We are continually reviewing our designs to ensure flexibility and rapid evolution, as we believe that over time voice, data, video, Internet, intranets and extranets will interconnect with our seamless network platform.

Network infrastructure

   The following diagram shows how the different elements of our network infrastructure once deployed will link with one another:

                                   [GRAPHIC]

  . Metropolitan area networks. The core of our network is the fiber loops that we build in selected areas. MANs comprise single or several fiber optic rings that allow customers direct connection within a city or metropolitan area to our network. We construct MANs that have route diversity and a self-healing architecture, allowing for traffic to be re-routed in case of a network outage, which should allow us to provide the highest levels of reliability.

  . Construction and installation. The local access networks consist of fiber deployed in newly constructed ducts and existing ducts. The time necessary to construct a new fiber optic network varies, depending upon factors such as the size of the fiber ring to be installed, whether the construction is underground or aerial, city specific rights-of-way process, whether the conduit is in place or requires construction, and the initial number of buildings targeted for connection to the fiber ring. We install our fiber optic cables in conduits that we own or that we lease from third parties. In certain isolated instances, however, to achieve maximum speed to market, we utilize a "smart-build" strategy and lease fiber trunking capacity from third parties. We also may lease conduit or pole space from utilities, railroads, carriers, provincial highway authorities, local governments and transit authorities. These arrangements are generally for multi-year terms and have renewal options.

   We use a five-step deployment process for each MAN:

    - We determine the preliminary route of the MAN by completing a detailed analysis of demographic, competitive, economic and telecommunications demand characterization of each target city.

    - Our local management and sales teams then conduct a walk-by inspection of the proposed route.

    - We submit requests for rights-of-ways and construction permission to the appropriate municipal authorities.

    - Upon approval, we select a local civil construction firm which completes the construction.

    - Nortel, acting as our turnkey network assembler, completes the installation of SDH and data transmission equipment, and preassembles customer premise equipment.

  . Points of presence (POPs) and distribution nodes. POPs are secured interconnection points with other carriers, typically with a minimum of two interconnect POPs per market. We purchase or lease sites, and construct POPs in each market at the location of other carriers, public Internet peering locations and local telehouses. Distribution nodes are located in leased or purchased facilities to house electronic equipment which provide the ability to add and remove voice and data traffic from the fiber backbone destined to a customer or an interconnection point. These nodes are secured, environmentally-controlled, and continuously monitored stand-alone facilities.

  . Switch and Internet data centers. We construct switching centers in most of our markets. Our switching centers are environmentally controlled, secure sites, featuring back-up AC/DC power, emergency back-up battery and power generator, heating, ventilation and air-conditioning systems, redundant communication facilities, fire suppression and direct connection to our high-speed fiber optic city MAN backbone. Our switching centers are continuously monitored by our network operation centers. The purchased or leased facilities are typically sized between 600 square meters and 4,000 square meters. Specific accommodations are made to provide for the provision of co-location and hosting services. Co-location services provide our customers with access and the space to install their own equipment in our POPs. Our co-location centers offer customers a secure location, controlled environment, monitoring and immediate access to high-speed connections to the Internet and our voice switching and data networking equipment. In addition, Internet data centers are being deployed to support our Internet strategy, leveraging our carrier-class switch center facilities. Our switching center assets facilitate the rapid deployment of our Internet data centers.

  . Network operation centers. We have established two network operating centers, in Paris, France, and Munich, Germany, that allow centralized and integrated management of all the equipment deployed in our MANs throughout Europe. These centers continuously monitor performance of all the various pieces of transmission and switching equipment, the operating systems, the performance of customer transmission paths and circuits and customer premises equipment in each of the MANs. The center in France is located at Nanterre, which is near our French and European headquarters in La Defense in Paris. The center in Germany is located in our southern German regional management center in Haar/Munich.

  . SDH and Internet protocol technology. We provide our data, Internet connectivity and voice services over our MANs. Our MANs use European standards-based synchronous digital hierarchy (SDH) transmission technology and Internet protocol to transport information along our fiber optic backbone. Our SDH networks are based on self-healing concentric rings, a technology that routes traffic through an alternative path in the event there is a point of failure. This design results in a highly reliable network which is less susceptible to disruptions in the event of breakage at one point. Our data services architecture is based on the Internet protocol, which is the framework for the evolving network standard routing protocol of choice for packet data networking.

  . Interconnection and service agreements. We enter into interconnection or service agreements with a range of other operators for transmission of traffic outside of the reach of our local loops. We have entered into principal national interconnection agreements with France Telecom and Deutsche Telekom, the incumbent operators in France and Germany, respectively. We also have entered into agreements with other significant national and international carriers, such as MCI WorldCom, Telecom Development, Siris and RSLCom. We are in the process of developing additional physical interconnections with the incumbent public operators, at both their tandem switching centers and the end office/serving wire centers in each of our markets. Similarly, we are interconnecting our networks with Internet backbone operators and public Internet peering locations with the intention to form a Tier one Internet traffic aggregation network, connecting France, Germany, the United Kingdom and the U.S.

  . Access agreements and rights of way. Our MANs are primarily constructed by digging trenches along rights-of-way by obtaining rights to use the property from local authorities. Where necessary or economically preferable to digging trenches, we also secure other rights-of-way agreements with highway commissions, utilities, political subdivision, subway operators and others. Speed to market is critical in securing rights-of-way because each successive request by a new entrant generally has a reduced probability of being granted.

   We have established and plan to continue to establish relationships with electric and other utility companies in our target markets to obtain rights-of-way access. We intend to use these relationships to maximize the penetration and speed of entry and reduce the cost of deploying our network in our target markets. In Paris, France, we have received approval from the city authorities to lay our fiber in the underground sewer system. This agreement enables us to lay our fiber in a cost-effective manner because it entails minimal excavation of city streets as the system's conduits connect to nearly all buildings in Paris.

   We must secure the rights-of-way from local authorities as we construct our networks over property in the public domain. Certain cities, such as Lyon, Marseille and Paris in France, and Munich, in Germany, have adopted framework agreements that govern access to the public domain roadways and non-roadways such as sewers, subways, tramways, and waterways. We have signed these agreements and have secured the rights-of-way, as necessary, to deploy our network over and under city property, and use city streets, poles and bridges to connect our network. In certain situations, the conduits we use to access buildings already benefit from existing rights-of-way.

  . Building entry license agreements. Before providing services to customers, we must obtain permission from the property owner. We have adopted a collaborative approach with property developers and owners. Generally, they are willing to provide access to their buildings since we are providing enhanced services to the building, which should increase its value. Our agreements typically contain a provision for access by our network to a specified point inside the building, with a renewable right of access regarding inside wiring to the premises of our clients and allow us access on a non-exclusive basis.

  . Technology supplier relationships. In 1999, we entered into an agreement with Nortel Networks to supply us equipment, including SDH, voice and data switching, data routers and customer premise equipment, engineering services, NOC management, inventory management, equipment installation and first level maintenance during the initial start up phase of each market. We selected Nortel Networks to provide the core components of our metropolitan area networks to ensure compatibility across all of our networks. In Germany, we also purchase voice switching equipment from Siemens AG.

Complementary local access technologies

   Although we intend to provide our services over our own fiber optic network in each of our targeted markets, we may use point-to-point wireless technology on a case-by-case basis to complete fiber rings or to provide services to those customers who we may not be able to serve on-net. This complementary strategy provides us with rapid access to buildings and allows us to gain market penetration and take advantage of market opportunities before we have completely constructed our network or to extend the reach of the fiber networks.

   We intend to apply for licenses to provide point-to-multipoint wireless services to supplement our fiber- based network. These licenses for high frequency wireless facilities can be used to provide services that we will use to serve outlying customers to whom it is not economical or technologically feasible to provide fiber cable, to infill our existing network and to serve other areas where customer density or other constraints make installing a fiber network less attractive or economical than providing wireless services. In June 1999, we received from the Autorite de Regulation des Telecommunications (ART) an experimental point-to-multipoint wireless license in Marseille, France. We filed for a permanent point-to-multipoint license for 18 regions in France on January 31, 2000, and, as a result, our experimental authorization in Marseilles has been extended through the date that a permanent license is awarded or denied. We expect a decision on the license within approximately six months from January 31, 2000. We do not know the extent of competition for these licenses, and their award will be based on certain objective criteria set forth in the call for tender and, in part, discretionary on the part of the regulatory authority. We may not receive any licenses or licenses for all of the frequencies and locations for which we applied. If we are unable to supplement our network with wireless facilities, we may be unable to serve some areas and customers that will be served by those receiving the licenses.

   In certain cases where existing copper facilities within a customer's premises or a campus business park environment can be used, we also may deploy DSL transmission technology over leased facilities to extend the reach of our local networks. As allowed by regulations, we intend to provide DSL services to an expanded base of customers. DSL offers enhanced performance for small and medium-sized businesses currently accessing the Internet with standard modems or integrated services digital network connections that are too small to economically connect to our fiber optic network. It provides greater speed, reliability and flexibility than standard modem or ISDN connections over copper lines.

High-capacity telecommunications and Internet services

   We offer a wide range of products and services, individually and in bundles.

Basic voice services

   Through our direct connections to customers, our basic fixed wireline voice services cover all outbound calls, including local, national, international and fixed-to-mobile services. We bundle resold long-distance with our local services, and create bundled packages including Internet access. In isolated cases, we may provide indirectly connected voice services available to off-net customers, to allow them to access our long-distance services using a prefix code. Our basic voice services also include calling features, such as call forwarding, call waiting, speed dialing and call line identification. While the growth rate basic voice services is lower than other telecommunications segments, they currently represent the largest segment of telecommunications services in France and Germany.

Enhanced voice service portfolio

   We plan to provide:

  . Virtual private network. VPN utilizes the facilities of a public network but operates as a closed user group, to provide customers with multiple locations the convenience of a private network with the scope and scale of a public network.

  . Unified messaging. Unified messaging allows customers to access fax-mail, voice-mail and e-mail from any location, including the Internet.

  . Personal numbering services. Personal numbering services provide customers with flexibility in directing the location of incoming calls. Customers will receive a number from our number series and calls to this number will be directed by our network to a pre-programmed mobile phone, fixed line or international number.

  . Teleconferencing. Teleconferencing allows three or more parties to be connected and hold a telephone discussion. We may also provide visual presentation, recording and subconferencing.

Data services

   Our MANs allow customers to utilize our high-capacity technology to deliver their data traffic to end-users and carriers at substantially lower costs and higher reliability than the incumbent operators.

  . Dedicated access leased lines. Our local dedicated access and private line services are available for data connections over our own MANs at transmission speeds from 64 kbps to beyond multiples of 2 gigabytes per second on lines ranging from ISDN lines to STM-16 circuits. We will offer LAN to LAN services and will also consider specific requests for building private or closed-user group networks from private and government authorities.

  . Internet protocol services. We expect to provide a variety of Internet, intranet, and extranet services utilizing Internet protocol (IP). We also plan to include a range of flexible high-capacity Internet protocol-based services, which will allow customers with uneven data transmissions capacity needs to pay for transmission on an as-used basis. In such cases, our customers will be charged only for the excess capacity used beyond their monthly flat-rate capacity. We plan to interconnect our IP services with a variety of peering and transit relationships, including aggregating Internet traffic in a Tier one level backbone between France, Germany, the United Kingdom and the U.S.

  . Asynchronous transfer mode (ATM) services. ATM is a recently commercialized technology which allows customers with requirements to move large amounts of data between locations quickly and reliably. We expect to introduce ATM services for muli-site customers, LAN to LAN interconnection, and high-speed Internet access for Internet service providers.

  . DSL. We are developing plans to provide digital subscriber line services, as regulations allow. DSL technology sends high-speed digital signals over a customer's existing copper telephone wires through special modems installed in the customer's premises and the telephone network. We plan to provide DSL to new targeted market segments, generally businesses with less than 35 employees and heavy-user residences.

Internet services

   In addition to pursuing the retail and carrier markets, we are developing Internet-related services. We have acquired two Internet service providers to further our Internet strategy. In March 1999, our French operating company acquired all of the outstanding stock of Acces et Solutions Internet S.A.R.L., an Internet service provider based in Lyon. Our operating company in the United Kingdom acquired all of the outstanding stock of iPcenta (formerly known as Web International Networks Limited), an Internet service provider based in London, in June 1999. We intend to leverage our facilities and operating presence in our markets across France and Germany to facilitate the rapid roll-out of Internet-related services. To accelerate the launch of these services, we have established a separate dedicated Internet division that will operate under the ".COMpletel" name.

   To implement our Internet strategy, we intend to accelerate the upgrade of each of our switch centers in France and Germany to create Internet data centers, including large centers in Paris and Munich (SuperPOPs), and smaller centers in the regional switch centers (MetroPOPs) and, subject to obtaining a waiver from our banks under our credit facility, we intend to install a center in London. We provide space in our switch centers for other carriers and Internet-related providers to locate their equipment. We intend to provide carrier-class quality reliability, powering and security. We intend to progressively provide a range of Internet services through these IDCs, including:

  . Dedicated access. We offer dedicated Internet access at a variety of speeds.

  . Co-location and complex hosting. We offer secure space for customers to locate their Internet equipment, and plan on offering on our own computer servers, a package of services to provide customers with turnkey Internet solutions.

  . Termination service. We plan on offering Internet service providers co-locating in our facility a share of any termination revenue paid by other carriers for incoming calls.

  . Server support. We plan on providing services to support on ongoing maintenance and management of customer's servers.

  . Operating system support and other professional services. We plan on providing value-added services to support customers in the provision of their operating software and other technical professional services.

  . Packaged content. We intend to aggregate packages of bundled content to enable our customers to efficiently access valuable web sites and web-based information.

  . Application services. We plan to provide a host of applications, on a shared basis, for our customers to access certain applications, designed for targeted segments.

   We believe there is significant customer demand among Internet service providers, Internet protocol-based carriers and corporate customers for these services in all of our targeted cities. We intend to roll-out these services in geographic and vertical phases. We plan to have Cisco SystemsTM, MicrosoftTM and UNIX accredited staff on site at these IDCs, 24 hours a day, seven days a week. Our staff will be available to customers on a call-up basis as a function of service level agreements.

Customer segments

   We target three principal customer segments with a variety of existing and planned services. We provide high-quality communications solutions for our customers, based upon their internal and external communications needs, who are:

  . Small-and medium-sized business, government and institutional end-users. Businesses with an average of 35 employees up to 1,000 employees, local governmental entities and institutions such as hospitals and educational establishments.

  . Internet-related providers. Major Internet service providers and other
    Internet-related companies.

  . Other telecommunications carriers. Long-distance and international carriers and resellers.

   Our products and services include:

  Customer Segment          Products and Services
---------------------------------------------------------------------------------------------
  Business, government and
   institutional end-users  Voice--local and long-distance:          Inbound
                                                                     Outbound
                            Internet access:                         Single vendor router
                                                                     Multi vendor router*
                            Dedicated circuit:                       Intra-city
                                                                     Inter-city*
                            Internet services:                       Low-end complex hosting
                                                                     e-commerce portal
                                                                     Domain name registration
                                                                     Consulting
                                                                     OS and server support*
                                                                     Application support*
                            MAN:                                     Case by case
                            LAN to LAN*
---------------------------------------------------------------------------------------------
  Carriers                  Dedicated circuits
                            High-end complex hosting and co-location
                            Call-termination*
---------------------------------------------------------------------------------------------
  Internet-related
   providers                Inbound call termination:                Basic
                                                                     Improved*
                            Dedicated circuits
                            High-end complex hosting and co-location
                            OS and server support*
                            Applications support*

* Development stage

   We believe that telecommunications users broadly will benefit from the suite of services we offer, which is an alternative, high-quality and facilities-based source for a comprehensive range of telecommunications services. We believe there is a market demand for vendor diversity as businesses seek competitive pricing, flexible and responsive service, greater reliability and security and, generally, greater bargaining power.

   We have chosen to focus on business end-users, Internet-related providers, and carriers given our belief that:

  . These segments represent the most profitable portion of the telecommunications market based on their higher usage volumes, high-growth, lack of competitive alternatives and more sophisticated requirements;

  . These segments are capital-efficient to serve, given their concentration within any particular target area; and

  . These segments generally are more receptive to exploring high-quality alternatives to the incumbent carriers.

Business end-users

   Small- and medium-sized businesses are of particular focus to us, given our belief that these companies are less likely to currently benefit, via their existing suppliers, from the price competition and product and service responsiveness that we offer them. We believe such competition is currently focused in the long-distance rather than the local market and for the benefit of multi-national companies rather than small- and medium-sized enterprises. Additionally, we believe that, given the limited number of operators vying for share in the local sector, margins in these sectors will be higher. Further, small- and medium-sized businesses have a particular focus on local services, as local calling constitutes a greater percentage of traffic than of multi-nationals customers.

  According to Ovum, small- and medium-sized enterprises employed 3.9 million fixed lines in France and 5.8 million in Germany in 1999, respectively, constituting 45% of all business lines in both countries. Small- and medium-sized businesses currently lag behind large corporations in adopting data and Internet-related technologies. Ovum expects small- and medium-sized enterprises to grow by 55.3% and 57.7% in France and Germany, respectively, between 1999 and 2003.

                                    [CHART]

               Small and Medium-Sized Enterprises Internet Users

                                   France         Germany
                                   ------         -------
                  1999              110              270
                  2000              190              500
                  2001              300              830
                  2002              460            1,230
                  2003              640            1,670

Government end-users

   We have identified local government authorities as important potential customers in view of their need to obtain advanced technology in linking up all of their municipal offices at competitive prices. Local government authorities, such as social security administrations and tax authorities, depend heavily on local networks to provide their services.

Carriers

   As countries in Europe have begun to liberalize their telecommunications markets, there has been steep growth in the number of pan-European international carriers. Generally, these carriers focus on building international and intercity facilities, while leasing wholesale local circuits from local providers. Historically, in the U.S., this carrier demand for local access was the prime driver for the development of alternative local carriers. We provide carriers with dedicated circuits and co-location services on a wholesale basis.

   In addition, we believe we will be able to terminate French and German in-bound international calls for foreign telecommunications service providers through our interconnections with these carriers. We are also currently in negotiations with operators to terminate their regional and local call traffic into Germany and France.

Internet-related providers

   We believe that the dramatic increase in Internet usage will result in the commensurate growth in Internet-related companies, in access, content provision, e-commerce, advertising, and numerous other segments. These customers have specific sets of needs that we believe we will be able to satisfy. We are developing suites of services to support their requirements, primarily in high-capacity access and value-added services.

Sales, marketing and distribution

Customer acquisition strategy

   We believe that one of our competitive advantages is based on professional direct sales and customer care programs. As a result, to address the retail business end-user segment, our sales force is structured principally on a city-by-city basis.

   We believe that experienced, local sales personnel provide us with:

  . useful knowledge of local dynamics and the target customer base;

  . established contacts and relationships in the local market, enabling them to pre-sell our products and services prior to our initiating network operation in that market;

  . insight that will allow us to tailor our product and service offerings to specific local customer needs; and

  . enhanced commitment to each market which may facilitate more rapid access to rights-of-way for network construction and direct targeting of customer specific needs.

   Initially, we concentrate our sales and marketing effort on larger customers. Once we secure these customers' business, we direct our sales and marketing activities to focus on capturing smaller customers. As networks are deployed in additional cities, we will expand our focus on national and pan-European customers. To this end, we have already developed national sales and service functions in both France and Germany, which operate alongside the local sales and service functions and which currently sell to the carrier and Internet provider customer segments.

   As of December 31, 1999, we had 108 employees in sales and marketing, representing nearly 29% of our operating employees. Our salespeople come from two primary sources, either directly from other telecom providers or from related industries. As of January 24, 2000, we had 200 orders for 101,735 line equivalents of capacity, of which 76 were installed and the remainder were pending installation.

Marketing communications

   We believe that a key to effectively implementing our business plan is to create an "umbrella" pan-European identity under the CompleTel trade name. While we believe that name recognition is important to our success and that our brand awareness will become an increasingly important tool, we do not use mass-media to develop brand awareness due to significant cost inefficiencies. Consistent with our focused on-net strategy, we use a targeted marketing approach for on-net prospects, within 500 meters of our network backbone, primarily driven by telemarketing and direct mail activities. We supplement these targeted communications with periodic press communications and event marketing.

Pricing

   Pricing is one of our ways to differentiate ourselves from the incumbent operators and to attract customers, although it is only one of our differentiators alongside consistent, reliable, quality, customer care and superior product range. We plan generally to price our services to our customers at a discount to the incumbent operator, offering combined services discounts to incent customers to buy a portfolio of services, designed to maximize global usage and revenue per customer. The wholesale rates charged to other carriers and Internet-related providers are generally set at the market price or slightly below the market price of the leading facilities-based carriers but we do not anticipate offering a major discount compared to any alternative carrier. On a promotional basis, we may provide discounted installation to facilitate customer migration from the incumbent carriers.

Customer service

   Our goal is to maintain an advantage over our competitors in our target markets by providing superior customer service and care. We believe that providing a high level of customer service is a key element to establishing customer loyalty and attracting new customers. We have dedicated customer service representatives who initiate contact with our customers on a routine basis to ensure customer satisfaction.

   We also believe that technology plays an important role in customer satisfaction. Advanced technological equipment is crucial to enabling the provision of high quality of service to our customers. We have installed sophisticated status-monitoring and diagnostic equipment at our network operations centers allowing us to identify and remedy network problems before they affect customers.

   Our customer care function includes:

  . on-line customer care personnel available 24 hours a day, seven days a week;

  . an integrated data base management system that can immediately access all of a customer's data and allow us to quickly respond to customer inquiries;

  . an integrated billing system capable of being customized for all of our services;

  . the availability of on-line service ordering, order status viewing, billing inquiries and other services to allow customers to manage their services;

  . access to technical support to resolve problems;

  . escalation processes to deal with customer concerns;

  . personal relationships with customers based on local and dedicated customer care staff; and

  . a local designated sales account executive to grow and support the customer relationship.

   We offer high-quality, responsive, personalized and customizable services. To our business end-user customers, our customer care is provided on a local basis rather than a national basis to develop customer relationships at the city level and develop responsibility and accountability at the local level. Our local structure is supported by our centralized operations centers in France and Germany, including service provisioning, network supervision and after-hours customer care.

Management information and billing systems

   All of management information systems are centralized in our European Data Center (EDC) located in Paris, France. We believe the importance of implementing a scalable and highly flexible platform of applications with track-records in the European and/or U.S. competitive local exchange market is an important criteria in selecting and integrating a comprehensive management information system. Using consulting firms specializing in information technology and telecommunications, we have assembled, integrated and implemented a system to smoothly and effectively coordinate our key business processes:

  . prospecting, lead-generation and customer acquisition;

  . order flow and service provisioning;

  . network planning and design;

  . customer care, billing and collection;

  . account management;

  . network management and maintenance; and

  . business financial systems.

   The core of our management information system is anchored in applications supplied by Kenan, a subsidiary of Lucent Technologies, TCSI, Oracle, Nortel Networks and Siemens. All of the applications are operated from our computing center in the European Data Center with localized interfaces, local language and business processes, for each market and country. We also have incorporated a data warehouse within our European Data Center to allow our sales force to monitor customer line usage on a daily basis and detect changes in customer behavior and usage, which allows us to be proactive and identify better product offerings for particular customers.

Competition

Overview

   Competition for the provision of local telecommunications services in Europe is still in the early stages of development. The markets for public, switched telecommunications services in France, Germany and many of the other Western European countries were closed to competition until January 1, 1998. Therefore, legislators, regulators and courts in those countries have limited experience in regulating a pro-competitive telecommunications sector. Historically, no entity other than the incumbent public telecommunications operators had the right to provide public telephone service or networks in those countries.

   Currently, the European Union is actively seeking to stimulate competition among telecommunications providers. European member states are required to end restrictions on the entry of new telecommunications operators and adopt standardized regulations intended to promote competition. We believe that the ongoing liberalization of the European Union telecommunications market will cause more local exchange carriers, including pan-European carriers, to enter the market. Under the new regulatory structure, existing public telecommunications operators may compete in local exchange services markets outside of their home countries, either alone or through existing joint ventures, subject to restrictions on market concentration and anti-competitive mergers and acquisitions.

   In today's regulatory environment, we will compete with both incumbent public telecommunications operators, like France Telecom and Deutsche Telekom, and other local exchange carriers in each market we enter. Based on their historically exclusive market positions, incumbent public telecommunications operators generally have several competitive advantages over new competitors, including:

  . expansive economic and human resources;

  . close ties to local and national regulatory authorities;

  . ubiquitous local and long-distance distribution facilities;

  . existing rights-of-way;

  . control of or access to telephone numbers; and

  . control over local telecommunications connectivity.

We believe that the principal competitive factors affecting our business will be:

  . price;

  . customer service;

  . network quality;

  . accurate billing; and

  . variety of services.

   Our ability to compete effectively will depend upon our ability to maintain high-quality services at competitive prices. Because France, Germany and most of our intended Western European markets, other than the United Kingdom, have only recently liberalized or still are in the process of liberalizing the provision of voice telephony, our target customers in most of these markets are not accustomed to obtaining services from competitors to the incumbent public telecommunications operators and may be reluctant initially to use emerging telecommunications providers.

Incumbent carriers

   We expect that our principal competitors will be the incumbent public telecommunications operators in the markets which we serve:

  . France Telecom in France, and

  . Deutsche Telekom in Germany

   Each market presents a different competitive landscape. In France, France Telecom has invested heavily in upgrading its network and enjoys relatively high approval ratings from its customers. In Germany, we believe that attractive opportunities exist to invest in the development of local exchange infrastructure to provide enhanced services that have not been aggressively pursued by Deutsche Telekom or by other new entrants.

Alternative providers

   We will face competition in France from operators of fiber networks such as MCI WorldCom, COLT and Cegetel, a consortium of Vivendi and British Telecom. We believe that we can effectively compete in France because most current competitors seeking to gain market share from France Telecom are focusing on long-distance service instead of local exchange service and have concentrated their efforts on the competitive high-volume areas in and around Paris, such as the business district of La Defense. In Germany, we face competition from a number of companies, inluding national carriers such as COLT, VIAG Telekom and ARCOR, along with city utility carriers. Additionally, we face competition from numerous resellers of long-distance and in isolated areas, competition from cable television operators.

Regulation

Overview

   National and local laws and regulations governing the provision of telecommunications services differ significantly among the countries in which we intend to operate. The interpretation and enforcement of such laws and regulations vary and could limit our ability to provide various telecommunications services in different markets. In addition to licenses in France, Germany and the United Kingdom, we also have obtained a license under
Section 214 of the U.S. Communications Act that permits us to terminate calls in the U.S. that originated on our European networks and to transport traffic originating in the U.S. to our networks or through one of our interconnections.

   Deregulation of telecommunications is a relatively new phenomenon in Europe and there is little history to guide competitive entrants. Relationships between European Union member governments and the European Union's central agencies are evolving. The degree to which the European Union telecommunications market will be subject to national or European Union control remains to be seen. Other than the United Kingdom, there is little history in Western Europe to provide guidance to competitive entrants concerning the independence of newly-created regulatory bodies to demonstrate how vigorously or efficiently such bodies will adopt and enforce regulations or rules. Regulatory, judicial, legislative or political considerations may prevent us from offering our services to residents of Western European countries and may adversely affect our business.

European Union

   The European Union consists of the following member states: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom. Other countries are applying for membership as more of Europe adopts the trend to liberalization. The European Union member states are required to implement Directives issued by the European Commission and the European Council by passing national legislation. If a European Union member state fails to effect such directives with national or other appropriate legislation or fails to render the provisions of such directives effective within its territory, the European Commission may take action against the European Union member state to enforce the Directives, including proceedings before the European Court of Justice. Private parties may also bring actions against European Union member states for failures to implement such legislation.

   The European Commission and the European Council have issued a number of key directives establishing basic principles for the liberalization of the European Union telecommunications market. One of the European Union's objectives is to create a free and open market for telecommunications. Although the European Union set January 1, 1998 as the deadline for mandatory liberalization of the provision of voice telephony services throughout the European Union, each European Union Member State had to enact its own laws to implement the European Union's mandate through its own processes. Not every European Union Member State has enacted laws that implement the directives within the time frame set by the European Union or in a way that complies or will comply with the intent and spirit of the directives. Further, there can be no assurance that all European Union Member States will enact laws which fully comply with the intent and spirit of the directives. Greece, Portugal, Ireland, Spain and Luxembourg have been granted additional implementation periods. Each Member State is required to make the minimum changes necessary to comply with the European Union Directives, but the actual method or form of implementation of European Union directives varies from country to country. Also, the European Commission has initiated legal action against Belgium, Denmark, Germany, Greece, Italy, Luxembourg and Portugal for not implementing the directive on full voice telephony competition adequately.

   In 1990, the "Services Directive" required Member States to abolish all exclusive and special rights for the provision of all telecommunication services other than for public switched voice telephone service and public telecommunications networks. Since that first phase of activity, further legislative initiatives have been designed to provide full liberalization of the telecommunications sector, including notably the adoption of:

  . The revised Open Network Provision Directive, which Member States were required to implement by June 30, 1998, aims to ensure the availability of quality public telephone services and to define the services to which all users should have access in the context of universal service at an affordable price.

  . The Full Competition Directive, which required Member States to abolish exclusive and special rights for the provision of public voice telephone services and to allow the provision of public telecommunications networks by January 1, 1998. The Full Competition Directive also abolished special and exclusive rights regarding the self-provision of infrastructure, the use of infrastructure operated by third parties and the use of shared infrastructure for the provision of services other than public voice telephony.

  . The Licensing Directive, which established a common framework for general authorizations and individual licenses in the field of telecommunication services. The Licensing Directive is intended to allow telecommunications operators to benefit from an European Union-wide market for telecommunications and establish a common framework for national authorization regimes and seeks to facilitate cross-border networks and services.

  . The Interconnection Directive, which mandates that each Member State ensure that the historical public telecommunications operators and operators with significant market power:

   . provide interconnection to other operators under terms and conditions that are cost-oriented, non-discriminatory, objective and transparent;

   . publish by July 1, 1997, their "unbundled" interconnection terms and conditions;

   . negotiate access agreements and specific terms of interconnection, subject to the intervention of the member state's regulatory authority in case of a breakdown in the negotiations; and

   . adopt transparent accounting methods for each cost component.

   Member States are also required to adopt a quick, cheap and effective procedure to solve interconnection disputes in order to prevent the historical operator from maintaining its dominant position through litigation and other delaying tactics. The Interconnection Directive is expected to be amended to provide for carrier pre-selection in the fixed market, enabling subscribers to choose an alternative carrier to convey their long-distance calls, with the possibility of overriding their choice on a call-by-call basis. In addition, the Interconnection Directive requires number portability in the fixed and mobile markets, enabling subscribers, while remaining at a specific location, to retain their telephone number despite switching network operators. Number portability for all subscribers on public fixed networks was required by January 1, 2000. Carrier pre-selection was required for public fixed networks by January 1, 2000, by operators with significant market power. Member States may also decide to apply this requirement to other operators, as has been the case in the United Kingdom.

France

   In July 1996, France enacted legislation amending the French Code des Postes et Telecommunications, abolishing France Telecom's legal monopoly and providing for the immediate liberalization of all telecommunications activities in France, but maintaining a partial exception for the provision of voice telephony to the public on fixed wireline. Such voice telephony was fully liberalized "including carrier pre-selection" on January 1, 1998. French law allows market participants to build and operate public voice telecommunications networks or offer services following receipt of the required license. Interconnection is available as a matter of right to all licensed operators.

   Licenses are granted by the Secretaire d'Etat a l'Industrie, the "Telecommunications Ministry", in charge of telecommunications upon recommendation of ART, an independent regulatory authority. ART has broad rule-making and adjudicatory powers and is administratively independent from the Telecommunications Ministry. Among other things, ART has the power to approve interconnection rates of operators deemed dominant in the market place, arbitrate interconnection disputes and to exercise oversight powers and punish regulatory infractions through suspensions or revocations of licenses or through fines based on a percentage of the violator's revenues.

   On December 13, 1998, the Minister of Telecommunications, pursuant to ART's recommendation, awarded our French operating subsidiary a fixed wireline license and a service license for network deployment and the provision of services in 10 regions in France that we intend to serve. The term of these licenses is 15 years from December 13, 1998. Under French law, these licenses entitle us, among other things, to obtain rights-of-way to establish network infrastructure along public roads, to obtain easements on private property and to obtain certain rights on public domain property other than roads.

   We also received a point-to-multipoint wireless authorization for our planned local loop in Marseilles on June 9, 1999. Point-to-multipoint authorizations are currently available in France only on a limited and experimental basis. We filed for a permanent point-to-multipoint license on January 31, 2000 and, as a result, our experimental authorization has been extended until a decision is made to award or deny our application for permanent license. We expect that the decision to grant the license will be made within six months of January 31, 2000.

   On December 18, 1998, we entered into an interconnection agreement with France Telecom. France is one of the European Union Member states that differentiates between interconnection for public telecommunications network operators and for voice telephony service providers. The published interconnection tariffs of France Telecom, which are approved annually by ART, provide substantially more favorable interconnection terms for public telecommunications network operators than for voice telephony service providers that use third-party operators' transmission facilities.

   As a public network operator and service provider in France and pursuant to our license, we must provide, among other things, non-discriminatory treatment of customers and we must accept reasonable requests for interconnection from other operators of networks open to the public and from voice telephony and mobile telephony providers. In addition, we are required to notify ART of interconnection agreements and to make contributions to finance universal service by paying supplementary charges for interconnection to France Telecom, as well as making payments to a universal service fund based on our volume of activity. The amounts of universal service contributions are set annually by the French Telecommunications Ministry as proposed by ART. In addition, we are required to spend 5% of our revenues to support research and development in France.

   In France, unbundling of the local loop is an issue which has still to be settled. In April 1999, ART started a public consultation on the issue of unbundling the local loop and requested comment on five possible options: access to the copper wires; access to a permanent virtual circuit; access to capacity; resale of local traffic; and resale of subscriptions. The results of the comment period were published in October 1999. Although the issue has not been settled as of the date of this prospectus, ART could request that unbundling solutions be rapidly implemented concerning access to France Telecom's ADSL lines.

Germany

   The German Telecommunications Act of July 25, 1996, ended the legal monopoly of Deutsche Telekom AG for the provision of voice telephony and public telecommunications networks, and immediately liberalized all telecommunications activities in Germany, but postponed effective liberalization of voice telephony until January 1, 1998. Since January 1, 1998 the German telecommunications market has been completely open to competition and a new regulatory authority, the Regulierungsbehorde fur Telekommunikation und Post (RegTP), has been installed.

   Under the German regulatory scheme, RegTP grants licenses in four license classes. A license is required for operation of transmission lines that extend beyond the limits of a property and that are used to provide telecommunications services for the general public. This infrastructure license is divided into 3 classes: mobile radio license (class 1); satellite license (class 2); and general infrastructure license, covering all telecommunications services for the public which are not covered by the mobile radio license or satellite license (class 3). In addition to the infrastructure licenses, a license is required for operation of voice telephony services based on self-operated telecommunications networks (class 4). A class 4 license does not include the right to operate transmission lines and a class 3 license does not include the right to provide voice telephony services. Licensees under class 1, 2 and 3 have the right to install transmission lines on, in and above public trafficways such as public roads, squares, bridges and public waterways without payment; however, when installing transmission lines permission must be obtained from the relevant authorities. In general, this permission cannot be refused. However, municipalities may issue an order that a public road can only be dug out once every 30 years. Public operators have to coordinate and cooperate with each other or risk losing the right to dig out the same public road for as long as 30 years.

   In March of 1999, our German operating subsidiary, CompleTel GmbH was granted , class 3 and class 4 licenses for three markets in Germany, including our initial target market, which were subsequently amended as of July 1999 and as of January 2000, to include among others, our additional markets. The licenses are of unlimited duration.

   We entered into an interconnect agreement with Deutsche Telekom in May 1999, which was amended in December 1999 and in January 2000. A company that operates a public telecommunications network has the right to receive favorable interconnection rates from Deutsche Telekom, the former incumbent public telecommunications operator. Deutsche Telekom filed a request with RegTP to offer more favorable interconnection rates to competitors that maintain a higher number of interconnection points with Deutsche Telekom's network and less favorable interconnection rates to competitors that maintain a smaller number of interconnection points which would have effected the operation of smaller networks in terms of interconnection pricing. For the time being, RegTP has rejected the request. A telecommunications provider that does not agree with the offered rates or is refused interconnection by Deutsche Telekom can take the case to RegTP who may order interconnection at specific rates. To date, interconnection has been the source of major dispute between Deutsche Telekom and its competitors. Several complaints currently pending before RegTP and German courts concern the content of the standard interconnection offer of Deutsche Telekom. Although RegTP has established standard interconnection rates, Deutsche Telekom and some of its major competitors have been unable to reach agreement on other aspects of interconnection such as rates for unbundled local loops. Rates for unbundled access to the customer line have been considered and rates have been set by RegTP which Deutsche Telekom's competitors generally regard as too high and anti-competitive. Other pending disputes concern the costs of billing services provided by Deutsche Telekom to other carriers and rates for direct access to the end-user lines of Deutsche Telekom.

United Kingdom

   The Telecommunications Act of 1984 provides a licensing and regulatory framework for the telecommunications activities in the United Kingdom. The Secretary of State for Trade and Industry at the Department of Trade and Industry (DTI), is responsible for granting licenses and for overseeing telecommunications policy, while the Director General of Telecommunications, the "Director General", is responsible for enforcing the terms of such licenses.

   Individual licenses are granted for the construction and operation of public networks, and class (or general) licenses are granted for systems comprising equipment at a single site, self-provided non-public networks, or limited public networks. On January 11, 1999, the DTI granted our operating subsidiary in the United Kingdom, CompleTel UK Limited, an individual license to operate fixed public telecommunications systems of any kind in the United Kingdom (a PTO license). The PTO license will also license the operation of international facilities. We currently do not plan to operate under the PTO license but we have been advised that this does not constitute ground, which by itself, would result in a right to revoke the PTO license. To provide international services in the United Kingdom, we have also obtained an International Simple Voice Resale License. To provide international facilities, we do not need a separate license as under the terms of a bill presently before Parliament the PTO license also will license the operation of international facilities. However, we also plan to provide some services under the Telecommunications Services License, a class license that allows us to provide a number of services other than those requiring individual licenses.

   These licenses impose certain requirements on us, including but not limited to the requirements that we provide end-users and other network operators with reasonable and non-discriminatory access to our system. Licenses may also limit the type of services that may be operated over the license system and the way in which these can be provided in order to facilitate the open competitive environment.

   The focus of deregulation in the United Kingdom has been to encourage new entrants to build competitive networks. Until recently, only network providers had the right to require interconnection with British Telecommunications plc ("BT") above the level of the network termination point and to obtain favorable wholesale interconnection rates. A recent interconnection regulation allows several other categories of operators and service providers to obtain interconnection on favorable terms from BT and other operators designated as having market power in a defined market. CompleTel UK Limited has provisionally been granted favorable interconnection terms, but this right will lapse and a further application for favorable terms will be required if it does not commence operations under its PTO license in the first half of 2000. All interconnecting operators within the designated categories are required to offer interconnection to similarly situated operators and providers.

At present, competitors to BT generally cannot obtain unbundled access to the local loops, but this is subject to review and consultation which is likely to result in mandatory unbundling by BT. In this way, network providers have historically been favored over services providers.

   The regulatory authorities in the United Kingdom are in the process of revising the regulatory framework to meet the detailed requirements of the various European Union telecommunications directives. Initially, we expect these changes to enhance the competitive position of resellers and other service providers by lowering their costs of access to the BT network. The telecommunications regulator, Oftel, oversees competition in the telecommunications market. Number portability must be provided by public telecommunications operators at the request of other operators. From January 1, 2000, operators will be required to offer number portability at the customer's request for a nominal charge. Also, carrier preselection over BT's network will be required for national or international calls by late 2000, and for all local, national and international calls as of 2001.

Employees

   As of January 16, 2000, we had 405 employees. In addition, we had arrangements with 37 individuals who we expect will start work within the next 90 days. We believe that our future success will depend on our ability to attract and retain highly skilled, qualified and experienced employees. Our employees are not covered by any collective bargaining agreement. We believe that we enjoy good relationships with our employees.

Properties

   Our European headquarters are located in Paris, France. We also have sales offices in each of our markets. Our sales offices, switch and IDC sites, as well as our operations and service centers, are located in leased facilities. We are in the process of purchasing our facilities in Toulouse, France.

   Our material properties currently under lease include our switch sites, as follows:

             Location        Size (sq. meters)   Lease Expiration Date
             --------        -----------------   ---------------------
             France:
              Grenoble               637            July 2011
              Marseilles           1,789            February 2011
              Nanterre/Paris       2,638            November 2010
              Lille                  684            May 2011
              Lyon                   734            October 2010
              Nice                   625            November 2011
              Toulouse               640            Own facilities
             Germany:
              Essen                3,028            September 2004
              Berlin               2,795            November 2009
              Munich               3,958            July 2004
              Nuremberg            1,800            December 2004

   We believe that our leased facilities are adequate to meet our current needs and that additional facilities are currently available to meet our development and expansion needs in existing and projected target markets.

Legal proceedings

   We are not party to any pending legal proceedings that we believe would, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

Insurance coverage

   We have comprehensive construction, property, product and professional liability insurance, covering risks relating to the construction and operation of our network sites as is customary for similar telecommunications companies. We also have key man insurance on several members of our senior management team and are in the process of obtaining loss of revenue insurance. The main exclusions of the policies are war and willful acts.

Trademarks and trade names

   We have registered "CompleTel" as a trademark in France, Germany, the United Kingdom and selected other Western European jurisdictions. In Germany, an opposition was filed against our use of "CompleTel." We are negotiating an agreement with the company that filed the opposition. If we are unable to successfully complete our negotiations we may need to modify our corporate intellectual property branding strategy. We also have initiated the process to register a new trademark consisting of "Completel" with a logo design, as well as the name ".COMpletel" with a logo design as a trademark in France, the United Kingdom and other Western European jurisdictions. We plan to negotiate for the use of .COMpletel in Germany.

General corporate information

   CompleTel Europe was incorporated on December 14, 1998 as a Netherlands public company with limited liability ("naamloze vennootschap") and our registered office is located at Drentestaete, Drentestraat 24, 1083 HK, Amsterdam, The Netherlands. We are registered with the Trade Register of the Amsterdam Chamber of Commerce under number 34108119 and have our corporate seat at Amsterdam, The Netherlands.

                                   MANAGEMENT

   CompleTel Europe was incorporated the Company as a European holding company in December 1998 and appointed ING Trust (Netherlands) B.V. (ING Trust) as the sole managing director. CompleTel Europe and CompleTel LLC are parties to the management agreement with ING Trust, under which ING Trust has acted as our sole manager and has managed in the manner directed by the board of directors of CompleTel LLC since our inception. On January 14, 2000, James E. Dovey, Paul
J. Finnegan and Lawrence F. DeGeorge were appointed as additional members to our Board of Management. Upon the closing of this offering, we will terminate the management agreement with ING Trust and Messrs. Dovey, Finnegan and DeGeorge will resign as members of our Board of Management and will be appointed as members of our Supervisory Board. We will also appoint additional members to our Supervisory Board and three new members to the Board of Management.

Supervisory Board and Board of Management

   Our general affairs and business and the Board of Management will be supervised by a Supervisory Board. The Supervisory Board will provide advice to the Board of Management. The Supervisory Board may decide that certain resolutions of the Board of Management will be subject to its approval. In fulfilling their duties, all members of the Supervisory Board must serve our best interests.

   Our articles of association will provide for at least three supervisory directors to serve on the Supervisory Board. Under Dutch law, members of the Supervisory Board cannot serve as members of our Board of Management, nor may a person serve as a member of the Supervisory Board after the annual general meeting of shareholders during the fiscal year of such person's 72nd birthday.

   One-third of the members of the Supervisory Board may be appointed by CompleTel LLC. Two-thirds of the members of the Supervisory Board will be appointed by the general meeting of shareholders from a binding nomination, drawn up by CompleTel LLC, of at least two nominees for each vacancy to be filled. The binding nomination shall be drawn up within two months after the occurrence of a vacancy to be filled. If CompleTel LLC fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the general meeting of shareholders shall be free to make the appointment. The general meeting of shareholders may at all times override the binding nature of CompleTel LLC's nomination by adopting a resolution to this effect with two-thirds of the votes cast representing more than half of the issued capital. After giving effect to this offering, CompleTel LLC will beneficially own or control % of our outstanding shares on a fully diluted basis.

   Decisions of the Supervisory Board generally will require the approval of a majority of the votes cast. Members of the Supervisory Board may be suspended or dismissed by the general meeting of shareholders at any time. A resolution of the general meeting of shareholders to suspend or dismiss members of the Supervisory Board not pursuant to a proposal thereto by the Supervisory Board requires a majority of two-thirds of the votes cast, representing more than half of the issued capital. A resolution of the general meeting of shareholders to suspend or dismiss members of the Supervisory Board pursuant to a proposal thereto by the Supervisory Board requires an absolute majority of the votes cast. A suspension may not last longer than three months in total, even after having been extended one or more times. In case no decision on a termination of the suspension or dismissal has been made following such time, the suspension will end.

   Management and policy making for us and our subsidiaries will be entrusted to the Board of Management under the supervision of the Supervisory Board. The Board of Management will be created with at least one member and the Supervisory Board may designate one member as our Chief Executive Officer and one member as our President, although one person could have both designations. The members of the Board of Management shall be appointed by the general meeting of shareholders from a binding nomination, drawn up by the Supervisory Board, of at least two nominees for each vacancy to be filled. If the Supervisory Board fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the general meeting of shareholders shall be free to make the appointment. The general meeting of shareholders may at all times override the binding of the Supervisory Board's nomination by adopting a resolution to this effect with two-thirds of the votes cast representing more than half of the issued capital.

   The general legal authority to represent the Company will be vested in the Board of Management and each member of the Board of Management acting individually will be authorized to represent the Company. Certain resolutions by the Board of Management determined from time to time by the Supervisory Board will require the approval of the Supervisory Board.

   The general meeting of shareholders may suspend and dismiss the members of the Board of Management. The Supervisory Board may also suspend the members of the Board of Management. Other than upon a proposal thereto by the Supervisory Board, the general meeting of shareholders may only resolve upon a suspension or dismissal of members of the Board of Management with a majority of two-thirds of the votes cast representing more than half of the issued capital. Upon a proposal thereto by the Supervisory Board, the general meeting of shareholders may resolve upon a suspension or dismissal of members of the Board of Management with an absolute majority of the votes cast. Even after having been extended, a suspension shall not last for more than three months. If no decision has been reached after that time on the lifting of the suspension or the removal from office, the suspension shall cease to exist. The remuneration and other conditions of employment of each member of the Board of Management will be determined by the Supervisory Board.

   The following tables identify the members of the Supervisory Board and Board of Management. For purposes of this prospectus, (i) "directors" includes the individuals who will become members of our Supervisory Board, and (ii) "executive officers" includes individuals who will become officers and the members of the Board of Management, and (iii) "employees" includes employees of CableTel Management, Inc. ("Management Company"), a wholly owned subsidiary of CompleTel LLC, who are seconded to CompleTel Europe and its operating subsidiaries pursuant to certain agreements with the Management Company.

   The following tables shows the composition of our Supervisory Board and Board of Management, as of January 31, 2000, including information regarding the age and position of each member:

Supervisory Board of CompleTel Europe

   Our Supervisory Board will consist of seven members. The following persons have consented to serve on the Supervisory Board:

   Name                       Age Position(s)
   ----                       --- -----------
   James E. Dovey............  56 Supervisory Director and Chairman
   James C. Allen............  53 Supervisory Director
   Lawrence F. DeGeorge......  53 Supervisory Director
   Paul J. Finnegan..........  45 Supervisory Director
   Royce J. Holland..........  49 Supervisory Director
   James H. Kirby............  32 Supervisory Director
   James N. Perry, Jr........  38 Supervisory Director

Board of Management

   Our Board of Management will consist of three members, including the following individual, who has consented to serve as Managing Director, and two additional individuals who will be appointed upon the closing of this offering:

   Name                       Age Position(s)
   ----                       --- -----------
   William H. Pearson........  44 Manager, President and Chief Executive Officer

Other Significant Employees

   The following list includes officers and employees of our subsidiaries and affiliates who are involved in our business affairs and operations.

   Name                    Age Position(s)
   ----                    --- -----------
   Richard N. Clevenger..   53 Chief Technology Officer
   David E. Lacey........   53 Chief Financial Officer
   John M. Hugo..........   39 Corporate Controller and Chief Accounting Officer
   Anna Lascar...........   51 Vice President Legal Affairs and General Counsel
   John T. Puhl..........   50 Chief Information Officer
   Hansjorg Rieder.......   57 Managing Director of CompleTel GmbH
   Martin Rushe..........   31 President of CompleTel UK Limited
   Jerome de Vitry.......   38 President of CompleTel S.A.S.

   James E. Dovey was elected a Managing Director of CompleTel Europe in January 2000 and will resign that position and be elected to the Supervisory Board as its chairman prior to the consummation of this offering. Mr. Dovey, one of the co-founders of CompleTel LLC, has over 30 years' experience in the telecommunications industry. He has served as the Chief Executive Officer from inception through December 1999 and as Chief Executive Officer of CompleTel LLC from January 1998 through December 1999 and as chairman of its board since January 2000. In 1987, Mr. Dovey founded United Cable International, a joint venture between United Cable and United Artists, where he served as CEO until 1990 when that company (by then renamed TCI International) merged with the United Kingdom assets of U S WEST Inc. to form TeleWest Communications, plc. Mr. Dovey continued to serve as CEO of TeleWest until his return to the U.S. in late 1992. From 1992 to 1994, Mr. Dovey acted as a private consultant on a variety of U.S. and international telecommunications and cable television projects for TCI, U S WEST Inc., and other clients. From 1992 to 1995, Mr. Dovey served as Deputy Chairman for the United Kingdom communications company, IVS Cable International, which developed switched voice and data services in areas such as Oxford, Salisbury, and Andover until the business was sold in 1995. In 1994, Mr. Dovey co-founded SPD CableTel Management, Inc., where he actively explored various entrepreneurial opportunities in the U.S. for providing converged cable and telephony services prior to co-founding CompleTel in January 1998.

   James C. Allen will be elected to the Supervisory Board prior to the consummation of this offering. He also has served as a Director of CompleTel LLC since December 1998. From March 1993 to January 1998, Mr. Allen was the CEO and Vice-Chairman of Brooks Fiber Properties, Inc. Since June 1998, Mr. Allen has acted as an investment director and member of Meritage Investment Partners LLC, a Denver-based private equity firm that invests exclusively in telecommunication companies. Mr. Allen also presently serves on the boards of directors of MCI WorldCom Inc., a publicly traded U.S. and international telecommunications company, Verio Inc., a publicly traded Internet and Web hosting company, and Open Access Broadband Networks, Inc., a privately held company. Mr. Allen also serves on the board of directors of David Lipscomb University in Nashville, Tennessee.

   Lawrence F. DeGeorge was elected as a Managing Director in January 2000 and will resign that position and be elected to the Supervisory Board prior to the consummation of this offering. He also has served as a Director of CompleTel LLC since January 1998. Mr. DeGeorge is a private investor who has managed and participated in a number of principal equity investments in technology and communications companies, including, since December 1995, as President and Chief Executive Officer of LPL Investment Group, Inc., LPL Management Group, Inc., and DeGeorge Holdings Ltd. From June 1987 to January 1991, Mr. DeGeorge held various positions with Amphenol Corporation, including serving as President from May 1989 to January 1991, as Executive Vice President and Chief Financial Officer from June 1987 to May 1989, and as a director from June 1987 until January 1991. Mr. DeGeorge also presently serves as a director of Advanced Display Technologies which is publicly traded.

   Paul J. Finnegan was elected as a Managing Director in January 2000 and will resign that position and be elected to the Supervisory Board prior to the consummation of this offering. He also has served as a Director of CompleTel LLC since May 1998. Mr. Finnegan is a Managing Director of Madison Dearborn Partners, Inc., a Chicago-based private investment firm where he specializes in investing in companies in the communications industry. Prior to co-founding Madison Dearborn Partners in 1993, Mr. Finnegan was an investment officer at First Chicago Venture Capital for 11 years. He presently serves on the boards of directors of Allegiance Telecom, Inc. and Focal Communications Corporation, each of which is publicly traded, and of several private companies, @link Networks Inc., Enews.com, Madison River Telephone Company, LLC, Reiman Holding Company, LLC and Wireless One Network, L.P. He is a member of the board of trustees of The Skyline Fund, a small-cap mutual fund.

   Royce J. Holland will be elected to the Supervisory Board prior to consummation of this offering. He also has served as a Director of CompleTel LLC since August 1998. Mr. Holland is a co-founder and the Chairman and CEO of Allegiance Telecom, Inc. Prior to founding Allegiance Telecom, Inc., Mr. Holland was one of several co-founders of MFS Communications Company, Inc., where he served as President and Chief Operating Officer from April 1990 until September 1996 and as Vice Chairman from September 1996 to February 1997. In January 1993, Mr. Holland was appointed by President George Bush to the National Security Telecommunications Advisory Committee. Mr. Holland also presently serves on the boards of directors of Allegiance Telecom, Inc., and CSG Systems, which are publicly traded, and Choice One Communications, a private company.

   James H. Kirby will be elected to the Supervisory Board prior to the consummation of this offering. He also has served as a Director of CompleTel LLC since May 1998. Mr. Kirby is a Director of Madison Dearborn Partners, Inc., a Chicago-based private investment firm where he specializes in investing in companies in the communications industry. Prior to joining Madison Dearborn Partners in 1996, Mr. Kirby worked in investment banking and private equity investing at Lazard Freres & Co. LLC and The Beacon Group LLC. He presently serves on the boards of directors of several private companies including Wireless One Network, L.P., Orblynx, Inc. and Reiman Holding Company, LLC.

   James N. Perry, Jr. will be elected to the Supervisory Board prior to the consummation of this offering. He also has served as a Director of CompleTel LLC since May 1998. Mr. Perry is a Managing Director of Madison Dearborn Partners, Inc., a Chicago-based private investment firm where he specializes in investing in companies in the communications industry. Prior to co-founding Madison Dearborn Partners in 1993, Mr. Perry was an investment officer at First Chicago Venture Capital for eight years. He presently serves on the boards of directors of Allegiance Telecom, Inc., Focal Communications Corporation, Omnipoint Corporation, and Clearnet Communications, each of which is publicly traded.

   William H. Pearson will be elected as the Managing Director, President and Chief Executive Officer of CompleTel Europe prior to the consummation of this offering. Mr. Pearson, one of the co-founders of CompleTel LLC, has served as President of European Operations of CompleTel LLC since its inception and as its Chief Executive Officer since January 2000. In 1994, Mr. Pearson co-founded SPD CableTel Management, Inc. with Mr. Dovey. Between 1980 and 1994,
Mr. Pearson held a variety of senior management positions with U S WEST Inc. From 1983 to 1989, Mr. Pearson worked in U S WEST's cellular division, including starting up its marketing department in 1983, becoming head of strategic planning in 1986, and managing the Rocky Mountain region from 1987 to 1988. In 1989, Mr. Pearson relocated to the United Kingdom, and he served as Senior Vice President of Marketing and Planning for TeleWest from 1990 to 1992, where he worked to develop U S WEST's cable telephony strategy, and as Executive Director of Business Development for U S WEST International from 1993 to 1994, where he evaluated numerous local loop opportunities in Western Europe and Latin America. In 1992, Mr. Pearson was an adjunct professor of graduate-level marketing at the University of Wisconsin-Madison School of Business.

   Richard N. Clevenger will be appointed Senior Vice President and Chief Technology Officer of CompleTel Europe prior to the consummation of this offering. Mr. Clevenger, one of the co-founders of CompleTel LLC, has served as Senior Vice President and Chief Technology Officer of CompleTel LLC since its inception in January 1998, and as its Acting Chief Operating Officer since August 1999. Mr. Clevenger has served in various market development and technology management positions in domestic and international telecommunications for over 30 years. Prior to co-founding CompleTel in 1998, Mr. Clevenger worked from 1996 to 1997 as an independent management consultant on several business strategy, technology, and implementation matters relating to cable television, wireless cable, business and residential telephony, and business video, including for SPD CableTel Management, Inc., which he joined full time in 1997. Mr. Clevenger served as Senior Vice President and Chief Technology Officer for KBLCOM, Inc. from 1987 to 1995, during which time his duties included (i) serving as President and Chief Operating Officer of KBLCOM's business services subsidiary, Paragon Business Systems; (ii) working as Vice President of Market Development for KBLCOM's cable television subsidiary, KBL Ventures; and (iii) founding and serving as President and Chief Operating Officer of the KBLCOM subsidiary, FIBRCOM, a successful competitive access provider. From 1982 to 1987, Mr. Clevenger was Vice President of Engineering and Technology for Cox Cable Communications, Inc. From 1973 to 1982, Mr. Clevenger served as Vice President of Engineering for United Cable Television of Colorado. From 1968 to 1973, Mr. Clevenger held a variety of positions at Cablecom General, Inc., including Division Engineer, General Manager, and Vice President of Engineering.

   David E. Lacey will be appointed as our Chief Financial Officer prior to the consummation of this offering. He joined CompleTel LLC in December 1998 and was appointed Chief Financial Officer and Treasurer of CompleTel LLC at that time. Prior to joining CompleTel LLC, Mr. Lacey served in a variety of positions for Storage Technology Corporation including, from June 1996 to December 1998, as Executive Vice President and Chief Financial Officer, from February 1995 to May 1996 as Interim Chief Financial Officer and Corporate Vice President, and from October 1989 to February 1995, as Corporate Controller.

   Anna Lascar will be appointed as our Vice President of Legal Affairs and General Counsel prior to the consummation of this offering and has served as Directeur Juridique (legal counsel) for CompleTel SAS since July 1998. Prior to joining us, Ms. Lascar was Special Counsel in the Paris office of the law firm of Willkie Farr & Gallagher from 1994 to 1998. From 1984 through 1993, Ms. Lascar was a partner in the law firm of Salans Hertzfeld & Heilbronn in Paris.

   John M. Hugo will be appointed Corporate Controller and Chief Accounting Officer prior to the consummation of this offering. Mr. Hugo joined CompleTel LLC as its Corporate Controller in April 1999. Prior to joining CompleTel LLC, Mr. Hugo was the Assistant Corporate Controller for Jones Intercable, Inc. from 1994 to 1999. From 1988 to 1993, Mr. Hugo was employed with Arthur Andersen LLP's audit and business advisory services division. Mr. Hugo is a certified public accountant in the state of Colorado.

   John T. Puhl has been CompleTel LLC's Chief Information Officer since September 1998 and will be appointed to the same position with us prior to the consummation of this offering. Prior to joining CompleTel LLC, Mr. Puhl worked from December 1996 to September 1998 as Managing Director and Vice President of Tanning Technology Europe, a telephony consultant. From May 1995 to November 1996, Mr. Puhl was Managing Director and Vice President of SageComm International, a telephony consultant. From February 1992 to March 1995, Mr. Puhl was Vice President of AT&T Europe.

   Jerome de Vitry joined us in February 1999 and has been the President of CompleTel S.A.S. since March 1999. Prior to joining CompleTel S.A.S., Mr. de Vitry was Vice President of Radio Communications France for Alcatel Access System Division from January 1995 until December 1999. From January 1993 until December 1995, Mr. de Vitry was Vice President Marketing, and Research and Development for Alcatel Radio Transmissions Systems.

   Hansjorg Rieder has been with us since January 1999 and was appointed Managing Director of CompleTel GmbH in April 1999. Prior to joining CompleTel GmbH, Mr. Rieder was a Managing Director of COLT Telecom GmbH from March 1997 until March 1999. Mr. Rieder was the Chief Executive Officer and a Managing Director of GLOBEX GmbH and the Chief Executive Officer of Jorg Rieder Consulting from

January 1993 until March 1997. From April 1972 until December 1992, Mr. Rieder was a Vice President and Managing Director Germany for Digital Equipment.

   Martin Rushe has been with us since June 1999 and was appointed President of CompleTel UK Limited, in January 2000. Prior to joining CompleTel UK Limited, Mr. Rushe was Managing Director of Web International Networks Limited from April 1995 until its acquisition by CompleTel and is currently the President. Prior to that, Mr. Rushe was a scientist with European Space Agency.

Committees of the Supervisory Board

   We intend to establish three Supervisory Board committees following this offering, including:

  . an audit committee;

  . a compensation committee; and

  . an executive committee.

   The audit committee. The members of the audit committee will be Messrs. Allen, DeGeorge and Holland. The audit committee will be responsible for making recommendations to the Board of Management regarding the selection of independent auditors, reviewing the results and scope of the audit and other services provided by our independent accountants and reviewing and evaluating our audit and control functions.

   The compensation committee. The members of the compensation committee will be Messrs. Paul Finnegan, DeGeorge, Holland and Allen. The compensation committee will be responsible for reviewing, and as it deems appropriate, recommending to the Supervisory Board with respect to members of the Board of Management, and to the Board of Management with respect to other managerial employees, policies, practices and procedures relating to compensation and the establishment and administration of employee benefit plans. The compensation committee will be responsible for making recommendations to the Board of Management in relation to any employee stock option, stock purchase or other rights plans, and advises and consults with our officers as may be requested regarding managerial personnel policies.

   The executive committee. The members of the executive committee will be Messrs. Dovey, Finnegan and DeGeorge. The executive committee will be authorized to take certain actions on behalf of the Supervisory Board, but such actions must be approved unanimously by the members of the executive committee or they will be referred to the full Supervisory Board.

Compensation of members of the Supervisory Board

   We will reimburse the members of the Supervisory Board for their reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings for CompleTel Europe or any of its subsidiaries. Additionally, we have agreed to maintain existing levels of directors' and officers' indemnity insurance coverage. Except Mr. Dovey, who is compensated as an employee of CableTel Management, Inc., the members receive no other compensation for services provided as a member of the Supervisory Board, as a member of the board of any of our subsidiaries, or as a member of any board committee.

Executive compensation

   The following table sets forth in summary form all compensation paid during the years ended December 31, 1999 and December 31, 1998, to the Chief Executive Officer and each Executive Officer of CompleTel LLC whose annual salary and bonus exceeded $100,000 during such year:

                           Summary Compensation Table

                                        Annual Compensation
                                       ---------------------
Name and principal                                              Other annual
position                   Fiscal year Salary ($) Bonus ($)  Compensation ($)(1)
------------------         ----------- ---------- ---------- -------------------
James E. Dovey...........
Chairman of the Board and
Chief Executive               1999      $183,750  $   -- (2)       $   --
Officer(3)                    1998       175,000   95,000              --

William H. Pearson.......
President of European         1999      $183,750  $   -- (2)       $78,576
Operations(4)                 1998       175,000   96,250           45,407

Richard N. Clevenger.....
Senior Vice President and
Chief Technology              1999      $157,500  $   -- (2)       $33,768
Officer(5)                    1998       150,000   82,500           32,987

David E. Lacey...........
Senior Vice President and
Chief Financial               1999      $170,000  $   -- (2)       $   --
Officer(6)                    1998         7,083         --            --

--------
(1) Includes perquisites and other benefits paid in excess of 10% of the total annual salary and bonus received by such officer during the last fiscal year. These amounts consist of housing allowances, moving expenses and travel expenses associated with the relocation of these executives to Paris and their ongoing foreign service.
(2) 1999 bonuses have not yet been determined.
(3) Mr. Dovey resigned as Chief Executive Officer effective December 31, 1999. He currently holds the positions of Chairman of the Board of CompleTel LLC and Managing Director of CompleTel Europe. Prior to commencement of this offering, he will resign as Managing Director and be elected as a member of the Supervisory Board of CompleTel Europe.
(4) Mr. Pearson currently holds this position with, and is the Chief Executive Officer of, CompleTel LLC. Prior to the commencement of this offering, he will be appointed Managing Director, President and Chief Executive Officer of CompleTel Europe.
(5) Mr. Clevenger currently holds these positions with CompleTel LLC. Prior to the consummation of this offering, he will be appointed to these same positions with CompleTel Europe.
(6) Mr. Lacey joined CompleTel in December 1998. He currently holds these positions with CompleTel LLC. Prior to the consummation of this offering, he will be appointed to these same positions with CompleTel Europe.

Employment agreements

   In May 1998, CompleTel LLC's wholly owned subsidiary, CableTel Management, Inc., entered into employment agreements with each of Messrs. Pearson and Clevenger, which include the following terms:

   Salary. During the course of their employment, Mr. Pearson is to receive an annual base salary of $175,000, and Mr. Clevenger is to receive an annual base salary of $150,000. These salaries may be adjusted upward by the board. In 1999, they were increased to $183,750 and $157,500, respectively.

   Bonus. At the end of each calendar year, each of Messrs. Pearson and Clevenger will be entitled to receive an incentive bonus of up to 55% of his annual salary if CompleTel achieves certain performance benchmarks set by the board during the year.

   Tax equalization. As expatriates, Messrs. Pearson and Clevenger will be subject to additional taxes and different taxes than if they lived and worked in the U.S. Consequently, their employment agreements contain tax equalization provisions designed to ensure that they will be placed in substantially the same economic position as if they were employed in the U.S.

   Severance. Messrs. Pearson and Clevenger will receive severance benefits if their employment is terminated due to death, disability, or nonperformance in an amount equal to their base salary and benefits for nine months. Each is entitled to receive severance benefits equal to his base salary and benefits for 24 months after the date of termination if he is terminated without cause or if he is terminated or constructively terminated within six months after a change in control. If the employee resigns or is terminated for cause, he will not be entitled to severance benefits.

   In December 1998, CableTel Management Inc. entered into an employment agreement with Mr. Lacey, Senior Vice President and Chief Financial Officer, including, the following terms, among others:

   Salary. During the course of his employment, Mr. Lacey is to receive an annual base salary of $170,000, which salary may be adjusted upward by the board.

   Bonus. At the end of each calendar year, beginning in 1999, Mr. Lacey will be entitled to receive an incentive bonus of up to 50% of his annual salary if he achieves during the year certain performance benchmarks set by the board.

   Severance. Mr. Lacey will receive severance benefits in an amount equal to his base salary and benefits for three months in the event his employment is terminated due to his death or disability, for nonperformance, by CompleTel, without cause, or within six months after a change of control. If his employment is terminated for cause or he resigns, he will not be entitled to severance benefits.

Compensation committee interlocks and insider participation

   The members of the Compensation Committee for CompleTel Europe will include Messrs. DeGeorge, Finnegan, Holland and Allen. All of these individually serve on the Board of CompleTel LLC. Mr. Dovey, who will be Chairman of the Supervisory Board, and Mr. Pearson, who will be our President and Chief Executive Officer, are both currently members of CompleTel LLC's board.

Stock option plan

   We adopted the CompleTel Europe N.V. 2000 Stock Option Plan (option plan) on December 10, 1999. The option plan provides for the grant of options to purchase company shares to our employees and employees of our affiliated companies. Affiliated companies are those companies (1) in which we directly or indirectly own a majority of its stock or other capital interest, (2) a company that, directly or indirectly, owns a majority of our stock or other capital interest, or (3) a company in which CompleTel LLC, directly or indirectly, owns 100% of the stock or other capital interest.

   A maximum of 1,261,331 options are authorized under the option plan. The number of shares is subject to adjustment on account of stock splits, repayment of capital on the shares, the issue of shares in the capital of the company out of the retained earnings or the capital surplus account, or recapitalization, spinoff or other dilutive change in our capital structure. Options granted to employees who reside in France will be adjusted in accordance with the requirements of French law. Shares that are issued or issuable upon exercise of options reduce the maximum number of shares available for grant under the option plan. Shares that were subject to expired or terminated and unexercised options are available for grants under the option plan.

Participation

   Options may be granted to our employees and employees of our affiliated companies who have an employment agreement with the Company or an affiliated company. In December 1999, we had granted options covering 407,337 shares with an option price of $13.00 per share to 348 employees of affiliated companies.

Administration

   The option plan is administered by our Board of Management. The Board of Management is designated by the general meeting of shareholders as the corporate body authorized to grant options and to issue shares in accordance with the option plan.

   The Board of Management has the discretion to determine the employees to whom options may be granted under the option plan and the manner in which such options will vest. Options may be granted by the Board of Management to employees in such numbers and at such times during the term of the option plan as the Board of Management shall determine. The Board of Management has the discretion to grant options with terms and conditions that are different from the terms and conditions specified in the option plan and the appendices to the option plan as the Board of Management determines to be necessary or appropriate to comply with the laws of the country in which the grantee resides or is employed, or for any other reason.

Option price

   The option price must be at least equal to the fair market value of the shares on the date the option is granted. If the shares are not listed on a stock exchange, the Board of Managment will determine fair market value according to the procedures that it determines or, if applicable, according to the procedure required by the law of the country in which the grantees work or reside. It is expected that the Board of Management will determine the manner in which a professional advisor may be engaged to verify the valuation and the manner in which any dispute concerning fair market value will be resolved. It is expected that fair market value will be determined no less frequently than every six months. The option price was determined by the Board of Management by taking into account the recent sale of a minority interest in CompleTel and other factors in accordance with the method prescribed by our shareholder.

Vesting

   At the time an option is granted, the Board of Management may determine the vesting or other restrictions on exercise. The options granted in December 1999 are subject to vesting as follows:

  . options granted to employees resident in France vest in an increment of 60% of the shares subject to the option on the third anniversary of the date of grant and in two increments of 20% on the fourth and fifth anniversaries of the date of grant; and

  . options granted to employees resident in the United Kingdom, Germany, and the U.S. vest in annual increments of 25% of the shares subject to the option, commencing on the first anniversary of the date of grant.

Exercise and transferability of options

   An option may be exercised only by the employee to whom it was granted, or if the employee has died or become permanently disabled, the option may be exercised by the administrator of the employee's estate or the employee's heirs. The option may not be assigned or pledged in any manner. An employee may exercise the option in full or in part by giving us written notice stating the number of shares to be purchased.

   The option plan provides that, within seven days after the exercise of an option, we will transfer the shares purchased to the employee, provided that the employee has made arrangements satisfactory to us for the satisfaction of all withholding requirements.

   Options are not transferable other than by will or the laws of descent and distribution.

Sale of shares

   Shares acquired through exercise of an option may not be sold or otherwise disposed of for six months. However, shares acquired pursuant to the exercise of options granted to employees resident in France may not be sold for a period of five years after granted. Shares acquired pursuant to the exercise of options granted to employees resident in Germany may not be sold for a period of six months after the date the shares are acquired.

Term of options; termination of employment

   The period during which the option may be exercised, the option term, which may not be longer than ten years, is determined when the option is granted. Options granted in December 1999 have a ten year option term.

   If the employee terminates employment on account of retirement, early retirement, permanent disability or death, unexercised options held by that employee will expire one year after the date of termination or, if earlier, at the end of the option term. However, in the case of death, the option held by that employee will expire no earlier than six months after the date of death. The options held by that employee may be exercised only to the extent vested, exercisable and unconditional on the date of termination. If the employee is dismissed for cause, outstanding options held by that employee expire immediately. If an employee terminates employment for any other reason, options held by that employee expire 30 days after termination. Options are exercisable only to the extent vested, exercisable and unconditional on the date of employment termination. Our Board of Management has the discretion to provide for different termination provisions at the time an option is granted.

Merger

   If there is a change in ownership of 50 percent or more of the shares or if we are merged in a transaction in which our shares are surrendered in exchange for another company's shares, we may make provision for such disposition or adjustment of the options as our Board of Management determines, in its sole discretion, to be fair and equitable. If there is a merger in which we are not the survivor, our Board of Management may require that the options be exchanged for options under the surviving company's option plan, provided that the new options are equivalent in value to the surrendered options, or our Board of Management may provide for such other adjustment to the options that the board, in its sole discretion, deems equitable. If there is a merger or a change in control, our Board of Management has the discretion to provide that the options become fully vested at the time or times determined by our Board of Management. If an option holder's employment terminates after a change in control other than for cause, the option will expire one year after the date of employment termination or, if earlier, at the end of the option term.

Amendment and termination

   Our Board of Management may amend or terminate the option plan in any respect at any time, but no amendment can impair any option previously granted without the consent of the affected employee.

Other equity incentives

   Executive management and selected key employees, including about 13% of our current employees, were given the opportunity to purchase common ownership interests in our indirect parent, CompleTel LLC, at fair market value. These interests are not transferable and are subject to both time vesting tied to the executive's continued employment with CompleTel LLC or its subsidiaries and performance vesting tied to the private equity investors' return on investment restrictions. Holders of these interests will be entitled to receive a pro rata number of CompleTel Europe shares when and if CompleTel LLC is liquidated.

                             PRINCIPAL SHAREHOLDERS

   Prior to this offering, all of CompleTel Europe's issued and paid-up shares were owned by CompleTel Holdings LLC (indirectly through its wholly owned subsidiary, CompleTel (N.A.) N.V.). CompleTel LLC owns all of the class A interests of CompleTel Holdings LLC which represent 94.15% of CompleTel Holdings' total equity. The remaining 5.85% is represented by the non-voting class B interests included in the units purchased by the holders of the notes. CompleTel LLC's power to vote and dispose of its equity interests in CompleTel Holdings LLC is exercised by CompleTel LLC's board of managers, which is elected by the holders of CompleTel LLC's preferred interests and common interests. CompleTel Holdings' power to vote and dispose of our outstanding capital stock is exercised by CompleTel Holdings LLC's board of managers, which is elected by CompleTel LLC as the owner of all of the voting interests in CompleTel Holdings LLC. CompleTel LLC's board of managers and CompleTel Holdings' board of managers have the same composition. Thus, the holders of preferred and common interests in CompleTel LLC could be deemed to be beneficial owners of the equity interests of CompleTel Holdings LLC owned by CompleTel LLC and the capital stock of CompleTel Europe indirectly owned by CompleTel Holdings LLC. None of the holders of the class B interests of CompleTel Holdings hold interests representing more than 5% of the outstanding common equity interests of CompleTel Holdings.

   The following table sets forth information regarding the beneficial ownership of our equity securities as of December 31, 1999 by:

  . each of the directors and the named executive officers;

  . all directors and executive officers as a group; and

  . each owner of more than 5% of our equity securities ("5% Owners").

   Information with respect to ownership of CompleTel Europe shares is based on ownership of CompleTel LLC interests and is presented on a fully diluted basis giving effect to the mandatory conversion of all outstanding preferred interests upon consummation of this offering. The preferred interests are currently convertible into common interests of CompleTel LLC at an effective rate of approximately 1.225 common interests for each preferred interest converted. Each common interest of CompleTel LLC represents shares of CompleTel Europe.

                                               CompleTel Europe N.V.
                                         -------------------------------------
                                                      Percentage of shares
                                                      ------------------------
                                                       Prior to       After
   Name of beneficial owner              Shares Owned  Offering      Offering
   ------------------------              ------------ ----------    ----------
   Directors and Named Executive
    Officers:
   James E. Dovey(1)...................    1,261,112           5.0%
   William H. Pearson(2)...............    1,266,902           5.0
   Richard N. Clevenger(3).............    1,082,108           4.3
   David E. Lacey(4)...................      217,083           0.9
   James C. Allen(5)...................      158,717           0.6
   Royce J. Holland(6).................      158,717           0.6
   Lawrence F. DeGeorge(7)(9)..........    5,029,356          19.9
   Paul J. Finnegan....................            *             *
   James H. Kirby......................            *             *
   James N. Perry, Jr..................            *             *
   All directors and executive officers
    as a group (13 persons)............    9,247,764          36.6
   5% Owners:
   Madison Dearborn Partners(8)........   12,193,492          48.3
   DeGeorge Telecom Holdings Limited
    Partnership(9).....................    5,029,356          19.9

--------
 * Less than 1%
(1) These shares are held indirectly by Mr. Dovey, Dovey Company LLC and Dovey Family Partners LLP through their ownership interests in CompleTel LLC. Mr. Dovey has sole voting power for each of these entities. Mr. Dovey's address is 6300 S. Syracuse Way, Suite 355, Englewood, Colorado 80111.
(2) These shares are held indirectly by Mr. Pearson, Haj LLC and Haj Pearson LLC, through their ownership interests in CompleTel LLC. Mr. Pearson has sole voting power for each of these entities. Mr. Pearson's address is Immeuble Artois, 44 rue Washington, 75008 Paris.
(3) These shares are held indirectly by Mr. Clevenger, Clevenger Family LLLP and Clevenger Company LLC, through their ownership interests in CompleTel LLC. Mr. Clevenger has sole voting power for each of these entities. Mr. Clevenger's address is Immeuble Artois, 44 rue Washington, 75008 Paris.
(4) Mr. Lacey's address is 6300 S. Syracuse Way, Suite 355, Englewood, Colorado 80111.
(5) These shares are held indirectly by Mr. Allen through his ownership interests in CompleTel LLC.
(6) These shares are held indirectly by Mr. Holland through his ownership interests in CompleTel LLC.
(7) Mr. DeGeorge is the Chairman and Chief Executive Officer of LPL Investment Group, Inc., which controls DeGeorge Telecom Holdings Limited Partnership,
(8) These shares are held indirectly by Madison Dearborn Capital Partners II, L.P. through its ownership interests in CompleTel LLC.
(9) These shares are held by DeGeorge Telecom Holdings Limited Partnership through its ownership interests in CompleTel LLC and CompleTel Holdings LLC. The address of DeGeorge Telecom Holdings Limited Partnership is 639 Isbell Road, Suite 390, Reno, Nevada 89509. Mr. DeGeorge has sole voting and investment power over the units owned by DeGeorge Telecom Holdings Limited Partnership.

                           RELATED PARTY TRANSACTIONS

February 1999 units offering

   In February 1999, CompleTel Europe and CompleTel Holdings LLC issued 147,500 units, each unit consisting of $1,000 principal amount at maturity of 14% senior discount notes of CompleTel Europe due 2009 and 10 non-voting class B interests of CompleTel Holdings, in an offering under Rule 144A of the Securities Act. Mr. DeGeorge, one of the Managing Directors, purchased 4,000 units in the offering on the same terms as the other purchasers.

   In connection with the issuance of the class B interests of CompleTel Holdings LLC, CompleTel Europe, CompleTel Holdings LLC and CompleTel (N.A.) N.V. entered into a subscription agreement pursuant to which CompleTel (N.A.) N.V. purchased shares representing 7.0% of the issued share capital of CompleTel Europe on a fully diluted basis and issued a corresponding percentage of its equity interests to CompleTel Holdings LLC for the capital accounts of the holders of class B interests of CompleTel Holdings LLC.

   Pursuant to the subscription agreement, the Company has agreed that all future transactions between the Company and its officers, directors, principal shareholders or their respective affiliates, will be on terms no less favorable to the Company than can be obtained from unrelated third parties.

November 1999 equity contribution

   In November 1999, CompleTel Holdings issued additional class A interests to CompleTel LLC, the holder of all of the outstanding CompleTel Holdings LLC class A interests, in exchange for an additional equity contribution by CompleTel LLC of approximately $42.14 million. As a result of this transaction, the corresponding percentage of class B interests was reduced from 7.0% to 5.85%. Madison Dearborn Partners and DeGeorge Holdings, each a beneficial owner of more than 5% of our outstanding shares, purchased CompleTel LLC preferred interests for $20.21 million and $8.34 million, respectively, representing 1,992,154 and 821,659 shares of CompleTel Europe respectively. Additionally, Messrs. Dovey, Allen and Holland, each of whom will become a Supervisory Director of CompleTel Europe, purchased CompleTel LLC preferred interests for $0.48, $0.23 million and $0.23 million, respectively, representing 47,600, 22,213 and 22,213 shares, respectively, of CompleTel Europe; and Messrs. Pearson, Clevenger and Lacey, each of whom will be an executive officer of CompleTel Europe, purchased CompleTel LLC preferred interests for $0.20 million, $0.17 million and $0.20 million respectively, representing 19,720, 16,773 and 19,720 shares, respectively, of CompleTel Europe.

                          DESCRIPTION OF CAPITAL STOCK

General

   CompleTel Europe was incorporated under Dutch law on December 14, 1998, as a public limited company (naamloze vennootschap, or N.V.). Its corporate seat and registered office is in Amsterdam, The Netherlands and it is registered at the Trade Register of the Chamber of Commerce and Industries for Amsterdam under No. 34108119 and is known at the Dutch Ministry of Justice under number NV 1.055.197.

   Set out below, is a description of the material provisions of our Articles of Association as we will amend them prior to the consummation of this offering and of relevant provisions of Dutch law. The full Dutch text of our current Articles of Association is available at our registered office and an English translation has previously been filed with the Securities and Exchange Commission. An English translation of our amended Articles of Association has been filed as an exhibit to the registration statement of which this prospectus is part. For purposes of this discussion only, "we" and "our" refer to CompleTel Europe only and "share" and "shares" refer to both ordinary and preference shares.

Share capital structure

   Pursuant to our amended Articles of Association, our authorized share
capital is (Euro)    consisting of     ordinary shares and     preference
shares, each with a nominal value per share of (Euro)   . As of the date of
this prospectus, the issued share capital is (Euro)    consisting of
ordinary shares and no preference shares.

Shares

   The shares are issued in registered form only. Share certificates may be issued in respect of ordinary shares only.

   We maintain a shareholders' register for the outstanding registered shares, which is available for inspection by our shareholders at our registered office and at such other place as our Board of Management may determine at its discretion. A right of pledge or a right of usufruct may be created on the shares. The Board of Management shall, upon receiving notification thereof, note the establishment of such restricted right to a share in the shareholders' register.

Shareholder meetings and voting rights

   All shareholders and other persons entitled to vote have the right to attend general meetings of shareholders, either in person or represented by a person holding a written proxy, to address the meeting and to exercise voting rights, subject to the provisions of the Articles of Association. We will hold annual meetings of shareholders within six months after the close of our financial year, in The Netherlands, in Amsterdam, Schiphol (Haarlemmermeer) or The Hague. Special meetings of shareholders may be held as often as our Board of Management or our Supervisory Board deems necessary. Special meetings of shareholders must be held upon the written request of holders of shares or other persons entitled to attend these meetings jointly representing at least 10% of the total outstanding share capital which must be delivered to our Board of Management or our Supervisory Board specifying in detail the business to be dealt with.

   We must give notice by mail to registered holders of ordinary and preference shares of each meeting of shareholders. Such notice shall be given no later than the fifteenth day prior to the day of the meeting and shall state the business to be considered and that the agenda is open to inspection by the shareholders at our offices and, if our ordinary shares are listed on a stock exchange, also at the offices of our paying agent for such stock exchange.

   SICOVAM will provide notice of general meetings of shareholders to, and compile voting instructions from, holders of ordinary shares held directly or inderectly through SICOVAM. DTC will provide notice of general meetings of shareholders to holders of ordinary shares held directly or indirectly through DTC and Cede & Co., the nominee of DTC, will compile voting instructions, in order for holders of ordinary shares held directly or inderectly through SICOVAM to attend general meetings of shareholders in person, such holders must withdraw their ordinary shares from SICOVAM and have such ordinary shares registered directly in their name or in the name of their nominee. In order for holders of ordinary shares held directly or indirectly through DTC to attend general meetings of shareholders in person, such holders need not withdraw such shares from DTC but must follow rules and procedures established by Cede & Co.

   Each ordinary share carries the right to cast one vote. Unless otherwise required by our Articles of Association or Dutch law, resolutions of general meetings of shareholders require the approval of a majority of the votes cast at a meeting at which at least one third of the outstanding share capital is present or represented. Under Dutch law, there are no restrictions on the rights of holders of shares who are not resident in The Netherlands to hold or vote their shares.


Issue of shares; pre-emptive rights

   Our general meeting of shareholders, or our Board of Management if so designated by the general meeting of shareholders, has the power to cause us to issue shares and determine the terms and conditions thereof. If our Board of Management had been designated by the general meeting of shareholders as described in the previous sentence, a resolution by our Board of Management
requires the approval of our Supervisory Board. Effective    , 2000 our general
meeting of shareholders designated our Board of Management for a period of five years (the maximum permitted by Dutch law) to issue additional shares.

   In respect of the issue of shares, each existing shareholder will have pre-emptive rights in proportion to its existing shareholding, except for shares that are issued to our employees or of an affiliated company, to a foundation (stichting) or similar entity that will hold the shares on behalf of such employees, or to a person who exercises a previously acquired right to subscribe for shares. This pre-emptive right shall not apply in respect of shares issued in consideration for a contribution in kind. Our general meeting of shareholders or our Board of Management if so designated by the general meeting of shareholders in accordance with our Articles of Association, is
authorized to restrict or exclude the pre-emptive rights. Effective    , 2000,
our general meeting of shareholders designated our Board of Management for a period of five years (the maximum permitted by Dutch law) to restrict or exclude the pre-emptive rights.

Amendment of the articles of association

   A resolution of the general meeting of shareholders to amend the Articles of Association may only be taken at the proposal of the Board of Management, which proposal requires the approval of the Supervisory Board. The complete proposal for the amendment shall be made available, at no cost, for inspection by the shareholders and the other persons entitled to attend general meetings of shareholders at our registered office as from the day of the notice convening such meeting until the end of the meeting.

Annual accounts and profits distribution

   Our financial year is concurrent with the calendar year. Annually, within five months after the expiry of our financial year, unless this period is extended by a maximum of six months by the general meeting of shareholders on account of special circumstances, our Board of Management will draw up the annual accounts and make them available for inspection by the shareholders at our offices. Our Board of Management, subject to the approval of our Supervisory Board, shall determine the amounts of the profits that we reserve on the basis of the adopted profit and loss account and the allocation of distributable profits. From the distributable profits remaining after reservation, we will first pay the holders of preference shares, if any, their floating dividend at EURIBOR plus two and then we will pay any remaining distributable profits to the holders of ordinary shares. We may only make distributions to our shareholders and to others entitled to receive part of the distributable profits if this payment does not reduce the shareholders equity below the sum of the called and paid-up share capital and any reserves required to be maintained by Dutch law or the Articles of Association. Our Board of Management may, subject to the requirements of Dutch law and the approval of our Supervisory Board, make interim dividends payable.

Dissolution and liquidation

   A resolution of the general meeting of shareholders to dissolve the Company may only be taken at the proposal of the Board of Management, which proposal shall require the approval of the Supervisory Board, with a majority of no less than three-fourths of the votes cast. The balance of the liquidation shall be distributed to the holders of outstanding preference shares, if any, up to the amount paid on such shares and the remaining balance shall be distributed to the holders of ordinary shares in proportion to each shareholder's nominal possession of said shares.

Discharge and indemnification of the members of the Board of Management and Supervisory Board

   Adoption of the annual accounts by a general meeting of shareholders shall discharge the members of the Board of Management for their management and the members of the Supervisory Board for their supervision, insofar such management and such supervision is apparent from the annual accounts, unless an explicit reservation is made by the general meeting of shareholders and subject to certain exceptions under Dutch law, including exceptions relating to the liability of the Board of Management and the Supervisory Board upon our bankruptcy and to general principles of reasonableness and fairness. Pursuant to our Articles of Association, we have indemnified the members of the Board of Management and the Supervisory Board against any liabilities resulting from proceedings against such member in connection with such member's actions as a member of the Board of Management or the Supervisory Board, as the case may be, if such member acted in good faith and in a manner he believed to be in our best interests.

Repurchase of shares

   We may acquire shares, subject to certain provisions of Dutch law and of our Articles of Association, for no consideration or under universal title or if:
(a) the distributable reserves are at least equal to the price of the acquisition, (b) the nominal amount of the shares in our capital to be acquired, already held or held in pledge by us or by a subsidiary of us does not exceed one-tenth of the issued capital, and (c) the authorization for such acquisition has been granted by our general meeting of shareholders. Effective
    , 2000 our general meeting of shareholders authorized our Board of Management for a period of eighteen months (the maximum permitted by Dutch law) to repurchase shares. We have no current intent to repurchase shares.

Reduction of share capital

   Our general meeting of shareholders may, subject to certain provisions of Dutch law and of our Articles of Association, at the proposal of our Board of Management and subject to the approval of our Supervisory Board, resolve on reduction of the issued capital by canceling shares or by reducing the nominal amount of the shares by means of an amendment of our Articles of Association. A resolution in respect of such capital reduction shall require a majority of at least two-thirds of the votes cast, if less than half of the issued share capital is represented at the general meeting of shareholders.

Disclosure of holdings

   Under the Dutch Act on disclosure of holdings in listed companies (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996), holders and certain beneficial owners of an interest in the voting rights and/or our capital, must promptly notify us and the Securities Board of The Netherlands (Stichting Toezicht Effectenverkeer) if their voting rights or capital interests reaches, exceeds or falls below the range of

5%-10%, 10%-25%, 25%-50%, 50%-66 2/3% or over 66 2/3%. Failure to comply constitutes a criminal offense and could result in criminal as well as civil sanctions, including suspension of voting rights. We must, in turn, inform the Conseil des Marches Financiers of all such notifications provided to us by shareholders and beneficial owners.

Description of equity registration and other rights

   We have entered into an equity registration rights agreement, dated February 16, 1999, which provides registration rights under the U.S. Securities Act of 1933 to the holders of class B interests of CompleTel Holdings LLC, which is an intermediate holding company that indirectly owns 100% of CompleTel Europe or holders of our ordinary shares (or any American Depositary Receipts or similar depositary receipts issued upon deposit thereof) issued in respect of the class B interests.

   The equity registration rights agreement provides the holders of the class B interests of CompleTel Holdings LLC with the right to demand registration of such securities or ordinary shares of CompleTel Europe issued in respect of the class B interests at any time after we engage in an initial public equity offering, we are subject to a change of control, certain liquidation events happen with respect to CompleTel Holdings LLC, or February 16, 2004.

   Holders of securities subject to the equity registration rights agreement will also have the right to include such securities in registration statements under the Securities Act covering equity securities of CompleTel Europe filed for either their own accounts or for the account of any of their respective securityholders for sale on the same terms and conditions as the securities of those companies or any other selling securityholder included in such registration statements. Holders of securities subject to the equity registration rights agreement will not have such "piggyback registration" rights in respect of an initial public equity offering in which no shareholder of CompleTel Europe is a participant or in respect of registration statements relating to employee benefit plans or business combination transactions.

   CompleTel LLC and its equity investors have agreed not to allow CompleTel Holdings LLC or CompleTel Europe to make a public offering of any class of capital stock or other equity interests unless, prior to commencing such public offering, any necessary changes are made to provide that class B interests in CompleTel Holdings are convertible into such class of capital stock or other equity interests of CompleTel Holdings or CompleTel Europe, as applicable, on a share-for-share basis and that rights, conditions and privileges attaching to such class of capital stock or other equity interests are not adverse to holders of the class B Interests as compared with the terms of class A interests (except with respect to voting rights). CompleTel LLC has also agreed not to make, and not to allow any of its direct or indirect subsidiaries other than CompleTel Holdings LLC or CompleTel Europe to make, a public offering of any class of capital stock for so long as any securities registrable under the equity registration rights agreement are outstanding.

Description of private equity investors' registration rights

   We have entered into a registration rights agreement, dated May 18, 1998, as amended November 23, 1999, which provides registration rights under the U.S. Securities Act of 1933 to the holders of CompleTel LLC interests.

   Madison Dearborn Partners, LPL Investment Group and Meritage Investment Partners are entitled to demand up to three registrations of their CompleTel LLC interests at any time after an initial public offering and the holders of at least 10% of the outstanding CompleTel LLC preferred interests may request unlimited short-term registrations. In addition, the holders of CompleTel LLC interests are entitled to "piggyback" on primary or secondary registered public offerings of CompleTel LLC securities. The agreement gives the CompleTel LLC holders the right to cause us to give them equivalent registration rights on any of our ordinary shares the CompleTel LLC holders acquire in respect of their CompleTel LLC interests.

                      DESCRIPTION OF MATERIAL INDEBTEDNESS

14% Senior Discount Notes

The Notes

   CompleTel Europe issued $147.5 million aggregate principal amount at maturity of 14% senior discount notes due February 15, 2009 pursuant to an indenture between CompleTel Europe, CompleTel LLC and U.S. Bank Trust National Association. The notes were issued in units, with each unit consisting of $1,000 principal amount at maturity of the notes and 10 non-voting class B membership interests of CompleTel Holdings LLC.

Interest

   No interest will be payable on the notes before August 15, 2004. From the issue date through February 15, 2004, the notes will accrete from an initial accreted value of $508.54 to $1,000 per $1,000 principal amount at maturity. From and after February 15, 2004, interest on the notes will accrue at the rate of 14% per annum and be payable semiannually on February 15 and August 15 of each year, beginning on August 15, 2004.

Security; parent guarantee

   Except for the parent guarantee described below, the notes are unsecured obligations of CompleTel Europe, ranking equally in right of payment with all existing and future unsecured and unsubordinated obligations of CompleTel Europe and will rank senior in right of payment to any existing and future debt expressly subordinated to the notes. The credit facility described below ranks senior to the notes.

   To comply with Netherlands law, the notes are guaranteed on a senior unsecured basis by CompleTel LLC, our ultimate parent. Because CompleTel LLC is a holding company with no operations other than the operations conducted by our subsidiaries, it is unlikely CompleTel LLC would be able to satisfy its obligations under the guaranty if we fail to satisfy our obligations on the notes.

Exchange Offer

   On November 12, 1999, we consummated a public exchange offer pursuant to which we offered to exchange all the notes issued in the notes offering for substantially identical notes registered under the Securities Act that are not subject to transfer restrictions. As a result of the consummation of the exchange offer, we became subject to the information reporting requirements of the U.S. Securities Exchange Act of 1934.

Redemption

   We may elect to redeem the notes at any time on or after February 15, 2004, in whole or in part, at 107% of their principal amount at maturity, plus accrued interest, declining to 100% of their principal amount at maturity, plus accrued interest, on and after February 15, 2007. In addition, at any time on or before February 15, 2002, we may elect to redeem up to one-third of the aggregate principal amount at maturity of the notes with the proceeds of one or more public equity offerings, at a redemption price equal to 114% of the accreted value of the notes being redeemed, plus accrued interest, if any, provided that at least $93,334,000 aggregate principal amount at maturity of the notes remains outstanding immediately after the redemption.

Covenants and events of default

   The indenture contains restrictive covenants, including among others, limitations on our ability and the ability of our restricted subsidiaries to:

  . borrow additional money,

  . pay dividends and make other distributions,

  . prepay subordinated indebtedness,

  . repurchase capital stock,

  . make investments,

  . engage in transactions with affiliates,

  . create liens,

  . sell assets and engage in mergers and consolidations, and

  . enter into sale and leaseback transactions.

If we fail to comply with these covenants we will default under the indenture.

(Euro)265 Million Senior Secured Credit Facility

   On January 6, 2000 we executed a (Euro)265 million senior secured credit facility. The borrowers are CompleTel ECC B.V., our principal French operating companies, CompleTel S.A.S. and CompleTel Services S.A.S., and our German operating company, CompleTel GmbH.

Use of proceeds

   The credit facility requires us to use the proceeds from the facility to develop our business in seven markets in France, Paris, Lyon, Marseille, Lille, Toulouse, Grenoble and Nice, and four markets in Germany, Berlin, Munich, Nuremberg and Essen, although we may substitute up to two cities upon certain conditions. However, under our current business plan, we intend to use the proceeds of this offering to complete the deployment of and to operate our networks in those 11 markets and we intend to use the facility proceeds to develop our business in additional markets. We may need to obtain a waiver from the credit facility banks to implement our business plan.

Availability tests

   The facility consists of a term loan facility in the amount of (Euro)105 million, available to be drawn up to December 31, 2000 and repayable beginning 2003, and a revolving loan facility in the amount of (Euro)160 million, available to be drawn from May 31, 2000, to December 31, 2002. After December 31, 2002, outstanding advances up to (Euro)141 million under the revolving loan facility will be converted into a term loan, and other outstanding advances will become part of a (Euro)19 million working capital facility.

   The availability of the term loan facility is subject to a number of conditions, including:

  . the delivery of a business plan satisfactory to the arrangers;

  . injecting the euro equivalent of approximately $181 million of net proceeds from a combination of existing and new equity contributions, subordinated shareholder loans, and the proceeds of the high yield notes, into our French and German subsidiaries and having spent the euro equivalent of at least $175 million, consistent with an approved business plan, on French and German network deployment in the target markets;

  . the perfection of the security interests; and

  . the satisfaction of the business plan in all material respects, including full satisfaction of revenue, EBITDA and MAN deployment targets.

   The amount outstanding under the facility cannot exceed certain limits that increase with time such that the entire (Euro)165 million may not be advanced prior to June 30, 2002. The availability of credit under the facility is subject to other conditions, including requirements that our subsidiaries have commercially launched networks in designated cities in France and Germany and that we satisfy a debt to capital test.

   The availability of credit under the revolving credit facility is contingent on satisfaction of a number of conditions, including:

   .we have fully utilized the term loan facility;

   .we have satisfied the conditions for drawing on the term loan facility;

   .we have commercially launched our network in 11 cities in France and Germany;

   .we meet a revenue test; and

   .depending on the period, we satisfy a debt-to-capital, debt-to-revenue, or senior-debt leverage ratio.


Interest rates

   The facility bears interest at a variable rate commencing at EURIBOR plus a margin and costs, with a final maturity date of December 31, 2006. The applicable margin will be a maximum of 3.75% for the term loan facility and 3.00% for the revolving loan facility, each subject to downward adjustment based on senior debt leverage ratio tests.

Security; guarantee

   The facility is guaranteed by our subsidiaries and the facility is secured by, among other things, all of our subsidiaries, as well as a number of the guarantors' present and future material assets and revenues, and by a pledge of the stock of each of the borrowers, as well as a number of the guarantors.

Covenants

   We and our subsidiaries are subject to various restrictive covenants under the facility, including among others, limitations on:

  . incurring additional indebtedness;

  . creating encumbrances;

  . making loans and guarantees;

  . disposing of assets; and

  . making investments.

The facility also places limits on our use of proceeds of an initial public offering, including this offering, further equity investments and high yield debt issuances. The facility provides that any such proceeds be held as cash equivalent investments or used to develop our telecommunications business in France and Germany.

Mandatory prepayments

   We may prepay advances under the term loan facility and revolving loan facility upon giving prior notice to the banks, subject to a minimum prepayment amount of (Euro)5 million. Upon a change of control, we are obligated to repay the term loans and revolving loans. We are required to apply certain cash flows in excess of amounts calculated annually in accordance with the terms of the facility and, under certain conditions, apply amounts received upon the disposal of assets and the proceeds of any insurance claims to the prepayment of the loans.

Events of default

   The facility can be terminated, and repayment required upon the occurrence of an event of default, including, but not limited to, the following:

  . we fail to pay principal, interest or any other amount payable when due;

  . we have made incorrect representations or warranties in connection with the facility;

  . we breach a covenant under the facility;

  . we undergo certain insolvency and bankruptcy proceedings, or any other similar proceeding;

  . we default under material court or arbitration judgment;

  . we trigger a cross-default in payment of other indebtedness;

  . the obligations under the security documents are unenforceable;

  . we and our subsidiaries cease to operate our telecommunications business;

  . we amend or breach material contracts or licenses under certain conditions; or

  . any event or circumstance occurs that would constitute a material adverse change in our financial condition or business, or our ability to perform our payment and other obligations under the senior credit facility.

   We cannot assure you that we will be successful in meeting subsequent drawdown conditions. Our inability to draw on the facility could cause us to suffer a funding shortfall that would prevent us from deploying our networks in our markets in France and Germany and that could materially adversely affect our business and prospects.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for the shares and no prediction can be made of the effect, if any, that the sale or availability for sale of shares will have on the market price of the shares. Sales of substantial amounts of such securities in the public market, or the perception that such sales could occur, could adversely affect the market price of the shares and could impair our future ability to raise capital through an offering of its equity securities.

   Upon consummation of this offering, we will have outstanding     shares,
assuming no exercise of the over-allotment option. The shares sold in this offering will be freely tradable in the U.S. by persons other than us or our "affiliates" as that term is defined in SEC Rule 144, which is discussed below. All of our issued and outstanding shares held by CompleTel LLC, are "restricted securities" within the meaning of Rule 144 and may be sold in the public market only if registered or sold under an exemption from registration under the Securities Act, including the exemption provided by Rule 144.

   We have entered into an equity registration rights agreement, dated February 16, 1999, which provides registration rights under the Securities Act of 1933 to the holders of our shares, or any American Depositary Receipts or similar depositary receipts issued upon deposit thereof, issuable to the holders of class B interests of CompleTel Holdings LLC (the "registrable shares"), an intermediate holding company that indirectly owns 100% of CompleTel Europe. The equity registration rights agreement provides the holders of the registrable shares, with the right to demand registration of such securities at any time after we complete an initial public offering. See "Description of Capital Stock--Description of equity registration and other rights" and "--Description of private equity investor registration rights" for further details concerning the registration rights.

   We and each of the following persons have agreed not to sell or dispose of shares or securities convertible into shares for the following time periods, commencing on the date of this prospectus without the consent of the joint global coordinators:

                                                                Lock-up Period
                              Persons                             (in days)
                              -------                           --------------
     CompleTel LLC, CompleTel Holdings LLC, CompleTel (N.A.)
      N.V. and CompleTel Europe N.V............................      180
     Madison Dearborn Partners, LPL Investment Group, Meritage
      Investment Partners and their affiliates.................      180
     Members of our Supervisory Board and Board of Management
      and our significant employees............................      180

   In general, under Rule 144 of the Securities Act, any of our affiliates, or a person or persons whose shares are aggregated who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in any three-month period a number of shares that does not exceed the greater of (1) 1% of the
number of shares then outstanding, or approximately     shares immediately
after this offering; or (2) the average weekly trading volume of the shares on the Nasdaq National Market during the four calendar weeks immediately preceding. Sales under Rule 144 are also subject to requirements relating to manner of sale, notice and availability of current public information about us. Under Rule 144(k), a person or persons whose shares are aggregated who has not been one of our affiliates at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchases shares from us pursuant to Rule 701 in connection with a compensatory stock or option plan or other written agreement is eligible to resell, unless contractually restricted, such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                                   TAXATION

   The following discussions are the opinions of, respectively, Stibbe Simont Monahan Duhot on the material Dutch tax consequences and of Holme Roberts & Owen LLP on the material U.S. federal income tax consequences, under current law, regarding the acquisition, ownership and disposition of the shares. These opinions do not, however, address the income taxes imposed by any political subdivision of The Netherlands or the U.S. or any tax imposed by any other jurisdiction.

   These opinions assume that we are organized and our business is conducted in the manner outlined in this prospectus. Changes in our organizational structure or the manner in which we conduct our business may invalidate these opinions. The laws upon which these opinions are based are subject to change, perhaps with retroactive effect. A change to such laws may invalidate these opinions which will not be updated to reflect changes in laws. A prospective investor should not construe the contents hereof as tax advice.

   Prospective investors should consult their tax advisors regarding the tax consequences of acquiring, owning and disposing of the shares.

                             Netherlands Taxation

   The following is the opinion of Stibbe Simont Monahan Duhot regarding the material Dutch tax consequences to certain holders of an investment in the shares. The description is not to be read as extending by implication to matters not specifically referred to herein.

Dutch Taxation of Holders of Shares Who are Resident in The Netherlands

   The summary of certain Dutch taxes set forth in this section is only intended for the following investors:

  . Individuals who are resident or deemed to be resident in The Netherlands for purposes of Dutch taxation, excluding (i) individuals who invest in shares that form part of a substantial interest in our company or (ii) individuals who are, or who are deemed to be, employees, directors or board members of ours or individuals who are, or are deemed to be, employees, directors or board members of companies related to us ("Dutch Individuals"); and

  . Corporate entities, which term includes associations that are taxable as corporate entities, that are resident or deemed to be resident in The Netherlands for purposes of Dutch taxation excluding corporate entities that are (i) not subject to Dutch corporate income tax, or (ii) exempt from such corporate income tax, including but not limited to pension funds (pensioenfondsen) as defined under Dutch tax law, or (iii) investment institutions (beleggingsinstellingen) as defined under Dutch tax law ("Dutch Corporate Entities").

   Generally, a holder (individual or corporate entity) of shares will not have a substantial interest if the holder (alone or together with certain related persons) does not own or have certain rights over, directly or indirectly:

  . shares representing 5% or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our shares), or

  . rights to acquire shares, whether or not already issued, that represent at any time (and from time to time) 5% or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our shares), or

  . certain profit participating certificates that relate to 5% or more of our annual profit and/or to 5% or more of our liquidation proceeds or rights to acquire such profit participating certificates.

   A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

Individual and Corporate Income Tax

   Dutch Individuals not engaged or deemed to be engaged in an enterprise: As a general rule, a Dutch Individual who holds shares that are not attributable to an enterprise carried on by him or in which he has an interest (a "Dutch Private Individual") is subject to income tax at progressive rates on income derived or deemed to be derived from the shares.

   Capital gains realized on the disposal of the shares by a Dutch Private Individual are generally exempt from Dutch income tax on the understanding that under certain exceptional circumstances, part of the proceeds derived upon disposal of the shares may be treated as income derived from such shares.

   Dutch Individuals engaged or deemed to be engaged in an enterprise and Dutch Corporate Entities: Any benefits derived or deemed to be derived from shares that are attributable to an enterprise carried on by a Dutch Individual or to an enterprise in which the individual has an interest, are generally subject to income tax in the individual's hands. Any benefits derived or deemed to be derived from the shares that are held by a Dutch Corporate Entity are generally subject to corporate income tax in its hands.

Withholding Tax

   Any proceeds from the shares generally are subject to a withholding tax imposed by The Netherlands at a rate of 25%. Dutch Individuals and Dutch Corporate Entities generally can credit the withholding tax against their income tax or corporate income tax liability and are generally entitled to a refund of dividend withholding tax insofar as the withholding tax exceeds their final income tax or corporate income tax liability.

Net Wealth Tax

   A Dutch Individual is subject to Dutch net wealth tax at a rate of 0.7% on the basis of the individual's world-wide net wealth at January 1 of each year, which net wealth includes the fair market value of the individual's shares.

Gift, Estate and Inheritance Taxes

   Gift tax will arise in The Netherlands with respect to an acquisition or deemed acquisition of shares by way of a gift by an individual who is resident or deemed to be resident in The Netherlands, or an entity that is resident or deemed to be resident in The Netherlands. Inheritance tax will arise in The Netherlands with respect to an acquisition or deemed acquisition of shares on the death of an individual who is resident or deemed to be resident in The Netherlands.

   For purposes of Dutch gift and inheritance taxes, an individual who holds Dutch nationality will be deemed to be resident in The Netherlands if such individual has been resident in The Netherlands at any time during the ten years preceding the date of the gift or the individual's death. For purposes of Dutch gift tax, an individual not holding Dutch nationality will be deemed to be resident in The Netherlands if such individual has been resident in The Netherlands at any time during the 12 months preceding the date of the gift.

Dutch Taxation of Holders of Shares Who are Not Resident in The Netherlands

   This section describes certain Dutch tax consequences for a person who is neither a resident nor deemed to be a resident of The Netherlands for purposes of Dutch taxation.

Withholding Tax

   Dividends distributed by us generally are subject to a withholding tax imposed by The Netherlands at a rate of 25%. The term "dividends" for this purpose includes, but is not limited to:

  . distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized as such for Netherlands dividend withholding tax purposes;

  . liquidation proceeds, proceeds of a redemption of shares or, generally, consideration for our repurchase of shares in excess of the average paid-in capital recognized for Netherlands dividend withholding tax purposes;

  . the par value of shares issued to a holder of shares or an increase of the par value of shares, as the case may be, to the extent that it does not appear that a contribution to capital recognized for Netherlands dividend withholding tax purposes, was made or will be made; and

  . partial repayment of paid-in capital, recognized for Netherlands dividend withholding tax purposes, if and to the extent that there are net profits, within the meaning of the Dutch Dividend Withholding Tax Act, unless the general meeting of our shareholders has previously resolved to make such repayment and provided that the par value of the shares concerned has been reduced by a corresponding amount by changing our Articles of Association.

   As a result of contributions in shares to our paid-in capital, a portion of such paid-in capital may not be recognized for Netherlands dividend withholding tax purposes. If a holder of shares is resident in a country with which The Netherlands has concluded a convention to avoid double taxation that is in effect, such holder may, depending on the terms of such double taxation convention, be eligible for a full or partial exemption from, or refund of, Netherlands dividend withholding tax.

   Under the double taxation convention in effect between The Netherlands and the U.S. (the "Treaty"), dividends paid by us to a resident of the U.S., as defined for purposes of the Treaty (other than an exempt organization or exempt pension organization), who is the beneficial owner of the dividends, are generally eligible for a reduction of the 25% Netherlands withholding tax to 15% or, in the case of certain U.S. corporate shareholders owning directly at least 10% of our voting power, the Treaty reduces the 25% Netherlands withholding tax to 5%. Such reductions will not apply if such resident carries on a business in The Netherlands through a permanent establishment or performs independent personal services from a fixed base situated in The Netherlands and the holding of shares forms part of the business property of such permanent establishment or pertains to such fixed base. The Treaty provides for a complete exemption for dividends received by exempt pension organizations and exempt organizations, as defined therein. Except in the case of exempt organizations, the reduced dividend withholding rate (or exemption from withholding) can be applied at source upon payment of the dividends, provided that the proper forms have been filed in advance of the payment. Absent the filing of such forms, we generally would be required to withhold the dividend withholding tax at the rate of 25%, in which case a refund may be obtained of any excess withholding amount by filing the appropriate forms within the term set therefor. Exempt organizations remain subject to the statutory withholding rate of 25% and are required to file for a refund of such withholding. A holder of shares other than an individual will not be eligible for the benefits of the Treaty if such holder of shares does not satisfy one or more of the tests set forth in the limitation on benefits provision of Article 26 of the Treaty.

Taxes on Income and Capital Gains

   A holder of shares will not be subject to any Netherlands taxes on income or capital gains in respect of dividends distributed by us (other than the dividend withholding tax described above) or in respect of capital gains realized on the disposition of shares, provided that

  . such holder is neither resident nor deemed resident of The Netherlands;

  . such holder does not have a business or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which business or part of a business, as the case may be, the shares are attributable;

  . such holder does not have a substantial interest or a deemed substantial interest in us, as defined above in "Dutch Taxation of Holders of Shares Who are Resident in The Netherlands," or if such holder does have such an interest, it forms part of the assets of a business; and

  . such holder is not entitled to a share in the profits of a business that is effectively managed in The Netherlands, other than by way of securities or through an employment contract, the shares being attributable to such business.

   A holder of shares who meets the conditions set forth in this section under the first two bulleted points above, but who has a substantial interest or a deemed substantial interest that does not form part of the assets of a business, is generally subject to Netherlands income tax in respect of dividends distributed by us or capital gains realized on the disposition of shares (and income from and capital gains made on debt issued by us), at a rate of 25%, if such holder is an individual, or at a rate of 35%, if such holder is not an individual. Such holder is generally entitled to a credit for Netherlands dividend withholding tax withheld against Netherlands income tax, if any.

   If such holder is resident of a country with which The Netherlands has concluded a convention to avoid double taxation, such holder may, depending on the terms of such double taxation convention, be eligible for an exemption from Netherlands income tax on capital gains realized upon the disposition of shares, or to a full or partial exemption from Netherlands income tax on dividends distributed by us.

   Under the Treaty, capital gains realized by such holder upon the disposition of shares, provided that such holder is a resident (as defined in the Treaty) of the U.S., are, with certain exceptions, generally exempt from Netherlands tax on capital gains.

   Under the Treaty, dividends received from us by such holder who is the beneficial owner of the dividends and a resident of the U.S. (other than an exempt organization or an exempt pension organization) are generally eligible for a reduction of Netherlands income tax liability to 15%. In the case of certain U.S. corporate shareholders owning at least 10% directly of our voting power, the Treaty reduces this rate to 5%. The Treaty provides for a complete exemption of Netherlands income tax for dividends received by exempt organizations or exempt pension organizations as defined therein and subject to the conditions mentioned therein.

   As indicated above, a holder of shares, other than an individual, will not be eligible for the benefits of the Treaty if (i) such resident carries on a business in The Netherlands through a permanent establishment or performs independent personal services from a fixed base situated in The Netherlands and the holding of shares forms part of the business property of such permanent establishment or pertains to such fixed base or (ii) such holder does not satisfy one or more of the tests set forth in the limitation on benefits provision of Article 26 of the Treaty.

Net Wealth Tax

   A holder of shares will not be subject to Netherlands net wealth tax in respect of the shares, provided that such holder is not an individual, or, if the holder is an individual, provided that the conditions mentioned under the first two and the last bulleted points of the section "Taxes on Income and Capital Gains" above are met.

Gift, Estate and Inheritance Taxes

   No gift, estate or inheritance taxes will arise in The Netherlands with respect to an acquisition of shares by way of a gift by, or on the death of a holder of shares who is neither resident nor deemed to be resident in The Netherlands, unless:

  . (i) such holder has at the time of the gift or had at the time of the holder's death, a business or an interest in a business that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which business or part of a business, as the case may be, the shares are or were attributable or
    (ii) such holder is entitled to a share in the profits of a business that is effectively managed in The Netherlands, other than by way of securities or through an employment contract, the shares being attributable to such business; or

  . in the case of a gift of shares made by an individual who at the time of the gift was neither resident nor deemed to be a resident in The Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands.

   For purposes of Netherlands gift and inheritance tax, an individual who holds Dutch nationality will be deemed to be resident in The Netherlands if he has been resident in The Netherlands at any time during the ten years preceding the date of the gift or his death.

   For purposes of Netherlands gift tax, an individual not holding Dutch nationality will be deemed to be resident in The Netherlands if he has been resident in The Netherlands at any time during the twelve months preceding the date of the gift.

Other Taxes and Duties

   No Netherlands registration tax, transfer tax, stamp duty or any other similar documentary or duty will be payable by our investors in respect of or in connection with the subscription, issue, placement, allotment or delivery of the shares. Netherlands capital tax will be payable by us at the rate of 0.9% of any contribution or deemed contribution to our share capital.

Proposed New Legislation

   On September 14, 1999, a legislative proposal on income taxation was submitted to the Lower House of the Dutch Parliament. The proposal will make certain amendments to the income taxation corporate income taxation, dividend withholding taxation and net wealth taxation and is therefore relevant both for individual and corporate holders of shares, whether or not resident in The Netherlands. Amongst others, it is proposed to abolish the net wealth tax and to tax certain shareholders on deemed investment income (set at a fixed percentage) instead of actual investment income. The proposal is intended to by the Dutch government to become effective on January 1, 2001. If enacted, this proposal would substantially change the taxation of investment income by The Netherlands. Currently, it is uncertain whether or in what form the proposal will be enacted. In view of this uncertainty, this proposal is not included in the above Dutch tax summary.

                            U.S. Federal Income Tax

   The following is the opinion of Holme Roberts & Owen LLP regarding the material U.S. federal income tax consequences to U.S. Shareholders of an investment in the shares. To the extent the following summarizes the Dutch taxation rules on the reduction of the amount of dividend withholding tax to be paid over to the Dutch Tax Administration, it is based on the opinion of Stibbe Simont Monahan Duhot.

   This opinion does not discuss every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, certain types of investors, such as

     .insurance companies,
     .tax-exempt persons or entities,
     .financial institutions,
     .regulated investment companies,
     .dealers in securities,
     .persons who hold shares as part of a hedging, straddle, constructive sale, or conversion transaction,
     .persons who hold shares through partnerships or other pass-through entities,
     .persons whose functional currency is not the U.S. dollar, and .U.S. persons owning (directly, indirectly, or constructively) 10% or more of the shares,

may be subject to different U.S. tax rules not discussed below.

   For purposes of this summary a "U.S. Shareholder" is a holder of shares that is an individual citizen or resident of the U.S., a corporation organized under the laws of the U.S. or any state of the U.S., an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust.

Taxes on Income

   The gross amount of any distribution, including the amount of any Dutch withholding tax thereon, actually or constructively received by a U.S. Shareholder with respect to the shares will be includible in the gross income of the U.S. Shareholder as ordinary income to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on shares generally will constitute income from sources outside the U.S. and will not be eligible for the dividends received deduction which may be allowed to U.S. corporate shareholders on dividends paid by another corporation out of income from sources within the U.S.

   A distribution in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of such U.S. Shareholder's adjusted tax basis in its shares, and any distribution in excess of such basis will constitute gain, which gain will be capital gain from sources within the U.S. if the shares are held as capital assets and will be long-term capital gain, taxable to individuals at a maximum rate of 20% if the shares were held for more than one year.

   The amount of any distribution paid in euros will be the dollar value of the euros on the date of distribution, regardless of whether the U.S. Shareholder converts the payment into dollars. Gain or loss, if any, recognized by a U.S. Shareholder on the sale, conversion or disposition of euros will be ordinary income or loss. Such gain or loss generally will be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

   Subject to certain conditions and limitations, tax withheld in The Netherlands in accordance with the Treaty will be treated as a foreign tax that U.S. Shareholders may elect to deduct in computing their U.S. federal taxable income or credit against their U.S. federal income tax liability. Amounts paid in respect of dividends on shares generally will be treated for U.S. foreign tax credit purposes as "passive income," or in the case of certain holders, "financial services income." Additional withholding tax, if any, in excess of the rate applicable under the Treaty generally will not be eligible for credit against the U.S. Shareholder's U.S. federal income tax liability.

   Dutch withholding tax may not be creditable against the U.S. Shareholder's U.S. federal income tax liability, however, to the extent we are allowed to reduce the amount of dividend withholding tax paid over to the Dutch Tax Administration by crediting withholding tax imposed on certain dividends paid to us. We will endeavor to provide to U.S. Shareholders the information they will need to calculate their foreign tax credit.

Sale or Other Disposition of Shares

   A U.S. Shareholder generally will recognize gain or loss for U.S. federal income tax purposes upon the sale or exchange of shares in an amount equal to the difference between the amount realized from such sale or exchange and the U.S. Shareholder's tax basis for such shares. Such gain or loss will be a capital gain or loss if the shares are held as a capital asset. Any such gain or loss generally would be treated as U.S. source.

Passive Foreign Investment Company

   A company is considered a passive foreign investment company ("PFIC") for any taxable year if either:

    . at least 75% of its gross income is passive income; or . at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

   Whether we are a PFIC is a factual determination that must be made annually and thus may change. If we were determined to be a PFIC for a tax year during the U.S. Shareholder's holding period, any gain from the sale or exchange of shares by a U.S. Shareholder would be allocated ratably to each year in the holder's holding period and would be treated as ordinary income. The amount allocated to each pre-PFIC year and to the year of disposition would be treated as income arising in the year of disposition. U.S. federal income tax would be imposed on the amount allocated to each year beginning with the first year in the U.S. Shareholder's holding period in which we were a PFIC and ending with the year preceding the year of disposition at the highest rate in effect for that year. In addition, interest would be charged at the rate applicable to underpayments on the tax payable in respect of the amount so allocated. The same rules would apply to "excess distributions," which are defined generally as distributions exceeding 125% of the average annual distribution made by us over the shorter of the holder's holding period or the three preceding years. We will evaluate our PFIC status on an annual basis and will inform U.S. Shareholders in the event that we determine that we are a PFIC.

   We were a PFIC in 1998 and 1999, and there is a possibility that we will be a PFIC in 2000 or in future years. We intend to conduct our investment and business activities in a manner to avoid PFIC status in 2000 and in future years, although we can provide no assurance in this regard. In the event we become a PFIC, the tax consequences described above may be avoided if the U.S. Shareholder is eligible for and timely makes either (i) a qualified electing fund ("QEF") election for the first tax year in the U.S. Shareholder's holding period in which we were a PFIC or (ii) an election to mark our stock to market. If a QEF election is made, a U.S. Shareholder would include in income its pro rata share of our ordinary earnings and net capital gain for years in which we are a PFIC (regardless of whether amounts are distributed to an electing U.S. Shareholder). If a U.S. shareholder elects to mark shares to market for the first tax year in the U.S. Shareholder's holding period in which we were a PFIC, any difference between the shares' fair market value and the U.S. Shareholder's adjusted tax basis at the end of a taxable year is accounted for by either an inclusion in ordinary income or a deduction, subject to certain limitations, from ordinary income (the "mark-to-market rule"). A U.S. Shareholder electing to mark shares to market must increase its basis in the shares by the amount included in income under the mark-to-market rule, and decrease its basis by the amount of deductions allowed under the mark-to-market rule. In the event we become a PFIC, we will provide information necessary for our U.S. Shareholders to make a QEF election and elect to mark our shares to market. Prospective purchasers are urged to consult their tax advisors regarding the consequences of an investment in a PFIC.

   A U.S. Shareholder who owns shares during any years that we are a PFIC must file Internal Revenue Service Form 8621.

Foreign Personal Holding Company Classification

   We could be classified as a foreign personal holding company ("FPHC") if in any taxable year :

  (i) five or fewer individuals who are U.S. citizens or residents own (directly or constructively through certain attribution rules) more than 50% of the total voting power of all classes of our stock entitled to vote or the total value of our stock, and

  (ii) at least 60% (50%, in certain cases) of our gross income consists of "foreign personal holding company income," which generally includes passive income such as dividends, interest, gains, rent and royalties (the "income test").

   Classification as a FPHC would in general require each U.S. Shareholder who held shares on the last day of the taxable year to include in gross income as a dividend such shareholder's pro rata portion of our undistributed foreign personal holding company income.

   After giving effect to applicable ownership attribution rules, five or fewer U.S. individuals are treated as owning more than 50% of the total voting power of all classes of our stock. In addition, there is a possibility that we will satisfy the income test in 2000 or in future years, and thus we may be a FPHC in 2000 or in future years. We intend to conduct our investment and business activities in a manner to avoid FPHC status in 2000 and in future years, although we can provide no assurance in this regard. This is a factual determination that must be made annually and thus the status of whether we are a FPHC is subject to change. Nevertheless, in the event we are a FPHC, we do not expect to have any undistributed foreign personal holding company income in 2000 or future years in which we might be a FPHC, and therefore, U.S. Shareholders should not have additional income inclusions as a result of our being a FPHC.

Back-up Withholding

   A U.S. Shareholder of shares may be subject to back-up withholding at a rate of 31% with respect to dividends on, or the proceeds of a sale or other disposition of, such shares unless such U.S. Shareholder:

  (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or

  (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable backup withholding rules.

   Any amounts withheld under the back-up withholding rules from a payment to a U.S. Shareholder generally may be claimed as a credit against the U.S. Shareholder's U.S. federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the U.S. underwriting
agreement dated as of     , 2000, each of the U.S. underwriters named below,
for whom Salomon Smith Barney Inc., Goldman, Sachs & Co., Paribas Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the U.S. representatives, has severally agreed to purchase, and we have agreed to sell to such U.S. underwriter, the number of shares set forth opposite the name of such U.S. underwriter.

     U.S. Underwriters                                           Number of Shares
     -----------------                                           ----------------
     Salomon Smith Barney Inc...................................
     Goldman, Sachs & Co........................................
     Paribas Corporation........................................
     Merrill Lynch, Pierce, Fenner & Smith Incorporated.........
                                                                       ----
       Total....................................................
                                                                       ====

   Subject to the terms and conditions stated in the international underwriting
agreement dated as of     , 2000, each of the international underwriters named
below, for whom Salomon Brothers International Limited, Goldman Sachs
International, Paribas Corporation and Merrill Lynch International are acting as the international representatives, has severally agreed to purchase, and we have agreed to sell to such international underwriter, the number of shares set forth opposite the name of such international underwriter.

     International Underwriters                                  Number of Shares
     --------------------------                                  ----------------
     Salomon Brothers International Limited.....................
     Goldman Sachs International................................
     Paribas Corporation........................................
     Merrill Lynch International................................
                                                                       ----
       Total....................................................
                                                                       ====

   These offerings are part of a global offering that consists of (1) an
offering of an aggregate of     shares in the U.S. and Canada and (2) an
offering of an aggregate of     shares outside the U.S. and Canada. Salomon
Smith Barney Inc. and Goldman, Sachs & Co. are acting as the joint global coordinators and bookrunners for the global offering.

   The U.S. underwriting agreement and the international underwriting agreement each provide that the obligations of the underwriters to purchase the shares included in the global offering are subject to approval of certain legal matters by counsel and to certain other conditions. The U.S. and international underwriters are obligated to purchase all the shares pursuant to their respective agreements (other than those covered by the overallotment option described below) if they purchase any of them. The public offering price and underwriting discount per share for the U.S. offering and the international offering will be identical. The underwriters expect that delivery of the shares will be made against payment therefor on or about the date specified in the last paragraph of the cover page of the final prospectus, which is the business day following the date of the final prospectus. The closing of the U.S. offering and the international offering are conditioned upon each other.

   The U.S. and international underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public
offering price less a concession not exceeding (Euro)    per share for shares
offered outside the U.S and Canada ($    per share for shares offered in the
U.S. and Canada). The underwriters may allow, and such dealers may reallow, a
concession not exceeding (Euro)    per share for shares offered outside the
U.S. and Canada ($    per share for shares offered in the U.S. and Canada) on
sales to certain other dealers. If all the shares are not sold at the public offering price, the representatives may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   We have granted the U.S. and international underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an
aggregate of     additional shares at the applicable public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover overallotments, if any, in connection with this offering. To the extent that such option is exercised, each U.S. and international underwriter, as the case may be, will be obligated, subject to certain conditions, to purchase an additional number of shares proportionate to such U.S. or international underwriter's initial commitment.

   The U.S. and international underwriters will enter into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares. The U.S. and international underwriters also have agreed that they may sell shares, including those subject to priority allocation, among their respective underwriting syndicates. The number of shares actually allocated to each offering may differ from the amount offered due to reallocation among the U.S. offering and the international offering.

   Several of our directors, officers and employees and persons otherwise
associated with us are expected to purchase up to an aggregate of    shares in
this offering.

   We and each of the following persons have agreed that for the period specified below commencing on the date of this prospectus each of us will not, and all of our senior executive officers and directors have agreed that for the period specified below commencing on the date of this prospectus each of them will not, without the prior written consent of Salomon Smith Barney Inc. and Goldman, Sachs & Co., offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or announce the offering of, any shares or any securities convertible into or exchangeable for shares or representing beneficial interests in shares. Salomon Smith Barney Inc. and Goldman, Sachs & Co. in their sole discretion may release any of the shares subject to the lockup at any time without notice. Salomon Smith Barney Inc. and Goldman, Sachs & Co. had advised us that they do not presently have any intention to release prematurely any of the shares that are subject to the lock-up agreement. Notwithstanding the forgoing, the lock-up agreements will permit the dissolution of CompleTel Holdings LLC and the related transactions described under "Prospectus Summary--CompleTel Europe N.V. Corporate Organizational Chart."

                                                                Lock-up Period
                              Persons                             (in days)
                              -------                           --------------
     CompleTel LLC, CompleTel Holdings LLC, CompleTel (N.A.)
      N.V. and CompleTel Europe ...............................      180
     Madison Dearborn Partners, LPL Investment Group, Meritage
      Investment Partners and their affiliates.................      180
     Members of our Supervisory Board and Board of Management
      and our significant employees............................      180

   Prior to the global offering, there has been no public market for the shares. Consequently, the public offering price for the shares was determined through negotiations between us and the representatives. Among the factors considered in determining the public offering price was our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects in the telecommunications industry, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the shares will develop and continue after this offering.

   We will apply to have the shares approved for quotation on the Nasdaq National Market under the symbol "CLTL" and we will apply to have the shares approved for listing on the Premiere Marche of the ParisBourse under the symbol
"   ".

   The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with the U.S. and international offerings. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                           Paid by CompleTel
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
     Per share (U.S. and Canada)......................      $            $
     Per share (outside the U.S. and Canada)..........   (Euro)       (Euro)
                                                         -------      -------
       Total..........................................   (Euro)       (Euro)
                                                         =======      =======

   In connection with the global offering, Salomon Smith Barney Inc., Goldman, Sachs & Co., Salomon Brothers International Limited and Goldman Sachs International, on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the global offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the shares in the open market after distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of shares made for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress. The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter when Salomon Smith Barney Inc. or Goldman, Sachs & Co. in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that underwriter.

   Any of these activities may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of such transactions. Subject to compliance with applicable laws, these transactions may be effected on the Nasdaq National Market, the Premier Marche of the ParisBourse, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

   We estimate that the total expenses of the global offering will be (Euro) million. We have agreed to reimburse the U.S. and international underwriters for certain expenses incurred in connection with the global offering.

   Some of the representatives have been retained to perform certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

   We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make in respect of any of those liabilities.

           SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

   We are incorporated under the laws of The Netherlands and certain members of our Supervisory Board, our Board of Management and certain of the experts named herein are residents of The Netherlands or other countries other than the U.S. Substantially all of our assets and the assets of such persons are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon us or such persons, or to enforce against us or such persons in courts in the U.S. judgements of such courts predicated upon the civil liability provisions of U.S. securities laws. We have been advised by legal counsel in The Netherlands, Stibbe Simont Monahan Duhot, that because there is no convention on reciprocal recognition and enforcement of judgements in civil and commercial matters between the U.S. and The Netherlands, a final judgment rendered by a U.S. court will not automatically be enforced by the courts in The Netherlands. In order to obtain a judgment that is enforceable in The Netherlands, the relevant claim may have to be relitigated before a competent Dutch court. However, a final judgment for the payment of money obtained in a U.S. court, which is not subject to appeal or any other means of contestation and is enforceable in the U.S., would in principle be upheld by a Netherlands court of competent jurisdiction when asked to render a judgment in accordance with such final judgment by a U.S. court, without substantive re-examination of the merits of the subject matter thereof; provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature and that its content and possible enforcement are not contrary to public policy or public order of the Netherlands. Notwithstanding the foregoing, there can be no assurance that U.S. investors will be able to enforce against us, or members of our Supervisory Board or Board of Management or certain experts named herein who are residents of the Netherlands or other countries outside the U.S., any judgments in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Netherlands court would impose civil liability on us or on the members of our Supervisory Board or Board of Management in an original action predicated solely upon the federal securities laws of the U.S. brought in a court of competent jurisdiction in the Netherlands against us or such members. In addition, Dutch law does not recognize a shareholder's right to bring a derivative action on behalf of a corporation.

                                 LEGAL MATTERS

   Holme Roberts & Owen LLP, Denver, Colorado, U.S.A., have advised us on certain U.S. securities law matters in connection with this offering. Various legal matters relating to Dutch law will be passed upon for us by Stibbe Simont Monahan Duhot P.C., New York. De Brauw Blackstone Westbroek P.C., special Dutch counsel to the underwriters, will pass for the underwriters upon certain matters of Dutch law. Cahill Gordon & Reindel, U.S. counsel to the underwriters, will pass for the underwriters upon certain matters of U.S. law.

                                    EXPERTS

   Our consolidated financial statements as of and for the period from commencement of operations (January 8, 1998), through December 31, 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The balance sheet of Acces et Solutions Internet S.A.R.L. as of December 31, 1998, and the related statements of operations and cash flows for the year then ended, have been audited by Barbier Frinault & Associes Arthur Andersen, independent public accountants, as indicated in their report with respect thereto appearing elsewhere in this prospectus, and such financial statements are included herein in reliance upon the authority of said firm as experts in giving such report.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the U.S. Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act of 1933 about the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares, please refer to the registration statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the addresses set forth below.

   As a result of the registration under the Securities Act of our senior discount notes, we are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, and will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information and the registration statement and exhibits and schedules thereto may be inspected without charge at, and copies thereof may be obtained at prescribed rates from the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, U.S.A. and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, U.S.A. and 7 World Trade Center, Suite 1300, New York, New York 10048, U.S.A. The public may obtain information on the operation of the Commission's public reference facilities by calling the Commission in the U.S. at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. When the shares begin trading on the Nasdaq National Market, copies of reports, proxy statements and other information may be inspected at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006, U.S.A. Copies of these documents will also be filed with the Stock Market of Amsterdam Exchanges.

   We will also comply with our obligations under Dutch law to prepare annual financial statements complying with the corporate law of The Netherlands and to deposit the same at the Commercial Register of the Chamber of Commerce and Industry in Amsterdam, The Netherlands.

                        SHARE CERTIFICATES AND TRANSFER

   The shares will be issued in registered form only. Share registers will be maintained in New York, New York by Citibank, N.A., the New York Transfer Agent and Registrar (the "New York Registry"), and in Amsterdam, The Netherlands by
             , the Dutch Transfer Agent and Registrar (the "Dutch Registry").

   Shares of New York Registry are registered with the New York Transfer Agent and Registrar. Holders of shares of New York Registry may elect to hold their shares through The Depository Trust Company ("DTC"), in which case such shares will be registered with the New York Transfer Agent and Registrar in the name of Cede & Co., the nominee of DTC.

   Shares of Dutch Registry are registered with the Dutch Transfer Agent and Registrar. Holders of Shares of Dutch Registry may elect to hold their shares directly through SICOVAM, or through Euroclear or Clearstream (formerly Cedelbank). Shares held through SICOVAM will be registered with the Dutch Transfer Agent and Registrar in the name of SICOVAM and will be represented by
certificates held by            (the "Dutch Custodian") on behalf of SICOVAM.
Shares held through Clearstream and Euroclear must be held indirectly on the Dutch Registry through SICOVAM.

   The shares have been approved for quotation on the Nasdaq National Market; however, only shares of New York Registry may be traded on Nasdaq National Market. The shares also have been listed on the Premier Marche of the ParisBourse; however, only shares held through SICOVAM may be traded on such exchange. Any holders who remove shares from SICOVAM for the purpose of attending general meetings of shareholders in person (see "Description of Capital Stock--Shareholder meetings and voting rights") will not be able to trade such shares on the Premier Marche without redepositing shares with SICOVAM.

   Certificates of New York Registry may be transferred and exchanged at the office of the New York Transfer Agent and Registrar and shares of New York Registry may be exchanged through such office for shares of Dutch Registry. Certificates of Dutch Registry may be transferred and exchanged on our books at the office of the Dutch Transfer Agent and Registrar and shares of Dutch Registry may be exchanged through such office for certificates of New York Registry. Transfers of shares within any of DTC, SICOVAM, Euroclear or Clearstream, or between any of SICOVAM, Euroclear or Clearstream will be made by book-entry transfer in accordance with their respective rules and procedures. Transfers of shares between DTC and any of SICOVAM, Euroclear or Clearstream will be made by the relevant clearing systems and by the New York and Dutch Transfer Agents and Registrars in accordance with the procedures described below.

   Requests to exchange shares of New York Registry for shares of Dutch Registry should be presented to the New York Transfer Agent and Registrar. Upon a request to the New York Transfer Agent and Registrar to exchange shares of New York Registry for shares of Dutch Registry, the New York Transfer Agent and Registrar will cancel certificates representing the appropriate number of shares of New York Registry and appropriately adjust the New York register for such shares and will then instruct the Dutch Transfer Agent and Registrar to issue an equal number of shares of Dutch Registry and to deliver a certificate of Dutch Registry for such shares to the appropriate registered owner and to adjust the Dutch register accordingly. If the transferee elects to hold shares through SICOVAM, the Dutch Transfer Agent and Registrar will deliver the shares to the Dutch Custodian. Thereupon, the Dutch Custodian will notify SICOVAM of the increase of the number of shares held through SICOVAM and instruct SICOVAM to credit to the appropriate SICOVAM account.

   Requests to exchange shares of Dutch Registry for shares of New York Registry should be presented to the Dutch Transfer Agent and Registar. Upon a request of the Dutch Custodian to exchange shares of Dutch Registry for shares of New York Registry, the Dutch Transfer Agent and Registrar will cancel certificates representing the appropriate number of shares of Dutch Registry and appropriately adjust its register and will instruct the New York Transfer Agent and Registrar to issue an equal number of shares of New York Registry to the appropriate registered owner. If the transferor holds the shares through SICOVAM, Euroclear or Clearstream, the Dutch Custodian will confirm to SICOVAM the decrease of the number of shares held through SICOVAM. Holders through Euroclear or Clearstream should submit instructions in accordance with, respectively, Euroclear's or Clearstream's rules and procedures. Upon receipt of such issuance instructions from the Dutch Registrar, the New York Transfer Agent and Registrar will issue and register the issuance of the applicable number of shares of New York Registry, and will deliver a certificate for New York Registry shares to the designated recipient. If the transferee elects to hold in book entry form through DTC, the New York Transfer Agent and Registrar will notify DTC of the increase of the number of shares held through DTC and instruct DTC to credit the shares of New York Registry credited to the appropriate DTC account. Under Dutch law, the transfer of shares between the Dutch Registry and the New York Registry requires a written instrument of transfer and written acknowledgment by us of such transfer. A holder who has elected to hold through DTC but wishes to sell his or her shares on the Premier Marche, or a holder who has elected to hold through SICOVAM but wishes to sell his or her shares on the Nasdaq National Market will need to arrange for an exchange of shares from the New York Registry to the Dutch Registry.

   Shareholders will be charged a fee of up to $5.00 per 100 shares or portion thereof by the New York Transfer Agent and Registrar for the issuance or cancellation of shares of New York Registry in connection with exchanges between the two Registries.

   The shares have been accepted for clearance through Clearstream and
Euroclear under common code number    . The International Securities
Identification Number (ISIN) for the shares is    , the CUSIP number assigned
to our shares is     .

                               MARKET INFORMATION

General

   The shares have been approved for listing on the Premier Marche of the ParisBourse. The shares also have been approved for quotation on Nasdaq National Market.

The Paris Stock Exchange

   Official trading of listed securities on the Premier Marche of the ParisBourseSBF S.A. ("ParisBourse") is transacted through investment service providers that are members of the ParisBourse and takes place continuously on each business day from 9:00 a.m. through 5:00 p.m. (Paris time), with a pre-opening session from 7:45 a.m. through 9:00 a.m. (Paris time) during which transactions are recorded but not executed. Any trade effected after the close of a stock exchange session is recorded on the next trading day, at the closing price for the relevant security at the end of the previous day's session.

   The ParisBourse is a self-regulatory organization that oversees the operation of the Premier Marche and other regulated markets, including the admission of financial instruments. It is responsible for supervision of trading in listed securities on French stock exchanges and publishes a daily Official Price List that includes price information concerning listed securities. The ParisBourse has introduced continuous trading during trading hours by computer for most listed securities.

   Trading in securities listed on the Premier Marche may be suspended by the ParisBourse if quoted prices exceed certain price limits defined by its regulations. In particular, if the quoted price of a Continu A security varies by more than 10 percent from the previous day's closing price, ParisBourse may suspend trading in that security for up to 15 minutes. Further suspensions for up to 15 minutes are also possible if the price again varies by more than five percent. The ParisBourse may also suspend trading of a security listed on the Premier Marche in certain other limited circumstance, including, for example, the occurrence of unusual trading activity in such security. In addition, in exceptional circumstances, the Conseil des Marches Financiers may also suspend trading.

   Trades of securities listed on the Premier Marche of the ParisBourse are settled in either of two ways: in the cash settlement market (marche au comptant) or in the monthly settlement market (marche a reglement mensuel). Our shares are settled in the monthly settlement market. In the monthly settlement market, the purchaser may elect to settle on the third trading day following the trade (reglement immediat or immediate settlement) or decide on the determination date (date de liquidation, which is the sixth trading day prior to the end of the month) either (i) to settle the trade no later than on the last trading day of such month or (ii) upon payment of an additional fee, to extend to the determination date of the following month the option either to settle no later than the last trading day of such month or to postpone further the selection of a settlement date until the next determination date (a procedure known as a report). Such purchaser may decide to renew its option on each subsequent determination date subject to payment of an additional fee. The transfer of ownership (vis-a-vis third parties) of equity securities traded on the ParisBourse occurs at the time of registration of the securities in the appropriate shareholder's account. In accordance with French securities regulations, any sale of securities executed on the monthly settlement market during the month of a dividend payment date is deemed to occur after payment of the dividend to the seller, and the account of the purchaser (having purchased the securities prior to the date of the dividend payment) is credited with an amount equal to the dividend paid and the seller's account is credited with the dividend and debited by the same amount.

                               GLOSSARY OF TERMS

ATM (asynchronous transfer
 mode).......................  An international standard for high-speed broadband packet-switched networks, operating at digital transmission speeds above 1.544 megabits per second.

Backbone.....................  An element of the network infrastructure that provides high-speed, high capacity connections among the network's nodes.

Bandwidth....................  The range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium. For fiber optic transmission, electronic transmitting devices determine the high-capacity, not the fibers themselves. Bandwidth is measured in Hertz (analog).

Bits.........................  The smallest unit of digital information utilized by electronic information processing, storage or transmission systems.

Broadband....................  A generic term for high-speed or high-capacity connectivity.

CLEC (competitive local
 exchange carrier)...........  A category of telephone service provider
                               (carrier) that offers local services similar to that of the former monopoly national telephone company such as local connectivity, own switching capacity, domestic long-distance and international trafficking capabilities.

Circuit switching............  A switching technique that establishes a dedicated transmission path between originating and terminating points and holds that path open for the duration of a call.

Co-location..................  A location where a competitive carrier network interconnects with the network of public telecommunications operator's inside a public telecommunications operator's central office.

Competitive carrier..........  Category of telephone service provider, or carrier, that offers local exchange and other services similar to and in competition with those of the former monopoly, as allowed by recent changes in telecommunications law and regulation. A competitive carrier may also provide other types of services such as long-distance telephone, data communications, Internet access and video.

DSL (digital subscriber
 line).......................  A transmission technology enabling high-speed access in the local copper loop, often referred to as the last mile between the network service provider--i.e., competitive carrier or an Internet service provider and end-user.

Dark fiber...................  Any installed fiber-optic cable lacking a light transmission or signal, as opposed to fiber that is in service or "lit."

Dedicated lines..............  Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the local exchange carrier's public switched network).

Dedicated services...........  Special access, switched transport and private line services.

Dial tone....................  An auditory tone (350 to 440 Hertz) that indicates that the telephone switching
                               equipment is ready to accept dial signals. The dial tone is generated by local telephone company equipment.

Digital......................  Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to convey information, as opposed to the continuously variable analog signal. Digital transmission significantly reduces most distortion inherent in an analog signal, such a graininess or "snow", in the case of video transmission, or static or other background distortion in the case of audio transmission.

E-1..........................  An International Telecommunications Union
                               standard digital transmission rate for time division multiplexing. An E-1 transmits voice, data and signaling at a rate of 2.048 megabits per second. The E-1 is the European counterpart to the North American T-1.

Facilities-based operator....  A company that owns or leases its network facilities to provide services rather than purchasing services from other providers and reselling the services to customers.

Fiber........................  A filament, usually of glass, through which light beams carrying voice, data or video transmissions are guided.

Fiber optic..................  Technology based on thin filaments of glass or other transparent materials used as the medium for transmitting coded light pulses that represent data, image and sound. Fiber optic technology offers extremely high transmission speeds and is the medium of choice for the telecommunications industry. Fiber is immune to electrical interferences and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet has more high-capacity capacity than a copper wire the width of a telephone pole.

Fiber optic ring.............  Where a network is configured in a bi-
                               directional circular fashion. If a portion of the ring malfunctions, the signal can be re-routed back the way it came, around the circle, to complete the connection.

Frame-relay..................  A form of packet switching with variable length frames that may be used with a variety of communications protocols. Frame relay is a method of achieving high-speed, packet-switched data transmissions within digital networks at transmission speeds between 56 kilobits per second and 1.544 megabits per second.

ISDN (integrated services
 digital network)............  A transmission method that provides circuit-
                               switched access to the public network at speeds of 64 or 128 kilobits per second for voice, data and video transmission.

Interconnection..............  Connection of a telecommunications device or service to the PSTN.

Internet.....................  An array of interconnected networks using a common set of protocols defining the
                               information coding and processing requirements that can communicate across hardware platforms and over many links; now operated by a consortium of telecommunications service providers and others.

Internet protocol............  The standard that defines the information unit being passed among the host computers and packet-switched networks that make up the Internet. The Internet protocol provides the basis for packet delivery on the Internet.

Internet service provider....  A company that provides direct access to the
                               Internet, normally for dial access customers, by linking its network directly or through other ISPs to the Internet backbone network.

Kilobits per second (kbps)...  1,000 bits per second.

LAN (local area network).....  A private data communications network linking a variety of data devices, such as computer terminals, personal computer terminals, personal computers and microcomputer, all housed in a defined building, plant or geographic area.

Line equivalents.............  The basis of a calculation used to normalize various multiplexed digitized voice data streams into a representative number of standard voice circuit line equivalents. Each line equivalent is equal to a 64 kilobit data circuit capable of transporting an uncompressed digitized voice call.

Local loop...................  That portion of the local telephone network that connects the customer's premises to the local exchange provider's central office or switching center. This includes all the facilities starting from the customer premises interface which connects to the inside wiring and equipment at the customer premises to a terminating point within the switching wire center.

Long-distance carrier........  A long-distance carrier providing services between local exchanges on an intrastate or interstate basis. A long-distance carrier may also be a long-distance reseller.

Megabit per second (mbps)....  One million of bits per second.

Modem........................  An abbreviation of modulator-demodulator. An electronic signal-conversion device used to convert digital signals from a computer to analog form for transmission over the telephone network. At the transmitting end, a modem working as a modulator converts the computer's digital signals into analog signals that can be transmitted over a telephone line. At the receiving end, another modem working as a demodulator converts analog signals back into digital signals and sends them to the receiving computer.

Multiplexing.................  An electronic or optical process that combines a large number of lower-speed transmission lines into one high-speed line by splitting the total available high-capacity of the high-speed line into narrower bands, or by allotting a common channel to several different transmitting devices. Multiplexing devices are widely used in networks to improve efficiency by concentrating traffic.

Multipoint...................  A circuit providing simultaneous transmission among three or more separate points.

Network......................  An integrated system composed of switching equipment and transmission facilities designed to provide for the direction, transport, recording and interconnection of telecommunications traffic.

Node.........................  An individual point of origination and termination of two or more communications links on a network, transported using frame relay or similar technology.

Number portability...........  The ability of end users to keep their number when changing operators.

On-net.......................  Customers are considered on-net when the physical network extends directly to the customer's premise and the first point of the customer's connection to the company's network is at the customer's premise.

POPs (points of presence)....  Locations where a carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that carrier.

PSTN (public switched
 telephone network)..........  A telephone network which is accessible by the public through private lines, wireless systems and pay phones.

Packet.......................  Information represented as bytes grouped together through a communication node with a common destination address and other attribute information.

Packet switching.............  Sending data in packets through a network. Each packet has a unique identification and carries its own destination address. Package switching differs from circuit switching, which is the common method of making a phone call. With circuit switching, the circuit is 100% used when a call is made. With packet switching, the conversation, or data, is separated into packets which can be sent through various routes at various times and reassembled on the other end. Packet switching makes more efficient use of a circuit.

Point-to-point...............  A circuit that connects a customer directly to a service provider network through a dedicated two-way link without any intervening nodes.

Point-to-multipoint..........  A configuration interconnecting single channel or circuit to multiple sites. Only one channel may transmit at any given time, though several channels may receive.

Private automated branch
 exchange....................  A switching system within an office building that allows calls from outside to be routed directly to the individual instead of through a central number. A private automated branch exchange also allows for calling within an office by way of four-digit extensions.

Private line.................  A private, dedicated telecommunications connection between end-user locations
                               (excluding long-distance carrier POPs).

Protocol.....................  A formal set of rules and conventions governing the formatting and relative timing of message exchange between two communicating points in a computer system or data communications network.

Protocol-transparent.........  A network that is protocol-transparent is a network that can handle voice and data
                               communications transmitted using traditional
                               Internet protocol and other technologies.

Resellers....................  Generally used to refer to a telecommunications provider who does not own any switching or transmission facilities. In reality, a large number of providers furnish services through a combination of owned and resold facilities.

SDH (synchronous digital
 hierarchy)..................  SDH is a set of standards for optical communications transmission systems that define optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SDH facilitates the interoperability of dissimilar vendors' equipment and benefits customers by minimizing the equipment necessary for telecommunications applications. SDH also improves the reliability of the local loop connecting customers' premises to the local exchange provider, historically one of the weakest links in the service delivery.

STM (synchronous transfer
 mode).......................  A transport and switching method that depends on information occurring in regular and fixed patterns with respect to a reference such as a frame pattern. A time division multiplex and switching technique to be used across the user's network interface for a broadband ISDN. It gives each user up to 50 million bits per second simultaneously, regardless of the number of users.

Server.......................  A server is a specialized shared computer on the local area network with corporate files such as electronic mail. It can also be used to handle sharing of printers, fax machines and groups of modems.

Switch.......................  A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

Tandem-level switching.......  Combines toll and local switched traffic for large exchanges that can serve both subscriber lines and long-distance circuits within a serving area. Tandem-level switches are generally the primary point of interconnection with the public network.

Tier one network.............  A proprietary international data network providing transit capacity in excess of 45Mbps between at least three high-traffic internet nodes with agreements to peer locally to these nodes within recognized peering exchanges.

Traffic......................  A generic term that includes any and all calls, messages and data sent and received by means of telecommunications.

VPN (virtual private
 network)....................  Private networking involves securely transmitting corporate data across multiple sites throughout an entire enterprise. Creating a truly private corporate network generally requires an Intranet. A virtual private network is one means of accomplishing such an implementation using the public network or the Internet.

WAN (wide area network)......  A large-scale, high-speed communications network used primarily for interconnecting local area and metro area networks located in different cities, states or countries.

                         INDEX TO FINANCIAL STATEMENTS

I. COMPLETEL EUROPE N.V. (A Company in the Development Stage)
   Report of Independent Public Accountants...............................  F-2
   Consolidated Balance Sheets as of September 30, 1999 (unaudited) and
    December 31, 1998.....................................................  F-3
   Consolidated Statements of Operations for the Period from Commencement of Operations (January 8, 1998) to December 31, 1998, the Nine Months
    Ended September 30, 1999 (unaudited), the Period from Commencement of
    Operations (January 8, 1998) to September 30, 1998 (unaudited) and for the Period from Commencement of Operations (January 8, 1998) to
    September 30, 1999 (unaudited)........................................  F-4
   Consolidated Statements of Shareholder's Equity (Deficit) for the
    Period from Commencement of Operations (January 8, 1998) to December
    31, 1998 and for the Nine Months Ended September 30, 1999
    (unaudited)...........................................................  F-5
   Consolidated Statements of Cash Flows for the Period from Commencement of Operations (January 8, 1998) to December 31, 1998, the Nine Months
    Ended September 30, 1999 (unaudited), the Period from Commencement of
    Operations (January 8, 1998) to September 30, 1998 (unaudited) and for the Period from Commencement of Operations (January 8, 1998) to
    September 30, 1999 (unaudited)........................................  F-6
   Notes to Consolidated Financial Statements.............................  F-7

II. ACCES INTERNET ET SOLUTIONS S.A.R.L.
   Report of Independent Public Accountants............................... F-20
   Balance Sheet as of December 31, 1998.................................. F-21
   Statement of Operations for the year ended December 31, 1998........... F-22
   Statement of Cash Flows for the year ended December 31, 1998........... F-23
   Notes to Financial Statements.......................................... F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CompleTel Europe N.V.:

   We have audited the accompanying consolidated balance sheets of COMPLETEL EUROPE N.V. (an N.V. registered in the Netherlands in the developmental stage) and subsidiaries (the "Company") as of December 31, 1998 and the related consolidated statements of operations, shareholder's equity (deficit) and cash flows for the period from commencement of operations (January 8, 1998) to December 31, 1998 (after corporate reorganization--see Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CompleTel Europe N.V. and subsidiaries as of December 31, 1998 and the results of their operations and their cash flows for the period from the commencement of operations (January 8, 1998) to December 31, 1998, in conformity with United States generally accepted accounting principles.

                                                          ARTHUR ANDERSEN LLP

Denver, Colorado,
April 20, 1999.

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                      (A Company in the Development Stage)

                          CONSOLIDATED BALANCE SHEETS
   (Stated in thousands of U.S. Dollars, except share and per share amounts)
                  (After Corporate Reorganization--See Note 1)

                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
                                                      (unaudited)
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................   $ 58,880       $1,718
  Receivables.......................................      8,387          527
  Affiliate receivables.............................      7,084          --
  Prepaid expenses and other current assets.........      1,469          179
                                                       --------       ------
    Total current assets............................     75,820        2,424
                                                       --------       ------
LONG-TERM ASSETS:
  Property and equipment, net (Note 2)..............     54,745        3,371
  Deferred financing costs, net.....................      4,779          869
  Licenses and other intangibles, net...............      3,864          950
  Other long-term assets............................        387          256
                                                       --------       ------
    Total long-term assets..........................     63,775        5,446
                                                       --------       ------
TOTAL ASSETS........................................   $139,595       $7,870
                                                       ========       ======
   LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Trade accounts payable............................     21,836       $1,959
  Accrued liabilities...............................      5,119        1,453
  Affiliate payables................................     10,062       10,470
                                                       --------       ------
    Total current liabilities.......................     37,017       13,882
                                                       --------       ------
LONG-TERM DEBT......................................     77,129          --
SHAREHOLDER'S EQUITY (DEFICIT):
  Ordinary shares, $.016 nominal value per share
   (translated from NLG .03), 105,330,800 shares
   authorized, 21,071,429 and 4,888,964 shares
   issued and outstanding...........................        337           78
  Additional paid-in capital........................     65,551        2,195
  Deferred compensation.............................     (1,142)        (540)
  Other cumulative comprehensive loss...............     (1,973)        (160)
  Deficit accumulated during the development stage..    (37,324)      (7,585)
                                                       --------       ------
TOTAL SHAREHOLDER'S EQUITY (DEFICIT)................     25,449       (6,012)
                                                       --------       ------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY
 (DEFICIT)..........................................   $139,595       $7,870
                                                       ========       ======

   The accompanying notes are an integral part of these consolidated balance sheets.

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                      (A Company in the Development Stage)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
   (Stated in thousands of U.S. Dollars, except share and per share amounts)
                  (After Corporate Reorganization--See Note 1)

                         Commencement               Commencement
                              of                         of      Commencement of
                          Operations                 Operations    Operations
                         (January 8,   Nine Months  (January 8,    (January 8,
                           1998) to       Ended       1998) to      1998) to
                         December 31, September 30,  September    September 30,
                             1998         1999        30, 1998        1999
                         ------------ ------------- ------------ ---------------
                                       (unaudited)  (unaudited)    (unaudited)
REVENUES................     $  --       $  1,376       $  --        $  1,376
OPERATING EXPENSES:
  Network costs.........        --          1,435          --           1,435
  Selling, general and
   administrative.......      4,552        20,178        1,510         24,730
  Management fees to
   affiliate............      2,963         3,563        1,451          6,526
  Depreciation and
   amortization.........         46         1,829           33          1,875
                          ---------    ----------    ---------     ----------
    Total operating
     expenses...........      7,561        27,005        2,994         34,566
                          ---------    ----------    ---------     ----------
OPERATING LOSS..........     (7,561)      (25,629)      (2,994)       (33,190)
                          ---------    ----------    ---------     ----------
OTHER INCOME (EXPENSE):
  Interest income.......        --          2,223          --           2,223
  Interest expense, net
   of capitalized
   interest.............        --         (6,080)         --          (6,080)
  Other income
   (expense), net.......        --           (253)          92           (253)
                          ---------    ----------    ---------     ----------
    Total other income
     (expense)..........        --         (4,110)          92         (4,110)
                          ---------    ----------    ---------     ----------
NET LOSS BEFORE INCOME
 TAXES..................     (7,561)      (29,739)      (2,902)       (37,300)
INCOME TAX PROVISION....        --            --           --             --
                          ---------    ----------    ---------     ----------
NET LOSS................    $(7,561)     $(29,739)     $(2,902)      $(37,300)
                          =========    ==========    =========     ==========
BASIC AND DILUTED LOSS
 PER ORDINARY SHARE.....    $ (1.55)     $  (1.55)     $  (.59)      $  (3.37)
                          =========    ==========    =========     ==========
WEIGHTED AVERAGE NUMBER
 OF ORDINARY SHARES
 OUTSTANDING............  4,888,964    19,152,816    4,888,964     11,060,171
                          =========    ==========    =========     ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                      (A Company in the Development Stage)

           CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)
   (Stated in thousands of U.S. Dollars, except share and per share amounts)
    (Information for the nine months ended September 30, 1999 is unaudited)
                  (After Corporate Reorganization--See Note 1)

                                                                                   Deficit
                                                                       Other     Accumulated
                         Ordinary  Shares  Additional               Cumulative   During the      Total
                         -----------------  Paid-in     Deferred   Comprehensive Development Comprehensive
                           Number   Amount  Capital   Compensation     Loss         Stage        Loss       Total
                         ---------- ------ ---------- ------------ ------------- ----------- ------------- -------
BALANCE, January 8,
 1998...................        --   $--    $   --      $   --        $   --      $    --      $    --     $   --
 Deemed issuance of
  ordinary shares at
  $.016 (translated from
  NLG .03) per share,
  net of $54
  subscription
  receivable, January 8,
  1998..................  4,888,964    24       --          --            --           (24)         --         --
 Cash contributions by
  Parent................        --    --      1,464         --            --           --           --       1,464
 Payment on subscription
  receivable on December
  14, 1998..............        --     54       --          --            --           --           --          54
 Deemed contributions by
  Parent related to
  allocation of non-cash
  compensation charges..        --    --        731        (604)          --           --           --         127
 Amortization of
  deferred
  compensation..........        --    --        --           64           --           --           --          64
 Cumulative translation
  adjustment............        --    --        --          --           (160)         --          (160)      (160)
 Net loss...............        --    --        --          --            --        (7,561)      (7,561)    (7,561)
                         ----------  ----   -------     -------       -------     --------     --------    -------
BALANCE, December 31,
 1998...................  4,888,964  $ 78   $ 2,195     $  (540)      $  (160)    $ (7,585)    $ (7,721)   $(6,012)
                                                                                               ========
 Issuance of ordinary
  shares in connection
  with corporate
  reorganization........ 14,707,465   235    57,810         --            --           --           --      58,045
 Issuance of ordinary
  shares in connection
  with the Units
  Offering..............  1,475,000    24     4,454         --            --           --           --       4,478
 Deemed contribution by
  Parent related to
  allocation of non-cash
  compensation charges..        --    --      1,092      (1,092)          --           --           --         --
 Amortization of
  deferred
  compensation..........        --    --        --          490           --           --           --         490
 Cumulative translation
  adjustment............        --    --        --          --         (1,813)         --        (1,813)    (1,813)
 Net loss...............        --    --        --          --            --       (29,739)     (29,739)   (29,739)
                         ----------  ----   -------     -------       -------     --------     --------    -------
BALANCE, September 30,
 1999 (unaudited)....... 21,071,429  $337   $65,551     $(1,142)      $(1,973)    $(37,324)    $(31,552)   $25,449
                         ==========  ====   =======     =======       =======     ========     ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                      (A Company in the Development Stage)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (Stated in thousands of U.S. Dollars)
                  (After Corporate Reorganization--See Note 1)

                          Commencement of               Commencement of Commencement of
                            Operations                    Operations      Operations
                            (January 8,    Nine Months    (January 8,     (January 8,
                             1998) to         Ended        1998) to        1998) to
                           December 31,   September 30,  September 30,   September 30,
                               1998           1999           1998            1999
                          --------------- ------------- --------------- ---------------
                                           (unaudited)    (unaudited)     (unaudited)
OPERATING ACTIVITIES:
 Net loss...............      $(7,561)      $(29,739)       $(2,902)       $(37,300)
 Adjustments to
  reconcile net loss to
  cash from operating
  activities--
 Depreciation and
  amortization..........           46          1,829             33           1,875
 Non-cash compensation
  expense...............          191            490            232             681
 Accretion of senior
  notes.................          --           6,598            --            6,598
 Amortization of
  deferred financing
  costs.................          --             166            --              166
 Changes in assets and
  liabilities--
  Increase in
   receivables..........         (527)        (7,921)          (251)         (8,448)
  Increase in other
   current assets.......         (179)        (1,333)           (33)         (1,512)
  Increase in other
   long-term assets.....         (256)          (156)          (342)           (412)
  Increase in trade
   accounts payable.....        1,959         20,301            358          22,260
  Increase in accrued
   liabilities..........        1,453          3,819            782           5,272
  Increase (decrease) in
   net affiliate
   payables/receivables..      10,470         (7,178)         2,494           3,292
                              -------       --------        -------        --------
  Net cash from
   operating
   activities...........        5,596        (13,124)           371          (7,528)
                              -------       --------        -------        --------
INVESTING ACTIVITIES:
 Purchase of property
  and equipment.........       (3,418)       (53,473)          (947)        (56,891)
 Purchase of licenses
  and other
  intangibles...........         (950)        (3,129)          (458)         (4,079)
 Offering proceeds and
  investment earnings
  placed in escrow......          --         (73,198)           --          (73,198)
 Proceeds from escrowed
  offering and
  investment earnings...          --          73,198            --           73,198
                              -------       --------        -------        --------
 Net cash from investing
  activities............       (4,368)       (56,602)        (1,405)        (60,970)
                              -------       --------        -------        --------
FINANCING ACTIVITIES:
 Net proceeds from units
  offering..............          --          72,572            --           72,572
 Proceeds from issuance
  of ordinary shares and
  subsequent capital
  contributions.........        1,518         62,523          1,463          64,041
 Deferred financing
  costs.................         (869)        (4,076)          (242)         (4,945)
                              -------       --------        -------        --------
 Net cash from financing
  activities............          649        131,019          1,221         131,668
                              -------       --------        -------        --------
 Effect of exchange
  rates on cash.........         (159)        (4,131)           (89)         (4,290)
                              -------       --------        -------        --------
NET INCREASE IN CASH AND
 CASH EQUIVALENTS.......        1,718         57,162             98          58,880
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............          --           1,718            --              --
                              -------       --------        -------        --------
CASH AND CASH
 EQUIVALENTS, end of
 period.................      $ 1,718       $ 58,880        $    98        $ 58,880
                              =======       ========        =======        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                      (A Company in the Development Stage)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              SEPTEMBER 30, 1999 (UNAUDITED) AND DECEMBER 31, 1998 (Information as of, and for the nine months ended September 30, 1999 is unaudited)
                  (After Corporate Reorganization--See Note 1)

(1) ORGANIZATION AND NATURE OF OPERATIONS

   CompleTel Europe N.V. ("CompleTel Europe") (together with its wholly-owned subsidiaries, the "Company") is a Dutch holding company incorporated on December 14, 1998 for the purpose of completing a Rule 144A offering (the "Offering") (see Note 4) to finance its planned operations.

   The Company has a strategic objective of becoming a leading facilities-based operator of a technologically advanced, high-capacity, fiber optic communications infrastructure and provider of telecommunications and related services to business and government end-users, carriers and Internet service providers in targeted metropolitan areas across Western Europe. A facilities-based operator uses mainly its own telecommunications facilities to provide service, in contrast with non-facilities-based resellers who purchase the services of other providers and then retail the services to customers. Initially, the Company is focusing on building high-capacity fiber optic networks in France and Germany. Additionally, the Company intends to provide Internet access services in France, Germany and the United Kingdom ("UK"). CompleTel Europe is an indirect majority owned subsidiary of CompleTel LLC ("Parent"), a Delaware limited liability company. An indirect 7% interest in CompleTel Europe was acquired by purchasers of units in the Offering (see Note
4). CompleTel LLC was known as CableTel Delaware LLC ("CableTel Delaware") from its formation on January 8, 1998 through May 18, 1998, when it was reorganized and renamed as CableTel Europe LLC in connection with the admission of a new member. Effective August 20, 1998, CableTel Europe LLC changed its name to CompleTel LLC.

   As of December 31, 1998, Parent's other direct and indirect wholly-owned subsidiaries consisted of CableTel Management Inc. ("Management Co."), CompleTel Holding I B.V. ("BVI"), CompleTel Holding II B.V. ("BVII"), its French operating subsidiary, CompleTel SAS ("CompleTel France") (formerly known as CompleTel S.A.R.L.), its UK operating subsidiary, CompleTel UK Limited ("CompleTel UK"), and its German operating subsidiary, CompleTel GmbH ("CompleTel Germany"). As of December 31, 1998, Parent's operating companies were held indirectly through BVI and BVII. CompleTel Europe had no material assets or operations as of December 31, 1998.

   In January 1999, Parent formed CompleTel Services SAS, CompleTel Holdings LLC ("CompleTel Holdings"), CompleTel ECC B.V. ("CompleTel ECC"), CompleTel (N.A.) N.V. ("NANV") and CompleTel UK SPC ("CompleTel SPC"). CompleTel Holdings was formed to issue the equity component of the Offering (see Note 4). CompleTel ECC was formed to be the group's European corporate center and to hold the proceeds of the Offering, through an escrow account, until the Company received aggregate financing commitments of at least $90 million (see Note 4). Through a series of transactions in the restructuring, CompleTel LLC contributed approximately $58 million of equity, consisting of cash of approximately $52 million and accounts receivable of approximately $6 million, to CompleTel France through CompleTel SPC. Also, through a series of restructuring transactions, CompleTel SPC became a wholly-owned subsidiary of BVI. BVI was contributed to CompleTel Europe in exchange for the issuance of 14,707,465 additional ordinary shares and CompleTel Europe became a wholly-owned subsidiary of NANV. Furthermore, CompleTel LLC contributed its 100% interest in NANV to CompleTel Holdings in exchange for all 19,596,429 Class A Membership Interests in CompleTel Holdings. The Non-Voting Class B Membership Interests (aggregating 1,475,000) in CompleTel Holdings were issued substantially to unrelated parties in connection with the Offering (Note 4). In connection with this issuance by CompleTel Holdings of its Non-Voting Class B Membership Interests, CompleTel Europe issued 1,475,000 additional ordinary shares to NANV and NANV issued additional ordinary shares to CompleTel Holdings in consideration of a cash contribution to CompleTel Europe totaling approximately $4.5 million. The corporate reorganization has been accounted for as a

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES
reorganization of entities under common control, similar to a pooling of interests. Accordingly, the accompanying financial statements retroactively reflect the new corporate organizational structure of CompleTel Europe as if CompleTel Europe had been incorporated as of January 8, 1998. The incorporation is reflected through a deemed issuance, on January 8, 1998, of 4,888,964 shares of CompleTel Europe in exchange for a subscription receivable from Parent of approximately $54,000, which was paid on December 14, 1998. Furthermore, the accompanying consolidated financial statements have been prepared as though CompleTel Europe had performed all competitive local exchange carrier ("CLEC") related development activities in Western Europe since the inception of Parent. The accompanying consolidated financial statements of CompleTel Europe include its direct and indirect wholly-owned subsidiaries consisting of BVI, BVII, CompleTel France, CompleTel Germany, CompleTel UK, CompleTel ECC and CompleTel SPC.

   The Company is in the development stage and since commencement of operations (January 8, 1998), the Company has incurred net losses totaling approximately $37.3 million (unaudited) as of September 30, 1999. CompleTel Europe's subsidiaries have been principally engaged in developing its business plans, applying for and procuring regulatory and government authorizations, raising capital, hiring management and other key personnel, working on the design and development of the Company's fiber optic networks and operation support systems ("OSS"), negotiating equipment and facilities agreements, and negotiating interconnection agreements and certain right-of-way agreements. As a result of its development stage activities, the Company has experienced significant operating losses and negative cash flows from operations. The Company expects to continue to generate negative cash flows from operations in each market while it emphasizes development, construction, and expansion of its business and until the Company establishes a sufficient revenue generating customer base in that market. Although the Company expects to exit the development stage in the fourth quarter of 1999, the Company also expects to experience increasing operating losses and negative cash flows from operations as it expands its operations and enters new markets, even if and after it achieves positive cash flow from operations in its initial markets.

   The Company's ultimate success will be affected by the problems, expenses and delays encountered in connection with the formation of any new business and by the competitive environment in which the Company intends to operate. The Company plans to deploy networks in seven markets in France and four markets in Germany. The Company is also developing an Internet service provider business in France and the U.K. The Company's performance will further be affected by its ability to obtain licenses, properly assess potential markets, secure financing or raise additional capital, design networks, acquire right-of-way and building access rights, implement interconnection with incumbent public telecommunications operators ("PTOs"), lease adequate trunking capacity from PTOs, purchase and install switches in additional markets, implement efficient OSS and other back office systems, develop a sufficient customer base, and attract, retain and motivate qualified personnel. Delays or failure in receiving required regulatory approvals or the enactment of new adverse regulations or regulatory requirements may have a material adverse effect upon the Company. Although management believes that the Company will be able to successfully mitigate these risks, there is no assurance that the Company will be able to do so or that the Company will ever operate profitably.

   The actual amount and timing of the Company's future capital requirements may differ materially from the Company's current estimates, and additional financing may be required in the event of departures from the Company's business plans and projections, including those caused by unforeseen delays, cost overruns, engineering design changes, demand for the Company's services that varies from that expected by the Company, and adverse regulatory, technological or competitive developments. The Company may also require additional capital (or require financing sooner than anticipated) if it alters the schedule or targets of its roll-out plan in response to regulatory, technological or competitive developments (including additional market developments and new opportunities in and outside of its target markets). The Company intends to evaluate potential joint ventures, strategic alliances, and acquisition opportunities on an ongoing basis as they arise, and

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES
the Company may require additional financing if it elects to pursue any such opportunities. The Company also will be required to seek additional financing if it elects to deploy networks in other Western European markets beyond its target markets. Sources of additional financing may include commercial bank borrowings, vendor financing and/or the private or public sale of equity or debt securities (see Note 8).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

   The accompanying unaudited consolidated financial statements as of September 30, 1999, the nine months ended September 30, 1999, and for the periods from commencement of operations (January 8, 1998) to September 30, 1999 and 1998, have been prepared by the Company in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and are in the form prescribed by the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1999 is not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

   The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The Company has adopted a calendar fiscal year.

 Stock-Split

   In April 1999, the Company executed a stock-split through which its 431 ordinary shares then outstanding were converted into 21,071,429 shares of the Company's ordinary shares. Additionally, the Company increased its authorized shares of ordinary shares to 105,330,800. This stock-split has been retroactively reflected in the accompanying consolidated financial statements for all periods.

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of CompleTel Europe and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

   For purposes of reporting cash flows, the Company considers all marketable securities and commercial paper with maturities of ninety days or less at acquisition as cash equivalents.

 Receivables

   Receivables consist primarily of amounts due to the Company's European subsidiaries for value added taxes ("VAT") paid on purchased goods and services. VAT receivables are recoverable through a netting of VAT payable on sales revenue or by a request for reimbursement to the applicable taxing authority.

 Prepaid Expenses and Other Current Assets

   Prepaid expenses consist of prepaid rent and prepaid insurance. Prepayments are amortized on a straight-line basis over the life of the underlying agreements. Other current assets consist primarily of deposits on office or switch location premises.

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES

 Property and Equipment

   Property and equipment includes network equipment, office furniture and equipment, computer equipment and software, leasehold improvements and construction in progress. These assets are stated at cost and are being depreciated when ready for their intended use over the estimated useful lives of the related assets as follows:

                                                                     Estimated
                                                                    Useful Life
                                                                   -------------
   Network equipment..............................................  3 to 8 years
   Office furniture and equipment.................................       5 years
   Computer equipment and software................................  3 to 5 years
   Leasehold improvements......................................... 9 to 12 years

   Network equipment, office furniture and equipment, leasehold improvements and computer equipment and software are depreciated using the straight-line method.

   Property and equipment consisted of the following (in thousands):

                                          September 30, 1999 December 31, 1998
                                          ------------------ -----------------
                                             (Unaudited)
   Network equipment.....................      $32,409            $  --
   Office furniture and equipment........          889               129
   Computer equipment and software.......        2,649               608
   Leasehold improvements................        5,012                24
                                               -------            ------
   Property and equipment, in service....       40,959               761
   Less: accumulated depreciation........       (1,773)              (46)
                                               -------            ------
   Property and equipment, in service,
    net..................................       39,186               715
   Construction in progress..............       15,559             2,656
                                               -------            ------
   Property and equipment, net...........      $54,745            $3,371
                                               =======            ======

   The Company capitalized approximately $690,000 of interest for the nine months ended September 30, 1999.

 Computer Software Costs

   The American Institute of Public Accountants ("AICPA") recently issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 identifies the characteristics of internal-use software and provides examples to assist in determining when computer software is for internal use. This statement was adopted at commencement of operations.

 Start-Up Costs

   The Company expenses all start-up and organization costs as incurred, in accordance with the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-up Activities".

 Deferred Financing Costs

   Costs to obtain debt financing are capitalized and amortized over the life of the related debt facility using the effective interest method.

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES

 License Costs

   The Company capitalizes all third-party direct costs associated with obtaining licenses. Capitalized license costs are amortized at commencement of operations over the lives of the related licenses, ranging from 15 to 25 years.

 Recoverability of Long-Lived Assets

   The Company evaluates the carrying value of its long-lived assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. If an asset which is expected to be held and used is determined to be impaired, then the asset would be written down to its fair market value based on the present value of the discounted cash flows related to such asset. Measurement of an impairment loss for an asset held for sale would be based on its fair market value less the estimated costs to sell.

 Revenue Recognition

   The Company recognizes revenue for its services in the period earned.

 Stock-Based Compensation

   The Company's Parent accounts for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Such non-cash compensation is pushed down from Parent to the Company and recorded as a deemed capital contribution, with an offsetting entry to deferred compensation. Deferred compensation is amortized to expense over the vesting period of the stock-based award.

 Income Taxes

   The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and income tax basis of assets, liabilities and carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse or the carryforwards are expected to be utilized. Net deferred tax assets are then reduced by a valuation allowance if management believes it is more likely than not they will not be realized.

 Comprehensive Loss

   Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), requires that an enterprise (i) classify items of other comprehensive income (loss) by their nature in the financial statements and (ii) display the accumulated balance of other comprehensive income (loss) separately from retained earnings (deficit) and additional paid-in capital in the equity section of a balance sheet. The Company's other comprehensive loss, as set forth in the accompanying consolidated statements of shareholder's deficit, includes cumulative translation adjustments.

 Basic and Diluted Loss Per Ordinary Share

   The Company computes earnings (loss) per ordinary share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Under SFAS 128, "Basic earnings (loss) per share" is determined by dividing net income (loss) by the weighted-average number of ordinary shares

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES
outstanding during each period. "Diluted earnings (loss) per share" includes the effects of potentially issuable ordinary shares, but only if dilutive. Because the Company had no potentially issuable shares for the nine months ended September 30, 1999, or for the period ended December 31, 1998, and because any such shares would be antidilutive, there are no differences between basic and diluted loss per ordinary share for the Company. The weighted average ordinary shares outstanding for the period assumes the initial capitalization of the Company (4,888,964 ordinary shares) occurred as of January 8, 1998.

 Foreign Operations and Foreign Exchange Rate Risk

   The functional currency for the Company's international operations is the applicable local currency for the affiliate company. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of shareholder's equity (deficit).

   Transactions denominated in currencies other than the local functional currency of the Company's operating subsidiaries, including U.S. dollar denominated intercompany accounts and notes payable to Parent and Management Co., are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions.

   The Company's international subsidiaries can have payables that are denominated in a currency other than their own functional currency. The Company has not historically hedged foreign currency denominated transactions for receivables or payables related to current operations. If the Company enters into hedging transactions, there can be no assurance that any such hedging transactions would be successful and that the exchange rate fluctuations would not have a material adverse effect on the Company. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluation against the dollar.

   The functional currency of the Company and its subsidiaries could change in the future, depending on the denomination of certain planned financing transactions and the nature of subsequent investment and operating activities.

 New Accounting Standard

   SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It also specifies the accounting for changes in the fair value of a derivative instrument depending on the intended use of the instrument and whether (and how) it is designated as a hedge. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Subsequent to April 20, 1999 (date of Auditors' Report), the Financial Accounting Standards Board issued SFAS 137 which delayed the effective date of SFAS 133 until all fiscal quarters of fiscal years beginning after June 15, 2000. Through September 30, 1999, the Company had not entered into any transactions involving derivative financial instruments and, therefore, cannot predict the financial statement impact of adopting SFAS 133 with respect to transactions which have not yet been entered into.

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES

(3) RELATED PARTY TRANSACTIONS

 Rights of Parent's Unitholders

   If a Qualified Public Offering or Sale of Parent, as defined in the Equity Purchase Agreement between Parent and certain of its unitholders, has not occurred by May 18, 2005, each holder of Parent's Preferred Units or Common Units issued or issuable upon conversion of the Preferred Units ("Purchaser Securities") will have the right to require Parent to take all actions necessary to purchase the Purchaser Securities held by such holder for fair market value (or, in the case of Preferred Units to be repurchased, the greater of fair market value or the Liquidation Value (together with all accrued but unpaid preferred yield) of such Preferred Units). Fair market value is defined as the amount agreed to by the holders of the Preferred Units to be repurchased and the holders of Parent's Common Units, excluding Unvested Performance Units. If mutual agreement can not be reached within twenty days of the issuance of the repurchase notice, the fair market value for (a) publicly traded securities generally means the average of the closing prices of such securities for the 21 day period preceding the filing of the repurchase notice and (b) non-publicly traded securities a valuation determined by an appraisal mechanism. In the event the repurchase options are exercised, Parent is obligated to do everything within its power to satisfy its repurchase obligations, which may involve the sale of some or all of its subsidiaries, or a portion or all of its assets. The Indenture related to the Offering (Note 4) limits the ability of the Company to pay dividends or take certain other actions that may be necessary to effectuate the repurchase of any such securities.

 Management Agreement

   During 1999, Parent and Management Co., executed management services agreements (as amended, the "Management Agreements"), pursuant to which Management Co. performs certain services for Parent and Parent's direct and indirect subsidiaries. The Management Agreements provide for reimbursement in an amount of 105% (103% prior to January 31, 1999) of all costs, expenses, charges and disbursements incurred by Management Co. in the performance of the Management Agreements. These items incurred by Management Co. consist primarily of executive management salaries and benefits, occupancy costs and professional fees and are allocated to certain of the Parent's direct and indirect subsidiaries (the "Operating Subsidiaries") based upon an estimate of the percentage of such items that are attributable to the operations of the Operating Subsidiaries. Management believes that the allocation method is reasonable and that such costs are representative of the costs which would have been incurred by the Operating Subsidiaries on a stand-alone basis without any support from the Parent. Through December 31, 1998 and for the nine months ended September 30, 1999, the Company recorded approximately $3 million and $3.6 million (unaudited) , respectively for billings under the Management Agreements.

(4) INDEBTEDNESS

   In February 1999, the Company and CompleTel Holdings completed an Offering of 147,500 units (the "Units") consisting of $147.5 million aggregate principal amount of 14% Senior Discount Notes due 2009 (the "Notes") issued by CompleTel Europe and 1,475,000 non-voting Class B Membership Interests of CompleTel Holdings. CompleTel Europe issued the Notes at a substantial discount from their principal amount at maturity on February 16, 2009. A principal investor in Parent acquired 400 Units in the Offering. The proceeds of the Offering, net of offering fees and costs, were approximately $72.6 million and were held in an escrow account until CompleTel Europe received a minimum commitment of $90 million in senior credit facilities, which was received in April 1999. To comply with Netherlands laws, the Notes are guaranteed by Parent on a senior unsecured basis. As Parent is a holding company with no operations other than the operations to be conducted by CompleTel Europe and its subsidiaries, it is unlikely that Parent would have sufficient funds to satisfy CompleTel Europe's obligations on the Notes if CompleTel Europe is unable to satisfy its own obligation on

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES
the Notes. Of the $75 million gross proceeds from the Offering, approximately $70.5 million was attributed to the Notes and approximately $4.5 million was attributed to the 1,475,000 Class B Membership Interests of CompleTel Holdings. The $4.5 million allocated to the Class B Membership Interests represents additional discount on the Notes.

   Cash interest will not accrue on the Notes prior to February 15, 2004, with the Notes accreting to their stated principal amount at maturity by that date at an effective interest rate of approximately 15.1%. The accretion will be charged to interest expense. Commencing February 15, 2004, interest on the Notes will accrue at 14% per annum and will be payable in cash on August 15 and February 15 of each year. The Notes mature February 15, 2009.

   Long-term debt consists of the following (in thousands):

                                                    September 30, December 31,
                                                        1999          1998
                                                    ------------- ------------
                                                     (unaudited)
   14% Senior Discount Notes, face amount $147.5
    million, due 2009, effective interest rate of
    15.1%..........................................    $77,129        $--
                                                       =======        ====

 Bank Financing Commitment

   CompleTel Europe's French subsidiaries, CompleTel SAS and CompleTel Services SAS (the "Borrowers"), have received commitments for senior secured credit facilities (the "Facilities") of $90 million from Paribas and from Nortel Networks ("Nortel") to finance the Company's deployment of its networks in France. The terms of the Facilities provide that the borrowings of up to the first $20 million will be provided solely by the Nortel senior secured credit facility. Additional borrowings from Paribas under the Paribas senior credit facility (the "Paribas Facility") and other lenders (the "Senior Lenders") would first be used to retire indebtedness from Nortel, who would lend up to $20 million as part of the Paribas Facility, along with the other Senior Lenders. The Paribas Facility is comprised of two Tranches. Borrowings under Tranche A would be available through March 31, 2002, and subject to a maximum of $80 million. On March 31, 2002, this revolving credit facility would convert to a term loan facility, payable quarterly, in increasing increments commencing December 31, 2002. Borrowings under Tranche B would be subject to an initial maximum amount of $10 million, with the available commitment decreasing quarterly commencing with the fourth quarter of 2002. The Paribas Facility would mature on December 31, 2006 and would bear interest at the rate of LIBOR plus a margin ranging from 1.25% to 3.50% based upon the Company's ratio of total debt to annualized earnings before interest, taxes, depreciation and amortization ("EBITDA").

   The final implementation of the Facilities remains subject to the satisfaction of a number of conditions, including preparation of definitive documentation, obtaining all regulatory approvals and completion of due diligence. In addition, the availability of credit under the Facilities would be contingent on a number of conditions precedent, including the Borrowers achieving a minimum number of business access lines in service and maximum ratios of senior debt to the number of access lines in service. The Paribas Facility would be secured by all of the Borrowers' assets as well as a pledge of the stock of the Borrowers and assignment of inter-affiliate loans and all licenses and material contracts.

   Subsequent to September 30, 1999, this commitment was superseded and replaced (see Note 8).

(5) COMMITMENTS AND CONTINGENCIES

 Operating Leases, Including Rights-of-Way Agreements

   The Company has entered into various operating lease agreements for office space, employee residences and vehicles. In addition, during 1999, the Company entered into various rights-of-way agreements. Future

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES
minimum lease obligations related to the Company's operating leases are as follows for the 12-month periods subsequent to September 30, 1999 and December 31, 1998, respectively (in thousands):

                                                      September 30, December 31,
                                                          1999          1998
                                                      ------------- ------------
                                                       (unaudited)
September 30, 2000 and December 31, 1999.............    $ 6,161       $  855
September 30, 2001 and December 31, 2000.............      6,113          966
September 30, 2002 and December 31, 2001.............      5,998          974
September 30, 2003 and December 31, 2002.............      5,766          955
September 30, 2004 and December 31, 2003.............      5,679          948
Thereafter...........................................     16,726        4,975
                                                         -------       ------
  Total..............................................    $46,443       $9,673
                                                         =======       ======

   Total rent expense for the period from commencement of operations (January 8, 1998) through December 31, 1998 was approximately $120,000 and for the nine months ended September 30, 1999 was approximately $910,000.

 Management Employment Agreements

   Certain employees of Management Co. that have been seconded to CompleTel Europe's subsidiaries are parties to employment agreements. The agreements generally provide for a specified base salary, as well as a bonus set as a specified percentage of the base salary. The bonus is based on attainment of certain identified performance measures. The employment agreements generally provide for cost of living differentials, relocation and moving expenses, automobile allowances and income tax equalization payments, if necessary, to keep the employee's tax liability the same as it would be in the United States.

 Service Licenses

   France

   On December 13, 1998 the Secretaire d'Etat a l'Industrie, based on the recommendation of the Autorite de Regulation des Telecommunications ("ART"), awarded the Company an L.33-1 fixed wireline license and an L.34-1 service license for network deployment and the provision of services in 10 regions in France that the Company intends to target. The Company's business plan forming the basis for the issuance of the French licenses contemplates the Company's deploying networks in 16 French markets and raising sufficient financing to fund such deployment. If and to the extent that the ART were to determine that the Company has materially and adversely deviated from its business plan or that the Company lacks the financial capacity to implement this plan, the ART could seek to modify or revoke the licenses in whole or in part.

   United Kingdom

   On January 11, 1999, the Secretary of State for Trade and Industry at the Department of Trade and Industry granted CompleTel UK an individual license to operate fixed public telecommunications systems of any kind in the United Kingdom. To provide international services in the United Kingdom, the Company has also obtained an International Simple Voice Resale license.

   Germany

   On March 8, 1999, the Regulierungsbehorde fur Telekommunikation und Post granted CompleTel Germany class 3 (general infrastructure license) and class 4 (license required for operation of voice telephony services based on self-operated telecommunications networks) license for 3 markets in Germany including the Company's initial target market subsequently amended as of July 16, 1999, to include among others, CompleTel Germany's additional markets.

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES

(6) INCOME TAXES

 Netherlands

   In general, a Dutch holding company may benefit from the so-called "participation exemption." The participation exemption is a facility in Dutch corporate tax law which allows a Dutch company to exempt from Dutch income tax any dividend income and capital gains in relation to its participation in subsidiaries which are legal entities residing in The Netherlands or in a foreign country. Capital losses are also exempted, apart from liquidation losses (under stringent conditions). Any costs in relation to participations, to the extent these participations do not realize Dutch taxable profit, are not deductible. These costs include costs to finance such participation.

   For Dutch corporate income tax purposes, net operating loss ("NOL") carryforwards may be carried forward indefinitely.

 France

   The majority of the Company's approximately $3.7 million of NOL carryforwards for income tax purposes at December 31, 1998, were generated by CompleTel France. For French income tax purposes NOL carryforwards may generally be carried forward for a period of up to five years. Start-up costs will be capitalized for French tax purposes. The Company considers the majority of these costs as eligible for the deferred depreciation regime for French tax purposes, resulting in an indefinite carryforward life of the corresponding amortization expense. The Company has recorded a valuation allowance equal to the net deferred tax assets as of December 31, 1998, due to the uncertainty of realization through future operations. The valuation allowance will be reduced at such time as management believes it is more likely than not that the net deferred tax assets will be realized. Any reductions in the valuation allowance will reduce future provisions for income tax expense.

   The difference between income tax expense provided in the consolidated financial statements and the expected income tax benefit at statutory rates related to the Company's corporate and foreign subsidiary operations for the period from commencement of operations (January 8, 1998) to December 31, 1998, is reconciled as follows:

                                                                Commencement
                                                                of Operations
                                                              (January 8, 1998)
                                                               to December 31,
                                                                    1998
                                                              -----------------
Expected income tax benefit at the applicable statutory rate
 of 33.33%..................................................       $ 2,520
Non-deductible expenses.....................................           (64)
Valuation allowance.........................................        (2,456)
                                                                   -------
  Total income tax benefit..................................       $   --
                                                                   =======

   Deferred tax assets at December 31, 1998 are as follows:

                                                                December 31,
                                                                    1998
                                                              -----------------
Deferred tax assets--
  Operating loss carryforwards..............................       $ 1,205
  Capitalized start-up costs................................         1,214
  Net unrealized foreign exchange gain......................            20
  Deferred depreciation.....................................            16
  Other.....................................................             1
                                                                   -------
  Total deferred tax assets.................................         2,456
  Less valuation allowance..................................        (2,456)
                                                                   -------
  Net deferred taxes........................................       $   --
                                                                   =======

                    COMPLETEL EUROPE N.V. AND SUBSIDIARIES

(7) SEGMENT REPORTING

   SFAS 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

   The Company is currently in the development stage. Through September 30, 1999, a significant portion of the Company's expenditures were associated with its network deployment in France and Germany. A significant portion of the Company's revenues through September 30, 1999 have been generated by an indirect subsidiary of the Company's UK subsidiary.

   Management currently evaluates the Company's development efforts according to the geographic location of its markets. Certain financial information reflecting the Company's development efforts is presented below.

   As of and for the period from inception (January 8, 1998) to December 31, 1998 (in thousands):

                          CompleTel CompleTel CompleTel Corporate
                             SAS      GmbH     UK Ltd.  and Other Consolidated
                          --------- --------- --------- --------- ------------
Revenue..................  $   --     $ --      $ --     $  --     $     --
Depreciation.............  $    46    $ --      $ --     $  --     $      46
Management Fee Expense...  $(2,661)   $ --      $ --     $ (302)   $  (2,963)
Net Loss.................  $(5,949)   $(300)    $(400)   $ (912)   $  (7,561)
Total Assets.............  $ 6,180    $  19     $  21    $1,650    $   7,870
Expenditures for Long-
 lived Assets............  $ 3,647    $  19     $  21    $  681    $   4,368

   As of and for the period from inception (January 8, 1998) to September 30, 1998 (in thousands) (unaudited):

                          CompleTel CompleTel CompleTel Corporate
                             SAS      GmbH     UK Ltd.  and Other Consolidated
                          --------- --------- --------- --------- ------------
Revenue..................  $   --     $--       $--       $--       $   --
Depreciation.............  $    32    $--       $--       $  1      $    33
Management Fee Expense...  $(1,451)   $--       $--       $--       $(1,451)
Net Loss.................  $(2,870)   $--       $--       $(32)     $(2,902)
Total Assets.............  $ 1,584    $--       $--       $789      $ 2,373
Expenditures for Long-
 lived Assets............  $   971    $--       $--       $434      $ 1,405

   As of and for the nine months ended September 30, 1999 (in thousands) (unaudited):

                          CompleTel  CompleTel CompleTel Corporate
                             SAS       GmbH     UK Ltd.  and Other Consolidated
                          ---------  --------- --------- --------- ------------
Revenue.................  $    957    $   --    $   419   $   --     $  1,376
Depreciation............  $  1,604    $    23   $    29   $   173    $  1,829
Management Fee Expense..  $ (2,852)   $  (232)  $   (77)  $  (402)   $ (3,563)
Net Loss................  $(19,626)   $(2,384)  $(1,171)  $(6,558)   $(29,739)
Total Assets............  $ 81,404    $13,797   $ 1,583   $42,811    $139,595
Expenditures for Long-
 lived Assets...........  $ 48,474    $ 7,250   $   708   $   170    $ 56,602

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES

(8) SUBSEQUENT EVENTS

 ASI Acquisition

   On March 24, 1999, CompleTel SAS acquired all of the outstanding stock of Acces Internet et Solutions ("ASI"), an Internet service provider based in Lyon, for approximately $2.1 million in cash. The transaction was recorded under the purchase method of accounting as of March 31, 1999. The purchase price was first allocated to the fair value of the net tangible assets acquired of $73,000, which is classified as property and equipment in the accompanying balance sheet. The resulting excess cost over the fair value of tangible net assets acquired, or goodwill, was recorded in the amount of approximately $2.0 million and is being amortized under the straight-line method over a ten year period. The goodwill is classified as other intangibles in the accompanying balance sheet.

   The following unaudited pro forma condensed consolidated operating results for the period from commencement of operations January 8, 1998 to December 31, 1998, and for the nine months ended September 30, 1999, reflect the pro forma effects of the ASI acquisition as if the acquisition occurred on January 8, 1998. For purposes of the pro forma condensed consolidated operating results, the acquisition is assumed to have been financed through an equity contribution from Parent.

   The unaudited pro forma condensed consolidated operating results are based on the historical consolidated financial statements of the Company and ASI, giving effect to certain assumptions and adjustments that management believes are reasonable based upon currently available information. This pro forma condensed consolidated financial data is presented for illustrative purposes and does not purport to represent what the Company's results of operations would actually have been if the acquisition had been consummated as of January 8, 1998.

                             For The Period from
                               Commencement of
                                 Operations
                            (January 8, 1998) to    For the Nine Months Ended
                              December 31, 1998        September 30, 1999
                            ----------------------  --------------------------
                            Historical  Pro Forma    Historical    Pro Forma
                            ----------  ----------  ------------- ------------
Revenues..................  $      --   $    1,020  $      1,376  $      1,633
                            ==========  ==========  ============  ============
Net Loss..................  $   (7,561) $   (7,699) $    (29,739) $    (29,836)
                            ==========  ==========  ============  ============
Basic and diluted loss per
 share....................  $    (1.55) $    (1.57) $      (1.55) $      (1.56)
                            ==========  ==========  ============  ============
Weighted average number of
 common shares
 outstanding..............   4,888,964   4,888,964    19,152,816    19,152,816
                            ==========  ==========  ============  ============

(9) EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

 Credit Agreement

   In January 2000, we executed an agreement for a (Euro)265 million senior secured credit facility with Goldman Sachs International and Paribas as co-arrangers of the facility. The funds will be available to our subsidiaries, initially to include CompleTel ECC, CompleTel Services S.A.S., CompleTel S.A.S., and CompleTel GmbH, in two tranches, including a euro term facility available until December 31, 2000, in the aggregate amount of (Euro)105 million, a euro revolving loan facility available until December 31, 2002, in the aggregate amount of (Euro)160 million. The (Euro)160 million tranche will become available after May 31, 2000, if the euro term facility is fully drawn, and other conditions are satisfied. Following December 31, 2002, up to
(Euro)141 million of the outstanding advances under the euro revolving loan facility will be converted into a term loan, and any other outstanding advances will become part of a (Euro)19 million working capital facility. The Company and several of its subsidiaries have agreed to guarantee the payments due under the facilities and indemnify the banks against certain losses.

                     COMPLETEL EUROPE N.V. AND SUBSIDIARIES

   This agreement terminates, supersedes and replaces, without penalty, the original commitment from Paribas for $90 million in senior credit (see Note 4). Additionally, the commitment with Nortel Networks for $20 million in vendor financing has been terminated. No termination fees are payable to Nortel or Paribas.

   The notes are structurally subordinated to any debt incurred under the senior secured credit facility. Additionally, the terms of the agreement require that the senior secured credit facility be guaranteed to the extent allowed by law by CompleTel Europe and each of its subsidiaries. The terms of the agreement further require that the senior secured credit facility be secured by a perfected security interest in all of the Company's present and future material assets and revenue and those of its subsidiaries and by a pledge of the stock of each of the borrowers.

   The funds are to be used substantially to deploy our networks in France and Germany. Advances under the facility cannot exceed certain limits that increase with time, and are subject to other conditions, including that the subsidiaries must be operational in designated cities in France and Germany, and satisfy a debt to capital test. In addition, the facility includes various financial and other covenants and restrictions that limit our ability to pay dividends, dispose of assets, and effect merger and consolidation transactions. The facility also limits the use of proceeds of an initial public offering, other equity investments, or a high yield issue as it provides that any such proceeds be held as cash equivalent investments or used to develop our telecommunications businesses in France and Germany.

   The rate of interest will be variable based on EURIBOR, plus a margin of up to 3.75% per annum for the term loan facility or 3.00% per annum for the revolving loan facility that will be determined based on a senior debt leverage ratio test, and costs. Upon an event of default, all advances will accelerate and become immediately due and payable and the undrawn portion of the facilities will be cancelled and the commitments of the banks reduced to zero.

   The facility is secured by our assets and the assets of our subsidiaries and the stock in certain of our subsidiaries, and we will guarantee the payments under the facility.

 Series B Preferred Units

   In November 1999, Parent amended and restated the Equity Purchase Agreement, pursuant to which amendment the existing preferred unitholders and an additional preferred unitholder purchased from the Parent additional Preferred Units ("Series B Units"). The total number of Series B Units issued was 18,320, totaling approximately $42.1 million in additional capital. Through a series of transactions, Parent contributed approximately $40 million of the equity to CompleTel Germany through newly formed CompleTel UK SPC II. Through another series of transactions, Parent contributed approximately $2 million of the equity to CompleTel Europe.

 Stock Option Plan

   In December 1999, the Company adopted the CompleTel Europe N.V. 2000 Stock Option Plan (the "Option Plan"). The Option Plan provides for the grant of options to purchase ordinary shares of CompleTel Europe to employees of the Company. A maximum of 1,261,331 options will be authorized under the Option Plan prior to the Company's anticipated initial public offering. In December 1999, options were granted to 348 employees of the Company, covering 407,337 ordinary shares with an option grant price of $13 per ordinary share. Options granted are subject to vesting as follows. Options granted to employees resident in France vest in an increment of 60% of the ordinary shares subject to the option on the third anniversary of the date of the grant and in two increments of 20% on the fourth and fifth anniversaries of the date of the grant. Options granted to employees resident in the United Kingdom, Germany and the U.S. vest in annual increments of 25% of the ordinary shares subject to the option, commencing on the first anniversary date of the grant.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management of CompleTel S.A.S.:

   We have audited the accompanying balance sheet of Acces et Solutions Internet S.A.R.L. (the "Company") (a wholly-owned subsidiary of CompleTel S.A.S. since March 24, 1999) as of December 31, 1998 and the related statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in France, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Acces et Solutions Internet S.A.R.L. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in France.

                                          BARBIER FRINAULT & ASSOCIES
                                          ARTHUR ANDERSEN

Paris, France,
June 24, 1999.

                      ACCES ET SOLUTIONS INTERNET S.A.R.L.

                                 BALANCE SHEET
                               DECEMBER 31, 1998
                     (Stated in thousands of U.S. Dollars)

                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................................... $211
  Receivables.............................................................  400
  Inventory...............................................................    6
  Prepaid expenses........................................................   12
                                                                           ----
    Total current assets..................................................  629
                                                                           ====
FIXED ASSETS:
  Property and equipment, net.............................................   70
  Licenses and other intangibles..........................................    2
  Financial assets........................................................   15
                                                                           ----
    Total fixed assets....................................................   87
                                                                           ----
TOTAL ASSETS.............................................................. $716
                                                                           ====
                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable.................................................. $ 94
  Accrued liabilities.....................................................  241
  Deferred income.........................................................  238
                                                                           ----
    Total current liabilities.............................................  573
                                                                           ----
LONG-TERM DEBT............................................................   28
STOCKHOLDERS' EQUITY:
  Common stock at historical rate.........................................   25
  Reserves and translation adjustment.....................................    3
  Retained earnings prior year............................................   25
  Result for the year at average rate through year end....................   62
                                                                           ----
TOTAL STOCKHOLDERS' EQUITY................................................  115
                                                                           ----
    Total liabilities and stockholders' equity............................ $716
                                                                           ====


       The accompanying notes are an integral part of this balance sheet.

                      ACCES ET SOLUTIONS INTERNET S.A.R.L.

                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (Stated in thousands of U.S. Dollars)

REVENUES................................................................ $1,020
OPERATING EXPENSES:
  Network costs and cost of goods sold..................................    324
  Selling, general and administrative...................................    551
  Depreciation and amortization.........................................     35
                                                                         ------
    Total operating expenses............................................    910
                                                                         ------
OPERATING RESULT........................................................    110
OTHER INCOME (EXPENSE):
  Interest income.......................................................      2
  Interest expense......................................................     (2)
                                                                         ------
    Total other income (expense)........................................    --
                                                                         ------
NET RESULT BEFORE INCOME TAXES..........................................    110
INCOME TAX PROVISION....................................................    (48)
                                                                         ------
NET PROFIT.............................................................. $   62
                                                                         ======


    The accompanying notes are an integral part of this financial statement.

                      ACCES ET SOLUTIONS INTERNET S.A.R.L.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (Stated in thousands of U.S. Dollars)

OPERATING ACTIVITIES:
  Net profit.............................................................. $ 62
  Add--
    Depreciation and amortization.........................................   60
  Increase in receivables.................................................  (76)
  Inventory...............................................................   (4)
  Increase in trade accounts payable......................................   16
  Increase in accrued liabilities.........................................   16
  Increase in prepaid expenses............................................   (5)
  Increase in deferred income.............................................  158
                                                                           ----
  Net increase in working capital.........................................  105
                                                                           ----
    Net cash provided by operating activities.............................  227
                                                                           ----
INVESTING ACTIVITIES:
  Purchase of property and equipment......................................  (54)
  Purchase of licenses and other intangibles..............................   (3)
  Purchase of financial assets............................................   (6)
                                                                           ----
    Net cash used by investing activities.................................  (63)
                                                                           ----
FINANCING ACTIVITIES:
  Loan....................................................................   34
  Loan repayment..........................................................   (6)
                                                                           ----
    Net cash provided by financing activities.............................   28
                                                                           ----
  Effect of exchange rates on cash flow...................................   10
                                                                           ----
NET INCREASE IN CASH AND CASH EQUIVALENTS.................................  202
CASH AND CASH EQUIVALENTS, opening........................................    9
                                                                           ----
CASH AND CASH EQUIVALENTS, closing........................................ $211
                                                                           ====


    The accompanying notes are an integral part of this financial statement.

                      ACCES ET SOLUTIONS INTERNET S.A.R.L.

                         NOTES TO FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1998

(1) DESCRIPTION OF THE BUSINESS AND ORGANIZATION

   Acces et Solutions Internet S.A.R.L. ("ASI" or the "Company") is an Internet Services Provider. The Company was incorporated in September 1995 as a limited liability company (French S.A.R.L.).

(2) ACCOUNTING RULES AND METHODS

   (Decree no. 83-1020 of November 11, 1983--Articles 7, 21, 24 beginning, 24-1,24-2 and 24-3) The accounting period is 12 months and covers the period from January 1, 1998 to December 31, 1998.

   French generally accepted accounting principles have been applied in line with the prudence principle, in accordance with the basic assumptions of:

  .going concern status,

  .consistency in accounting methods from one accounting period to another,

  .the matching concept,

and in accordance with the general accounting rules and presentation of the annual accounts applicable in France.

   The accompanying financial statements result from the translation of the French Financial Statements of the Company. The conversion from French francs to US Dollars was performed with the following exchange rates:

  .Balance sheet: closing rate as of December 31, 1998 (1 USD = 5.6221) except for the following items in stockholders' equity: Common stock (historical rate as of December 31, 1995: 1 USD = 5.0525 FRF) and Result for the year (average rate for the year 1998: 1 USD = 5.8993 FRF).

  .Statement of operations and statement of cash flows (average rate for the year 1998: 1 USD = 5.8993 FRF).

   The adjustments which would be necessary to convert the financial statements from French to US GAAP are as follows:

  .No deferred tax has been calculated, since it would result in a net deferred tax asset of USD 22,000 that the company would have fully reserved for on a prudence basis.

  .No provision for pension/retirement leave-pay commitments has been calculated, given that, the age profile of the employees is young, there are a small number of employees and management that have become employees of CompleTel S.A.S. since the takeover of the Company.

  .Intangible assets amounting to USD 268 are not amortized.

   The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in France ("French GAAP"). The preparation of financial statements in conformity with French GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

(3) INTANGIBLE FIXED ASSETS

   Expenses for registering trademarks are not amortized. Registered trademarks amounting to USD 268 are recorded on the balance sheet as intangible fixed assets.

                      ACCES ET SOLUTIONS INTERNET S.A.R.L.

   Computer software acquired from outside companies is capitalized and systematically amortized over one year on a straight-line basis.

(4) TANGIBLE FIXED ASSETS

   Fixed assets are valued at their acquisition cost (purchase price and associated costs). Depreciation costs are calculated using the straight-line method, according to the forecasted useful life.

   . Machinery and equipment                         3 years
   . Miscellaneous fixtures and fittings             5 years
   . Office equipment                        Between 3 and 5 years

   As of December 31, 1998, the breakdown of fixed assets is as follows:

                             Gross Value Accumulated Depreciation Net Book Value
                             ----------- ------------------------ --------------
                              (USD'000)         (USD'000)           (USD'000)
Tangible....................     135                65                  70
Intangible..................       4                 2                   2
Financial...................      15               --                   15

(5) FINANCIAL ASSETS

   Financial assets include the acquisition cost of securities acquired by the Company to the extent that the amount of the equity investments represent at least 10% of the capital of the target companies.

   No dividends have been distributed on these investments.

   A provision for depreciation is set aside when the value-in-use of the securities is less than their historical value.

(6) INVENTORIES

   Inventories are valued using the "first in-first out" method.

   The gross value of goods and supplies includes the purchase price and associated costs.

   A reserve for depreciation of inventories is booked to the extent that the gross value calculated according to the method indicated above is superior to the current purchase price and associated costs.

(7) RECEIVABLES

   Receivables are valued at their face value.

   As of December 31, 1998, accounts receivable were as follows:

          A/R (Gross)                     Reserve                                    A/R (Net)
          -----------                    ---------                                   ---------
           (USD'000)                     (USD'000)                                   (USD'000)
              466                           66                                          400

(8) RESERVES FOR CONTINGENCIES AND LOSSES

   A reserve for contingency loss amounting to USD 8,000 has been provided in order to cover the possible consequences of a legal dispute between the Company and one of its customers, ISICOM. This provision corresponds to the maximum costs which the Company would be required to bear in this matter (USD 44,000) less an accrued contingent gain (USD 36,000) representing the insurance cover with respect to the matter in litigation.

                      ACCES ET SOLUTIONS INTERNET S.A.R.L.

   In addition, a reserve for contingency loss has been accrued for an amount of USD 19,000 with respect to social security charges concerning trainees, those not having been filed to the French tax administration.

(9) CHANGE IN METHODS

   No change in method took place with respect to the methods used in the previous period.

(10) SHARE CAPITAL

   The share capital of the Company is FRF 125,000 (USD 25,000) and is made up of 125 shares each with a par value of FRF 1,000 (approximately USD 200). It can be broken down as follows as of December 31, 1998, prior to takeover by CompleTel SAS in March 1999:

                                                       Number of shares % shares
                                                       ---------------- --------
   Mr. Michel Cerdini.................................        40         32.00%
   Mr. Samuel Triolet.................................        30         24.00%
   Ms. Christiane Cerdini.............................        20         16.00%
   Ms. Pascale Cerdini................................        10          8.00%
   Mr. Patrick Kuchard................................        10          8.00%
   Mr. Philippe Duby..................................        10          8.00%
   Mr. Jean Daniel Pauget.............................         2          1.60%
   Mr. Marc Jouineau..................................         3          2.40%
                                                             ---         ------
     Total............................................       125         100.00%
                                                             ===         ======

(11) CASH AND CASH EQUIVALENTS

   There are no restrictions on the bank balances of USD 211,000 as of December 31, 1998.

(12) REVENUE RECOGNITION

   Customers are invoiced as they are connected. They are invoiced for periods of 3, 6 or 12 months. The Company defers revenue on that part of turnover properly relating to the period post balance sheet date.

(13) DEBT FINANCING ARRANGEMENTS

   The Company borrowed a sum of USD 34,000 from the bank (CIC) in July 1998 for 36 months, bearing an annual interest rate of 5.9%.

(14) RELATED PARTY ASSETS AND LIABILITIES

   There are no material transactions, assets, or liabilities as of December 31, 1998 between the Company and its future shareholder CompleTel SAS or between the Company and its existing stockholders as of December 31, 1998.

(15) LEASING ARRANGEMENTS

   The Company does not have any material leasing arrangements.

                      ACCES ET SOLUTIONS INTERNET S.A.R.L.

(16) CORPORATION TAX

   The income tax provision corresponds to the calculation as per the French corporation tax law. As indicated in Note 1, the Company has not calculated and accounted for deferred tax at December 31, 1998. The calculation of deferred tax would give rise to a deferred tax asset amounting to USD 22,000, which would have been immediately fully reserved for.

(17) STOCKHOLDERS' EQUITY

                                                            Cumulative
                                  Common                    Translation
                                   Stock  Retained Earnings Adjustments  Total
                                  USD'000      USD'000        USD'000   USD'000
                                  ------- ----------------- ----------- -------
Balance, December 31, 1997.......    25           25            --         50
Net earnings.....................   --            62            --         62
Translation adjustments..........   --           --               3         3
Balance, December 31, 1998.......    25           87              3       115

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   Ordinary Shares
                             CompleTel Europe N.V.
                                     [LOGO]

                                 ------------
                                   PROSPECTUS
                                        , 2000

                                 ------------

                              Salomon Smith Barney
                              Goldman, Sachs & Co.
                              Paribas Corporation
                              Merrill Lynch & Co.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell these securities or our soliciting an offer to buy these        +
+securities in any jurisdiction where the offer or sale is not permitted.      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
              [Alternate cover page for international prospectus]

                  SUBJECT TO COMPLETION, DATED         , 2000

PRELIMINARY PROSPECTUS

                                Ordinary Shares
                             CompleTel Europe N.V.                        [Logo]
                            $    per ordinary share
                          (Euro)    per ordinary share

  We are offering     ordinary shares in this offering. The ordinary shares
will be offered in U.S. dollars in the U.S. and Canada and the ordinary shares will be offered in euros outside the U.S. and Canada. Of the ordinary shares
that we are offering,     are being offered in the U.S. and Canada and     are
being offered outside the U.S. and Canada.

  This is our initial public offering. We will apply to have the ordinary shares approved for quotation on the Nasdaq National Market under the symbol "CLTL" and we will apply to have the shares approved for listing on the Premier
Marche of the Paris Bourse under the symbol "   ".

  Investing in the ordinary shares involves a high degree of risk. See "Risk Factors" beginning on page .

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                             Per Ordinary
                           Per Ordinary         Share
                              Share          (outside the              Total
                         (U.S. and Canada) U.S. and Canada) (assuming $1.00 = (Euro)  )
                         ----------------- ---------------- ---------------------------
Public offering price...       $              (Euro)                 (Euro)
Underwriting discount...       $              (Euro)                 (Euro)
Proceeds to CompleTel
 (before expenses)......       $              (Euro)                 (Euro)

  We have granted the U.S. and international underwriters a 30-day option to
purchase from us up to an aggregate of     additional ordinary shares to cover
overallotments, if any.

  The underwriters are offering ordinary shares subject to various conditions. The underwriters expect to deliver the ordinary shares to purchasers on or
about       , 2000.

                                   --------

                   Joint Global Coordinators and Bookrunners
Salomon Smith Barney                                               Goldman Sachs
   International                           International

                                Co-Lead Managers
Paribas Corporation                                  Merrill Lynch International

       , 2000

        [Alternate "Underwriting" section for international prospectus]
                                  UNDERWRITING

   Subject to the terms and conditions stated in the international underwriting
agreement dated as of     , 2000, each of the international underwriters named
below, for whom Salomon Brothers International Limited, Goldman Sachs International, Paribas Corporation and Merrill Lynch International are acting as the international representatives, has severally agreed to purchase, and we have agreed to sell to such international underwriter, the number of shares set forth opposite the name of such international underwriter.

     International Underwriters                                  Number of Shares
     --------------------------                                  ----------------
     Salomon Brothers International Limited.....................
     Goldman Sachs International................................
     Paribas Corporation........................................
     Merrill Lynch International................................
                                                                       ----
       Total....................................................
                                                                       ====

   Subject to the terms and conditions stated in the U.S. underwriting
agreement dated as of     , 2000, each of the U.S. underwriters named below,
for whom Salomon Smith Barney Inc., Goldman, Sachs & Co., Paribas Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the U.S. representatives, has severally agreed to purchase, and we have agreed to sell to such U.S. underwriter, the number of shares set forth opposite the name of such U.S. underwriter.

     U.S. Underwriters                                          Number of Shares
     -----------------                                          ----------------
     Salomon Smith Barney Inc..................................
     Goldman, Sachs & Co.......................................
     Paribas Corporation.......................................
     Merrill Lynch, Pierce, Fenner & Smith Incorporated........
                                                                      ----
       Total...................................................
                                                                      ====

   These offerings are part of a global offering that consists of (1) an
offering of an aggregate of     shares outside the U.S. and Canada and (2) an
offering of an aggregate of     shares in the U.S. and Canada. Salomon Smith
Barney Inc. and Goldman, Sachs & Co. are acting as the joint global coordinators and bookrunners for the global offering.

   The U.S. underwriting agreement and the international underwriting agreement each provide that the obligations of the underwriters to purchase the shares included in the global offering are subject to approval of certain legal matters by counsel and to certain other conditions. The U.S. and international underwriters are obligated to purchase all the shares pursuant to their respective agreements (other than those covered by the overallotment option described below) if they purchase any of them. The public offering price and underwriting discount per share for the U.S. offering and the international offering will be identical. The underwriters expect that delivery of the shares will be made against payment therefor on or about the date specified in the last paragraph of the cover page of the final prospectus, which is the business day following the date of the final prospectus. The closing of the U.S. offering and the international offering are conditioned upon each other.

   The U.S. and international underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public
offering price less a concession not exceeding (Euro)    per share for shares
offered outside the U.S. and Canada ($    per share for shares offered in the
U.S. and Canada). The underwriters may allow, and such dealers and Canada, may
reallow, a concession not exceeding (Euro)    per share for shares offered
outside the U.S. and Canada ($    per share for shares offered in the U.S. and
Canada) on sales to certain other

        [Alternate "Underwriting" Section for international prospectus] dealers. If all the shares are not sold at the public offering price, the representatives may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   We have granted the U.S. and international underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an
aggregate of     additional shares at the applicable public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover overallotments, if any, in connection with this offering. To the extent that such option is exercised, each U.S. and international underwriter, as the case may be, will be obligated, subject to certain conditions, to purchase an additional number of shares proportionate to such U.S. or international underwriter's initial commitment.

   The U.S. and international underwriters will enter into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares. The U.S. and international underwriters also have agreed that they may sell shares, including those subject to priority allocation, among their respective underwriting syndicates. The number of shares actually allocated to each offering may differ from the amount offered due to reallocation among the U.S. offering and the international offering.

   Several of our directors, officers and employees and persons otherwise
associated with us are expected to purchase up to an aggregate of     shares in
this offering.

   We and each of the following persons, have agreed that for the period specified below commencing on the date of this prospectus each of us will not, and all of our senior executive officers and directors have agreed that for the period specified below commencing on the date of this prospectus each of them will not, without the prior written consent of Salomon Smith Barney Inc. and Goldman, Sachs & Co., offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or announce the offering of, any shares or any securities convertible into or exchangeable for shares or representing beneficial interests in shares. Salomon Smith Barney Inc. and Goldman, Sachs & Co. in their sole discretion may release any of the shares subject to the lockup at any time without notice. Salomon Smith Barney Inc. and Goldman, Sachs & Co. have advised us that they do not presently have any intention to release prematurely any of the shares that are subject to the lock-up agreement. Not withstanding the foregoing, the lock-up agreements will permit the dissolution of CompleTel Holdings LLC and the related transactions described under "Prospectus Summary--CompleTel Europe N.V. Corporate Organizational Chart."

                                                                       Lock-
                                                                     up Period
                                 Persons                             (in days)
                                 -------                             ---------
     CompleTel LLC, CompleTel Holdings, LLC, CompleTel (N.A.) N.V.
      and CompleTel Europe..........................................    180
     Madison Dearborn Partners, LPL Investment Group, Meritage
      Investment Partners and their affiliates......................    180
     Members of our Supervisory Board and Board of Management and
      our significant employees.....................................    180

   Prior to the global offering, there has been no public market for the shares. Consequently, the public offering price for the shares was determined through negotiations between us and the representatives. Among the factors considered in determining the public offering price was our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects in the telecommunications industry, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the shares will develop and continue after this offering.

   We will apply to have the shares approved for quotation on the Nasdaq National Market under the symbol "CLTL" and we will apply to have the shares approved for listing on the Premiere Marche of the ParisBourse under the symbol
"   ".

        [Alternate "Underwriting" Section for international prospectus]
   The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with the U.S. and international offerings. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                           Paid by CompleTel
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
     Per share (U.S. and Canada)......................      $         $
     Per share (outside the U.S. and Canada)..........   (Euro)       (Euro)
                                                         -------      -------
       Total..........................................   (Euro)       (Euro)
                                                         =======      =======

   In connection with the global offering, Salomon Smith Barney Inc., Goldman, Sachs & Co., Salomon Brothers International Limited and Goldman Sachs International, on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the global offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the shares in the open market after distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of shares made for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress. The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter when Salomon Smith Barney Inc. or Goldman, Sachs & Co. in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that underwriter.

   Any of these activities may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of such transactions. Subject to compliance with applicable laws, these transactions may be effected on the Nasdaq National Market, the Premier Marche of the ParisBourse, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

   We estimate that the total expenses of the global offering will be (Euro) million. We have agreed to reimburse the U.S. and international underwriters for certain expenses incurred in connection with the global offering.

   Some of the representatives have been retained to perform certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

   We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make in respect of any of those liabilities.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               [Alternate back page for international prospectus]

                                   Ordinary Shares
                             CompleTel Europe N.V.
                                     [LOGO]

                                 ------------
                                   PROSPECTUS
                                        , 2000

                                 ------------

                       Salomon Smith Barney International
                          Goldman Sachs International
                              Paribas Corporation
                          Merrill Lynch International

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee......................   *
   National Association of Securities Dealers, Inc. filing fee..............   *
   Nasdaq National Market listing fee.......................................   *
   Transfer agent's and registrar's fees....................................   *
   Printing expenses........................................................   *
   Legal fees and expenses..................................................   *
   Accounting fees and expenses.............................................   *
   Blue Sky filing fees and expenses........................................   *
   Miscellaneous expenses...................................................   *
                                                                             ---
     Total..................................................................   *
                                                                             ===

  --------
  * To be filed by amendment.

Item 14. Indemnification of Officers and Directors

   The Registrant's Articles of Association include provisions to indemnify the members of the Supervisory Board and the Board of Management against any liabilities resulting from proceedings against such member in connection with such member's actions as a member of the Supervisory Board or the Board of Management, as the case may be, if such member acted in good faith and in a manner he believed to be in the Registrant's best interests.

   At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its directors and officers, and by the Registrant of the underwriters, for certain liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   The following information relates to securities issued or sold by the Registrant since its inception. During that time, the Registrant has issued unregistered securities in the transactions described below. Share amounts have not been adjusted to reflect the -for-one stock split that we intend to effect prior to consummation of the offering.

   On December 14, 1998, in connection with the formation of CompleTel Europe, it issued 4,888,964 ordinary shares to CompleTel LLC for cash consideration of approximately $54,000.

   In February 1999, in connection with equity investments in CompleTel LLC and a restructuring transaction, CompleTel Europe issued 14,707,465 ordinary shares to CompleTel (N.A.) N.V. for all of the outstanding capital stock of CompleTel Holdings I B.V., valued at approximately $58.0 million.

   The above described transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, as transactions not involving a public offering.

   On February 16, 1999, CompleTel Europe and its indirect parent, CompleTel Holdings LLC, completed a private offering of 147,500 dollar denominated units. Each unit consisted of one $1,000 principal amount of

14% senior discount notes of CompleTel Europe due 2009 and 10 non-voting class B membership interests of CompleTel Holdings, which indirectly represented 10 shares of CompleTel Europe. The Company received approximately $72.6 million of net proceeds, after deducting underwriting discounts and commissions of approximately $2.4 million from the issuance of the units. The units were issued to (i) "qualified institutional buyers" (as defined in Rule 144A of the Securities Act), (ii) other institutional "accredited investors" (as defined in Rule 501(a) of the Securities Act), and (iii) outside the U.S. in compliance with Regulation S under the Securities Act, and therefore, the issuance of the units was exempt from registration under the Securities Act. Salomon Smith Barney, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, TD Securities and Paribas Corporation were the initial purchasers of the units. The units were separated into the Class B interests and the notes on November 12, 1999 when the exchange of the notes for the Company's series B notes was completed pursuant to a registration statement filed with the Securities and Exchange Commission.

   In January 2000, in connection with equity investments in CompleTel LLC, CompleTel Europe issued 4,155,183 ordinary shares to CompleTel (N.A.) N.V. for cash consideration of approximately $2.1 million and all of the outstanding class B shares of CompleTel Holdings I B.V., valued at approximately $42 million. These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, as transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit No. Description
 ----------- -----------
  1.1(1)     Form of Underwriting Agreement
  3.1(2)     Articles of Association of CompleTel Europe N.V.
  3.2(1)     Amended Articles of Association of CompleTel Europe N.V.
  4.1(1)     Specimen stock certificate for shares of CompleTel Europe N.V.
  5.1(1)     Opinion of Stibbe Simont Monahan Duhot regarding legality of securities being registered
  8.1(1)     Opinion of Holme Roberts & Owen LLP regarding certain U.S. federal income tax matters
  8.2(1)     Opinion of Stibbe Simont Monahan Duhot regarding certain
             Netherlands tax matters
 10.1(5)     (Euro)265 Million Senior Secured Credit Facility dated January 6,
             2000, among Goldman Sachs International and Paribas Corporation, as co-arrangers, and other banks
 10.2(5)     Purchase Agreement dated August 4, 1999, between CompleTel GmbH and Siemens AG.
 10.3(2)     Supply Agreement dated January 8, 1999, between CompleTel SAS and
             Matra Nortel Communications
 10.4(2)     Arrete dated November 17, 1988 authorizing CompleTel SARL to set up and operate a telecommunications network open to the public and to supply the public with the telephone service, as published
             December 13, 1998
 10.5(2)     License dated January 11, 1999 granted by the Secretary of State for Trade and Industry to CompleTel UK Limited under Section 7 of the Telecommunications Act 1984
 10.6(3)     German License Certificate Class 3 for the Operation and
             Performance of Public Telecommunications German license
             certificate Class 3 for the Operation and Performance of Public
             Telecommunications Services by the Licensee or Others dated March
             8, 1999
 10.7(3)     German License Certificate Class 4 for the Operations of Voice
             Telephone Service on the Basis of a Self-Operated
             Telecommunications Network dated March 8, 1999
 10.8(4)     Extension of Class 3 German License
 10.9(4)     Extension of Class 4 German License
 10.10(5)    CompleTel Europe N.V. 2000 Stock Option Plan
 10.11(2)    Employment Agreement by and between CableTel Management, Inc. and
             William H. Pearson, dated as of May 18, 1998

 Exhibit No. Description
 ----------- -----------
 10.12(2)    Employment Agreement by and between CableTel Management, Inc. and
             Richard N. Clevenger, dated as of May 18, 1998
 10.13(2)    Employment Agreement by and between CableTel Management, Inc. and
             David Lacey dated as of December 16, 1998
 10.14(2)    Employment Agreement by and between CableTel Management, Inc. and
             James E. Dovey dated as of May 18, 1999
 10.15(2)    Amended and Restated CompleTel LLC Guaranty Agreement, dated as of
             July 14, 1999 by CompleTel LLC in favor of the noteholders
 10.16(2)    Equity Registration Rights Agreement dated as of February 16, 1999 among CompleTel (N.A.) N.V., CompleTel Europe N.V., the
             Shareholders named therein, the initial purchasers and U.S. Bank
             Trust National Association, as Transfer Agent
 10.17(1)    First Amendment to CompleTel Europe N.V. 2000 Stock Option Plan
 10.18(1)    Second Amended and Restated Registration Agreement
 21.1        Subsidiaries of CompleTel Europe N.V.
 23.1        Consent of Arthur Andersen LLP
 23.2        Consent of Barbier Frinault & Associes Arthur Andersen
 23.3(1)     Consent of Stibbe Simont Monahan Duhot (included as part of
             Exhibit 5.1)
 23.4(1)     Consent of Holme Roberts & Owen LLP (included as part of Exhibit
             8.1)
 23.5(1)     Consent of Stibbe Simont Monahan Duhot (included as part of
             Exhibit 8.2)
 23.6        Consent of Persons about to become Directors of CompleTel Europe
             N.V.
 24.1        Powers of Attorney
 27.1        Financial Data Schedule

--------
(1) To be filed by amendment.
(2) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, file number 333-82305, filed with the Securities and Exchange Commission on July 2, 1999 and incorporated herein by reference.
(3) Previously filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-4, file number 333-82305, filed with the Securities and Exchange Commission on August 27, 1999 and incorporated herein by reference.
(4) Previously filed as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form S-4, file number 333-82305 filed with the Securities and Exchange Commission on September 14, 1999 and incorporated herein by reference.
(5) Previously filed as an exhibit to the Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-4, file number 333-82305, filed with the Securities and Exchange Commission on January 31, 2000 and incorporated herein by reference.

   (b) Financial Statement Schedules:

   Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its articles of association or Dutch law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the 22nd day of February, 2000.

                                          COMPLETEL EUROPE N.V.

                                                     /s/ James E. Dovey
                                          By: _________________________________
                                                       James E. Dovey
                                                     Managing Director

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ James E. Dovey           Managing Director            February 22, 2000
______________________________________  (Principal Executive
            James E. Dovey              Officer)

                  *                    Managing Director            February 22, 2000
______________________________________  (Principal Executive
         Lawrence F. DeGeorge           Officer)

                  *                    Managing Director            February 22, 2000
______________________________________  (Principal Executive
           Paul J. Finnegan             Officer)

                  *                    Managing Director            February 22, 2000
______________________________________  (Principal Executive
     ING Trust (Netherlands) B.V.       Officer)
     By: P.C.E. van Witteveen
       General Proxy Holder
       and
       P. Maletic
       Special Proxy Holder

                  *                    Principal Financial          February 22, 2000
______________________________________  Officer
            David E. Lacey

                  *                    Principal Accounting         February 22, 2000
______________________________________  Officer
             John M. Hugo

          /s/ James E. Dovey           Authorized Representative    February 22, 2000
______________________________________  in the United States
            James E. Dovey

         /s/ James E. Dovey            Managing Director            February 22, 2000
 _____________________________________
           *James E. Dovey
           Attorney-in-fact